Exhibit 10.4
AMENDED AND RESTATED CREDIT AGREEMENT
among
NATIONAL COOPERATIVE REFINERY ASSOCIATION,
as Borrower,
VARIOUS LENDERS,
and
COBANK, ACB,
as Administrative Agent and Documentation Agent
Dated as of January 31, 2011

TABLE OF CONTENTS

ARTICLE 1. DEFINED TERMS	1
1.1 Definitions	1
1.2 Rules of Construction	16
ARTICLE 2. Loan	16
2.1 Loan	16
2.2 Available Amount	16
2.3 Borrowing Notice	17
2.4 Promissory Notes	17
2.5 Overnight Advances	17
2.6 Lender Records	18
2.7 Use of Proceeds	18
2.8 Lender Funding Failure	18
2.9 Overnight Lender Funding Failure	18
2.10 Reduction of Aggregate Revolving Commitment; Voluntary Increases	18
2.11 Treatment of Existing Advances	20
ARTICLE 3. LETTER OF CREDIT FACILITY	20
3.1 Letters of Credit	20
3.2 Issuance of Letters of Credit	21
3.5 Reimbursement Obligation Unconditional	22
3.6 Cash Collateral Account	22
ARTICLE 4. INTEREST, FEES AND COSTS	23
4.1 Interest	23
4.2 Additional Provisions for LIBO Rate	23
4.3 Additional Costs of Maintaining Loan	25
4.4 Capital Requirements	25
4.5 Default Interest Rate	26
4.6 Interest Calculation	26
4.7 Fees	26
ARTICLE 5. PAYMENTS; FUNDING LOSSES	27
5.1 Principal Payments	27
5.2 Interest Payments	27
5.3 Application of Principal Payments	27
5.4 Manner of Payment	27

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5.5 Voluntary Prepayments	27
5.6 Mandatory Prepayments	28
5.7 Funding Losses	28
5.8 Distribution of Principal and Interest Payments	28
ARTICLE 6.CoBank EQUITIES	28
6.1 CoBank Equities	28
6.2 CoBank Capital Plan	29
ARTICLE 7. SECURITY	29
7.1 Security Interest	29
ARTICLE 8. REPRESENTATIONS AND WARRANTIES	29
8.1 Organization, Good Standing, Etc.	30
8.2 Corporate Authority, Due Authorization; Consents	30
8.3 Litigation	30
8.4 No Violations	30
8.5 Binding Agreement	30
8.6 Compliance with Laws	31
8.7 Principal Place of Business	31
8.8 Payment of Taxes	31
8.9 Licenses and Approvals	31
8.10 Employee Benefit Plans	31
8.11 Equity Investments	32
8.12 Title to Real and Personal Property	32
8.13 Financial Statements	33
8.14 Environmental Compliance	33
8.15 Fiscal Year	34
8.16 Material Agreements	34
8.17 Regulations U and X	34
8.18 Intellectual Property	34
8.19 No Default on Outstanding Judgments or Orders	34
8.20 No Default in Other Agreements	34
8.21 Labor Disputes and Acts of God	35
8.22 Governmental Regulation	35
8.23 Solvency	35
ARTICLE 9. CONDITIONS TO ADVANCES	35

9.1 Conditions to Closing	35
9.2 Conditions to Advance	37
ARTICLE 10. AFFIRMATIVE COVENANTS	38
10.1 Books and Records	38
10.2 Reports and Notices	38
10.3 Eligibility	40
10.4 Maintenance of Existence and Qualification	41
10.5 Compliance with Legal Requirements and Agreements	41
10.6 Compliance with Environmental Laws	41
10.7 Taxes	41
10.8 Insurance	41
10.9 Maintenance of Properties	42
10.10 Payment of Liabilities	42
10.11 Inspection	42
10.12 Required Licenses; Intellectual Property	42
10.13 ERISA	42
10.14 Maintenance of Commodity Position	43
10.15 Financial Covenants	43
ARTICLE 11. NEGATIVE COVENANTS	43
11.1 Borrowing	43
11.2 No Other Businesses	44
11.3 Liens	44
11.4 Sale of Assets	45
11.5 Liabilities of Others	45
11.6 Loans	46
11.7 Merger; Acquisitions; Business Form; Etc.	46
11.8 Investments	46
11.9 Transactions With Related Parties	47
11.10 Restricted Payments	47
11.11 Change in Fiscal Year	47
11.12 ERISA	47
11.13 Member Loans	48
ARTICLE 12. INDEMNIFICATION	49
12.1 General; Stamp Taxes; Intangibles Tax	49

12.2 Indemnification Relating to Hazardous Substances	50
ARTICLE 13. EVENTS OF DEFAULT; RIGHTS AND REMEDIES	51
13.1 Events of Default	51
13.2 No Advance	53
13.3 Rights and Remedies	53
ARTICLE 14. AGENCY AGREEMENT	53
14.1 Funding of Syndication Interest	53
14.2 Lenders’ Obligations to Remit Funds	54
14.3 Lender’s Failure to Remit Funds	54
14.4 Agency Appointment	55
14.5 Power and Authority of the Administrative Agent	55
14.6 Duties of the Administrative Agent	56
14.7 Indemnification as Condition to Action	57
14.8 Consent Required for Certain Actions	57
14.9 Distribution of Principal and Interest	59
14.10 Distribution of Certain Amounts	59
14.11 Possession of Loan Documents	59
14.12 Collateral Application	59
14.13 Amounts Required to be Returned	60
14.14 Reports and Information to Lenders	60
14.15 Standard of Care	60
14.16 No Trust Relationship	60
14.17 Sharing of Costs and Expenses	61
14.18 Lenders’ Indemnification of the Administrative Agent	61
14.19 Books and Records	61
14.20 Administrative Agent Fee	62
14.21 The Administrative Agent’s Resignation or Removal	62
14.22 Representations and Warranties of All Parties	62
14.23 Lenders’ Independent Credit Analysis	63
14.24 No Joint Venture or Partnership	63
14.25 Purchase for Own Account; Restrictions on Transfer; Participations	63
14.26 Certain Participants’ Voting Rights	64
14.27 Method of Making Payments	64
14.28 Replacement of Non-Consenting Lenders and Delinquent Lenders	65

14.29 Withholding Taxes	65
14.30 Amendments Concerning Agency Function	67
14.31 Further Assurances	67
ARTICLE 15. MISCELLANEOUS	67
15.1 Costs and Expenses	67
15.2 Service of Process and Consent to Jurisdiction	67
15.3 Jury Waiver	68
15.4 Notices	68
15.5 Liability of Administrative Agent	68
15.6 Successors and Assigns	69
15.7 Severability	69
15.8 Entire Agreement	69
15.9 Applicable Law	69
15.10 Captions	69
15.11 Amendments	69
15.12 Replacement Notes	69
15.13 Liberal Construction	70
15.14 Counterparts	70
15.15 Confidentiality	70
15.16 Prior Credit Agreement	70
15.17 Release	70

v

EXHIBITS

Exhibit 1.21	Form of Compliance Certificate

Exhibit 1.76	Subsidiaries

Exhibit 2.3	Form of Borrowing Notice

Exhibit 2.4	Form of Note

Exhibit 8.3	Litigation

Exhibit 8.9	Required Licenses

Exhibit 8.10	Employee Benefit Plans

Exhibit 8.11	Equity Investments

Exhibit 8.18	Intellectual Property

Exhibit 11.1	Existing Indebtedness

Exhibit 11.3	Existing Liens

Exhibit 11.8	Existing Investments

Exhibit 11.13(b)	Member Loan Documentation

Exhibit 14.25	Assignment and Assumption

Exhibit 14.27	Wire Instructions

Schedule 1	Individual Commitments

     THIS AMENDED AND RESTATED CREDIT AGREEMENT (this “Credit Agreement”) is entered into as of the 31st day of January, 2011, by and among NATIONAL COOPERATIVE REFINERY ASSOCIATION, a cooperative marketing association formed under the laws of the State of Kansas (“Borrower”), the several banks and other financial institutions from time to time party hereto as lenders (the “Lenders”), and COBANK, ACB, a federally chartered banking organization, in its capacity as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).
     Borrower, certain financial institutions from time to time party thereto as lenders, and the Administrative Agent are parties to a 2003 Amended and Restated Credit Agreement (2-Year Revolving Loan) dated as of December 16, 2003 (as amended, restated, supplemented or otherwise modified to date, the “Prior Credit Agreement”).
     Borrower and, subject to the terms and conditions set forth herein, the Administrative Agent and the Lenders now desire to amend and restate the Prior Credit Agreement in its entirety.
     ACCORDINGLY, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE 1. DEFINED TERMS
     1.1 Definitions. As used herein:
     “Additional Costs” has the meaning set forth in Section 4.3.
     “Administrative Agent’s Office” means that address set forth for the Administrative Agent in Section 15.4 as it may change from time to time by notice to all parties to this Credit Agreement.
     “Advance” means a loan of funds by a Lender to Borrower under the Facility.
     “Advance Date” means a day (which shall be a Banking Day) on which an Advance is made.
     “Advance Payment” has the meaning set forth in Section 14.1.
     “Affiliate” means, with respect to Borrower, (a) a Subsidiary of Borrower and (b) any Person which, directly or indirectly, owns more than fifty percent (50%) of the outstanding stock or other equity interests of Borrower or has the power to elect at least a majority of the directors of Borrower; provided, however, that in no event shall any of Jayhawk Pipeline, L.L.C., Osage Pipe Line Company or Kaw Pipe Line Company be deemed an Affiliate of Borrower for purposes of this Credit Agreement and the other Loan Documents.
     “Aggregate LC Commitment” means $15,000,000, unless the same shall be adjusted in accordance with Section 2.10.

     “Aggregate Revolving Commitment” means $15,000,000, unless the same shall be adjusted in accordance with Section 2.10.
     “Applicable Lending Office” means, for each Lender, the lending office of such Lender designated on Schedule 1 hereto or in the applicable Assignment and Assumption, or such other office as such Lender may from time to time specify to the Administrative Agent and Borrower as the office by which its Advances are to be made and maintained.
     “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee of that Lender’s interest, in substantially the form of Exhibit 14.25 or any other form approved by the Administrative Agent.
     “Authorized Officer” has the meaning set forth in Section 9.1(d).
     “Availability Period” means the period commencing on the Closing Date and expiring on the Maturity Date.
     “Available Amount” means the amount at any time by which the Aggregate Revolving Commitment exceeds the sum of (a) the aggregate principal amount outstanding under the Facility (including, without duplication, the amount of all outstanding Overnight Advances), plus (b) the amount of all Committed Advances, plus (c) the undrawn face amount of all outstanding Letters of Credit.
     “Banking Day” means any day (a) other than a Saturday or Sunday and other than a day which is a Federal legal holiday or a legal holiday for banks in the States of Colorado or Kansas, and (b) if such day relates to a borrowing of, a payment or prepayment of principal of or interest on, a continuation of or conversion into, or a LIBO Rate Period for, a LIBO Rate Loan, or a notice by Borrower with respect to any such borrowing, payment, prepayment, continuation, conversion, or LIBO Rate Period, any day other than a day on which dealings in U.S. dollar deposits are carried on in the London interbank eurodollar market.
     “Banking Services Obligations” means each and every debt, liability and other obligation (whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising) of every type and description owing by Borrower or any Subsidiary to any Person that was a Lender or an affiliate of a Lender when such debt, liability or obligation arose, with respect to (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) treasury and cash management or related services (including controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services), and (f) any agreement providing for an swap, cap, cap and floor, contingent participation or other hedging mechanisms relating to fluctuations in commodity prices, currency values or interest rates.
     “Base Rate” means a rate per annum announced by the Administrative Agent on the first Banking Day of each week, which shall be the sum of (a) the highest of (i) 225 basis points greater than the higher of the one week or one month LIBO Rate, (ii) the

Federal Funds Rate plus 50 basis points or (iii) the Prime Rate, and (b) 75 basis points; provided, however, if no LIBO Rate can be determined or if, in the Administrative Agent’s discretion, a reasonable basis for a LIBO Rate does not exist (including without limitation as a result of the circumstances described in Section 4.2 hereof), then “Base Rate” shall mean a rate per annum equal to the sum of (x) 75 basis points plus (y) the higher of (i) the Federal Fund Rate plus 50 basis points or (ii) the Prime Rate.
     “Base Rate Advance” means any Advance that bears interest at a rate determined by reference to the Base Rate.
     “Base Rate LIBO Alternative” means, within the definition of Base Rate, the application of the one week or one month LIBO Rate under clause (a)(i) thereof.
     “Base Rate Loan” means any Loan that bears interest at a rate determined by reference to the Base Rate, including Base Rate Advances.
     “Bonds” means the Taxable Industrial Revenue Bonds Series 2006 (National Cooperative Refinery Association) in the original principal amount of $325,000,000 (with a current principal balance of $1,000,000) issued by the City of McPherson, Kansas, pursuant to that certain Trust Indenture between the City of McPherson, Kansas, as issuer, and Security Bank of Kansas City, as trustee.
     “Borrower Benefit Plan” means (a) any funded “employee welfare benefit plan,” as that term is defined in Section 3(1) of ERISA; (b) any “multiemployer plan,” as defined in Section 3(37) of ERISA; (c) any “employee pension benefit plan” as defined in Section 3(2) of ERISA; (d) any “employee benefit plan”, as such term is defined in Section 3(3) of ERISA; (e) any “multiple employer plan” within the meaning of Section 413 of the Code; (f) any “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA; (g) any “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code; (h) any “welfare benefit fund” within the meaning of Section 419 of the Code; or (i) any employee welfare benefit plan within the meaning of Section 3(1) of ERISA for the benefit of retired or former employees; which, in each case, is maintained by Borrower or any of its Subsidiaries or ERISA Affiliates or in which Borrower or any of its Subsidiaries or ERISA Affiliates participates or to which Borrower or any of its Subsidiaries or ERISA Affiliates is obligated to contribute.
     “Borrower Pension Plan” means each Borrower Benefit Plan that is an “employee pension benefit plan” as defined in Section 3(2) of ERISA that is intended to satisfy the requirements of Section 401(a) of the Code.
     “Borrowing” means a borrowing by Borrower under the Facility, consisting of the aggregate of all Advances made by the Lenders to Borrower pursuant to a Borrowing Notice.
     “Borrowing Notice” has the meaning set forth in Section 2.3.
     “Business Plan” has the meaning set forth in Section 10.2(k).

     “Capital Leases” means any lease of property (whether real, personal or mixed) by a Person which has been or should be, in accordance with GAAP, reflected on the balance sheet of such Person as a capital lease.
     “Cash Collateral Account” has the meaning set forth in Section 3.6.
     “Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, however, for purposes of this Credit Agreement and the other Loan Documents and to the extent permitted by applicable laws, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, guidelines or directives in connection therewith are deemed to have gone into effect and adopted after the Closing Date.
     “Closing Date” means the date hereof.
     “CoBank” means CoBank, ACB.
     “CoBank Equities” has the meaning set forth in Section 6.1.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Commitment Fee” has the meaning set forth in Section 4.7(a).
     “Commitment Fee Factor” means 37.5 basis points per annum.
     “Committed Advances” means the aggregate principal amount of all Advances which any Lender is obligated to make as a result of (a) such Lender having received a Funding Notice pursuant to Section 2.3 hereof, or (b) if such Lender is the Overnight Lender, Borrower having made an Overnight Advance Request pursuant to Section 2.5 hereof, but which, in either case, has not been funded.
     “Compliance Certificate” a certificate of the Vice President of Finance or corporate treasurer of Borrower in the form attached hereto as Exhibit 1.21.
     “Contributing Lenders” has the meaning set forth in Section 14.3.
     “Covenant Compliance Date” means the last day of each Fiscal Quarter.
     “Covenant Computation Period” means the four consecutive Fiscal Quarters immediately preceding and ending on a Covenant Compliance Date.
     “Default” means any event that, with giving of notice or lapse of time or both, would constitute an Event of Default.

     “Default Interest Rate” means a rate of interest equal to 200 basis points in excess of the interest rate otherwise in effect with respect to the Loans.
     “Delinquency Interest” has the meaning set forth in Section 14.3.
     “Delinquent Amount” has the meaning set forth in Section 14.3.
     “Delinquent Lender” means any Lender, as determined by the Administrative Agent, that (a) has failed to make an Advance or fund its participation in any Overnight Advance within one Banking Day of the date by which it is required to do so hereunder, (b) has otherwise failed to pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Banking Day of the date by which it is required to do so hereunder, except to the extent that such amount is the subject of a good faith dispute, (c) has notified the Administrative Agent, Borrower or any other Lender that it does not intend to comply with one or more obligations under this Agreement, (d) has made a public statement to the effect that it does not intend to or will be unable to comply with its funding obligations generally under agreements in which it commits to extend credit, or (e) has become insolvent or has become the subject of a bankruptcy, insolvency or similar proceeding, or has had a receiver, conservator, trustee, custodian or similar official appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, or has a parent company that has become insolvent or has become the subject of a bankruptcy, insolvency or similar proceeding, or has had a receiver, conservator, trustee, custodian or similar official appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Delinquent Lender solely by virtue of the ownership or acquisition of any ownership interest in such Lender or a parent company thereof or the exercise of control over a Lender or Person controlling such Lender by a Governmental Authority or an instrumentality thereof.
     “EBIT” means, for any period, the Net Income of Borrower plus the sum of (a) Interest Expense, plus (b) federal and state income taxes, plus (c) extraordinary losses, minus (d) extraordinary gains, and minus (e) non-cash patronage income; in each case, to the extent deducted from (or added to, as the case may be) revenues to arrive at net income for such period, all as determined by GAAP.
     “EBITDA” means, for any period, the Net Income of Borrower plus the sum of (a) Interest Expense, plus (b) federal and state income taxes, plus (c) extraordinary losses, plus (d) depreciation and amortization expenses, minus (e) extraordinary gains, and minus (f) non-cash patronage income; in each case, to the extent in each case deducted from (or added to, as the case may be) revenues to arrive at net income for such period, all as determined by GAAP.
     “Environmental Laws” means any federal, state or local law, statute, ordinance, rule, regulation, administration order or permit now in effect or hereinafter enacted, pertaining to the public health, safety, industrial hygiene, emissions, discharges, releases of pollutants, contaminants, hazardous or toxic materials, or wastes into ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or hazardous or toxic materials or wastes, or other environmental conditions on, under, about or otherwise with respect to any of Borrower’s property, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended, 42 U.S.C. 9601-9657 and the Resource Conservation and Recovery Act of 1976, 42 U.S.C. 6901-6987.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” means any corporation or trade or business which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as Borrower or is under common control (within the meaning of Section 414(c) of the Code) with Borrower, provided, however, that for purposes of provisions herein concerning minimum funding obligations (imposed under Section 412 of the Code or Section 302 of ERISA), the term “ERISA Affiliate” shall also include any entity required to be aggregated with Borrower under Section 414(m) or 414(o) of the Code.
     “Event of Default” has the meaning set forth in Section 13.1.
     “Excess Working Capital” means the amount of Borrower’s Working Capital in excess of $20,000,000.
     “Excluded Taxes” means, with respect to any Lender or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which Borrower is located and (c) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 14.29(q), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from Borrower with respect to such withholding tax pursuant to Section 14.29(m).
     “Facility” means the revolving credit facility being made available to Borrower by the Lenders pursuant to Articles 2 and 3, under which Advances are made and Letters of Credit are issued.
     “Farm Credit Lender” means a lending institution organized and existing pursuant to the provisions of the Farm Credit Act of 1971 and under the regulation of the Farm Credit Administration.

     “Federal Funds Rate” means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor publication, “H.15(519)”) on the preceding Banking Day opposite the caption “Federal Funds (Effective)”; or, if for any relevant day such rate is not so published on such preceding Banking Day, the rate for such day will be the arithmetic mean as determined by the Administrative Agent of the rates for the last transaction in overnight federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of the three leading brokers of federal funds transactions in New York City, as selected by the Administrative Agent in its discretion.
     “Fee Letter” means one or more separate agreements between Borrower and the Administrative Agent, setting forth certain fees to be paid by Borrower to the Administrative Agent for the Administrative Agent’s own account or for the account of the Lenders, as more fully set forth therein.
     “Fiscal Quarter” means the three-month period beginning on the first day of each of the following months: September, December, March and June.
     “Fiscal Year” means a year commencing on September 1 and ending on August 31.
     “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States of America, any state thereof or the District of Columbia.
     “Funded Debt” means, for any period, without duplication, all of the following indebtedness of Borrower: (a) the current portion of all long term debt; (b) all long term debt; (c) all obligations under Capital Leases; (d) obligations under the Facility; and (e) all reimbursement obligations under all issued and outstanding Letters of Credit, and including any of the foregoing created or assumed by such Person either directly or indirectly, including obligations secured by Liens upon property of such Person and upon which such Person customarily pays the interest.
     “Funding Loss Notice” has the meaning set forth in Section 5.7.
     “Funding Losses” has the meaning set forth in Section 5.7.
     “Funding Notice” has the meaning set forth in Section 2.3.
     “Funding Share” means the amount of any Advance which any Lender is required to fund, which shall be determined as follows: (a) the principal amount of a Borrowing requested by Borrower under a Borrowing Notice multiplied by such Lender’s Individual Pro Rata Share as of, but without giving effect to, such Advance; and (b) for an Overnight Advance, the amount determined as provided in Section 2.5 hereof.
     “GAAP” means generally accepted accounting principles as in effect on the Closing Date and applied on a basis consistent with the accounting practices applied in the financial statements of Borrower referred to in Section 8.13, except for any change in accounting practices to the extent that, due to a promulgation of the Financial Accounting Standards Board changing or implementing any new accounting standard, Borrower either (a) is required to implement such change, or (b) for future periods will be required to and for the current period may in accordance with generally accepted accounting principles implement such change, for its financial statements to be in conformity with generally accepted accounting principles (any such change is hereinafter referred to as a “Required GAAP Change”), provided that (x) Borrower shall fully disclose in such financial statements any such Required GAAP Change and the effects of the Required GAAP Change on Borrower’s income, retained earnings or other accounts, as applicable, and (y) the financial covenants set forth in Section 10.15 shall be adjusted as necessary to reflect the effects of such Required GAAP Change, provided that if the Required Lenders and Borrower cannot agree on such adjustments, the financial covenants set forth in Section 10.15 will be calculated without giving effect to the Required GAAP Change.
     “Good Faith Contest” means the contest of an item if (a) the item is diligently contested in good faith by appropriate proceedings timely instituted, (b) either the item is (i) bonded or (ii) adequate reserves are established with respect to the contested item if and to the extent required in accordance with GAAP, (c) during the period of such contest, the enforcement of any contested item is effectively stayed, and (d) the failure to pay or comply with the contested item could not reasonably be expected to result in a Material Adverse Effect.
     “Governmental Authority” means any nation or government, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
     “Hazardous Substances” means dangerous, toxic or hazardous pollutants, contaminants, chemicals, wastes, materials or substances, as defined in or governed by the provisions of any Environmental Laws or any other federal, state or local law, statute, code, ordinance, regulation, requirement or rule relating thereto (“Environmental Regulations”), including but not limited to urea formaldehyde, polychlorinated biphenyls, asbestos, asbestos-containing materials, nuclear fuel or waste, and petroleum products, or any other waste, material, substances, pollutant or contaminant which would subject an owner of property to any damages, penalties or liabilities under any applicable Environmental Regulations.
     “Indebtedness” means, as to any Person: (a) indebtedness or liability of such Person for borrowed money, or for the deferred purchase price of property or services (including trade obligations); (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) obligations of such Person as lessee under Capital Leases; (d) obligations of such Person arising under bankers’ or trade acceptance facilities; (e) all guarantees, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations of such Person to purchase any of the items included in this definition, to provide funds for payment, to supply funds to invest in any other Person, or otherwise to assure a creditor of another Person against loss; (f) all obligations secured by a Lien on property owned by such Person, whether or not the obligations have been assumed; (g) all obligations of such Person under any agreement providing for swap, cap, cap and floor, contingent participation or other hedging mechanisms relating to fluctuations in commodity prices, currency values or interest rates; (h) all obligations, contingent or otherwise, with respect to the face amount of letters of credit (whether or not drawn) and bankers’ acceptances issued for the account of such Person; (i) all redeemable capital stock of such Person; and (j) all obligations of such Person to advance funds to, or purchase assets, property or services from, any other Person in order to maintain the financial condition of such Person.
     “Indemnified Agency Parties” has the meaning set forth in Section 14.18.
     “Indemnified Parties” has the meaning set forth in Section 12.1.
     “Indemnified Taxes” means Taxes other than Excluded Taxes.
     “Individual Commitment” means, with respect to any Lender, the amount shown as its Individual Commitment on Schedule 1 hereto, subject to adjustment in the event of the sale of all or a portion of a Syndication Interest in accordance with Section 14.25 hereof.
     “Individual Lending Capacity” means, with respect to any Lender, the amount at any time of its Individual Commitment less its Individual Outstanding Obligations.
     “Individual Outstanding Obligations” means, with respect to any Lender, the sum of (a) the aggregate outstanding principal amount of all Advances made by such Lender (including, without duplication, Overnight Advances made by such Lender in its capacity as an Overnight Lender); plus (b) the amount determined by multiplying (i) such Lender’s Individual Pro Rata Share times (ii) the undrawn face amount of all outstanding Letters of Credit; plus (c) all of such Lender’s Committed Advances.
     “Individual Pro Rata Share” means, with respect to any Lender, a fraction, expressed as a percentage (rounded to 9 decimal points), where the numerator is such Lender’s Individual Commitment less such Lender’s Individual Outstanding Obligations; and the denominator is the Aggregate Revolving Commitment less the sum of the Individual Outstanding Obligations of all of the Lenders, determined (a) in the case of LIBO Rate Loans, at 12:00 noon (Eastern time) on the Banking Day Borrower delivers a Borrowing Notice pursuant to which Borrower requests such LIBOR Loan, and (b) in all other cases, 12:00 noon (Eastern time) on the Banking Day Borrower delivers a Borrowing Notice or requests a Letter of Credit.
     “Intellectual Property” has the meaning set forth in Section 8.18.

     “Interest Coverage Ratio” means, as of any Covenant Compliance Date, the ratio of (i) EBIT to (ii) Interest Expense, in each case during the Covenant Computation Period ending on such date.
     “Interest Expense” means, for any period, all cash paid, accrued, and capitalized for fees and interest expense on all Funded Debt of Borrower as measured in accordance with GAAP.
     “Investment” means, with respect to any Person, (a) any loan or advance by such Person to any other Person, (b) the purchase or other acquisition by such Person of any capital stock, obligations or securities of, or any capital contribution to, or investment in, or the acquisition by such Person of all or substantially all of the assets of, or any interest in, any other Person, (c) any performance or standby letter of credit where (i) that Person has the reimbursement obligation to the issuer, and (ii) the proceeds of such letter of credit are to be used for the benefit of any other Person, (d) the agreement by such Person to make funds available for the benefit of another Person to either cover cost overruns incurred in connection with the construction of a project or facility, or to fund a debt service reserve account, (e) the agreement by such Person to assume, guarantee, endorse or otherwise be or become directly or contingently responsible or liable for the obligations or debts of any other Person (other than by endorsement for collection in the ordinary course of business), (f) an agreement to purchase any obligations, stocks, assets, goods or services but excluding an agreement to purchase any assets, goods or services entered into in the ordinary course of business, (g) an agreement to supply or advance any funds, assets, goods or services, or (h) an agreement to maintain or cause such Person to maintain a minimum working capital or net worth or otherwise to assure the creditors of any Person against loss.
     “Issuance Fee” means an amount equal to 0.125% of the face amount of the Letter of Credit.
     “LC Request” has the meaning set forth in Section 3.1(a).
     “Lender” means each of the Persons listed on Schedule 1 hereto as having an Individual Commitment, and each of such additional Persons as shall from time to time execute an Assignment and Assumption substantially in the form of Exhibit 14.25 hereto signifying its election to purchase all or a portion of the Syndication Interest of any Lender, in accordance with Section 14.25 hereof, and to become a Lender hereunder.
     “Lender Advance Date” has the meaning set forth in Section 14.2.
     “Letter of Credit” has the meaning set forth in Section 3.1.
     “Letter of Credit Bank” means CoBank, ACB.
     “Letter of Credit Fee” means a fee equal to 225 basis points multiplied by the face amount of the Letter of Credit.

     “LIBO Rate” means the rate obtained by dividing (a)(i) with respect to a LIBO Rate Period applicable to a LIBO Rate Loan, the rate per annum determined by the Administrative Agent as of approximately 11:00 a.m. London time on the date two Banking Days before the commencement of such LIBO Rate Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in dollars offered on the London interbank dollar market for a period corresponding to the term of such LIBO Rate Period and in an amount comparable to the aggregate amount of the relevant LIBO Rate Loan (as displayed in the Bloomberg Financial Markets system or any successor thereto or any other service selected by the Administrative Agent that has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates), (ii) with respect to a Base Rate Loan, the rate per annum determined by the Administrative Agent as of approximately 11:00 a.m. London time on the first Banking Day of each calendar week by reference to the British Bankers’ Association Interest Settlement Rates for deposits in dollars offered on the London interbank dollar market for a one-week or one-month period, as applicable, and in an amount comparable to the aggregate amount of the relevant Base Rate Loan (as displayed in the Bloomberg Financial Markets system or any successor thereto or any other service selected by the Administrative Agent that has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates), or (iii) if such rate cannot be determined, the rate per annum equal to the rate determined by the Administrative Agent to be a rate at which U.S. dollar deposits are offered to major banks in the London interbank eurodollar market for funds to be made available on the first day of such LIBO Rate Period and maturing at the end of such LIBO Rate Period, in each case rounded upwards, if necessary, to the nearest 1/100 of 1%; by (b) a percentage equal to 1.00 minus the applicable percentage (expressed as a decimal) prescribed by the Board of Governors of the Federal Reserve System (or any successor thereto) for determining the maximum reserve requirements applicable to eurodollar fundings (currently referred to as “Eurocurrency Liabilities” in Regulation D) or any other maximum reserve requirements applicable to a member bank of the Federal Reserve System with respect to such eurodollar fundings.
     “LIBO Rate Advance” means any Advance (excluding any Base Rate Advance) that bears interest at a rate per annum equal to the LIBO Rate plus the LIBOR Margin.
     “LIBO Rate Loan” means any Loan (excluding any Base Rate Loan) that bears interest at a rate per annum equal to the LIBO Rate plus the LIBOR Margin.
     “LIBO Rate Period” means, relative to any LIBO Rate Loan, the period beginning on (and including) the date on which such LIBO Rate Loan is made, or continued as, or converted into, a LIBO Rate Loan pursuant to Section 4.1(b) and shall end on (but exclude) the day that numerically corresponds to such date 1, 2, 3 or 6 months thereafter (or, if such month has no numerically corresponding day, on the last Banking Day of such month), as Borrower may select in its relevant Borrowing Notice or LIBO Request; provided, however, that:
     (a) no more than five different LIBO Rate Periods may be outstanding at any one time;

     (b) if a LIBO Rate Period would otherwise end on a day that is not a Banking Day, such LIBO Rate Period shall end on the next following Banking Day (unless such next following Banking Day is the first Banking Day of a month, in which case such LIBO Rate Period shall end on the next preceding Banking Day); and
     (c) no LIBO Rate Period applicable to a Loan may end later than the Maturity Date.
     “LIBO Request” has the meaning set forth in Section 4.1(b).
     “LIBOR Margin” means 225 basis points per annum.
     “Licensing Laws” has the meaning set forth in Section 8.4.
     “Lien” means any mortgage, deed of trust, pledge, security interest, hypothecation, assignment for security purposes, encumbrance, lien (statutory or other), or other security agreement or charge, or encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale, Capital Lease or other title retention agreement related to such asset).
     “Loan” or “Loans” means the loan or loans represented by Advances (including Overnight Advances) made under the Facility pursuant to this Credit Agreement.
     “Loan Documents” means this Credit Agreement, the Notes and the Fee Letter.
     “Material Adverse Effect” means, with respect to any event or circumstance, a material adverse effect on (a) the business, financial condition, operations, property or prospects of Borrower; (b) the ability of Borrower to perform its obligations under any Loan Document to which it is a party; or (c) the validity, enforceability or collectibility of any Loan Document. In determining whether any individual event or circumstance could reasonably be expected to have a Material Adverse Effect, notwithstanding that such event or circumstance does not of itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event or circumstance and all other then-existing events and circumstances could reasonably be expected to have a Material Adverse Effect.
     “Material Agreement” means each agreement of Borrower, the termination or breach of which, based upon Borrower’s knowledge as of the date of making any representation with respect thereto, would have a Material Adverse Effect.
     “Maturity Date” means December 16, 2011.
     “Member” means each of the following Persons: CHS, Inc., Growmark, Inc. and MFA Oil Company.
     “Member Loans” means loans made from time to time by Borrower to a Member which meet the requirements and limits contained in Section 11.13 hereof.

     “Member Percentage” means (a) with respect to CHS, Inc., 74.429%, (b) with respect to Growmark, Inc., 18.616%, and (c) with respect to MFA Oil Company, 6.955%.
     “Multiemployer Plan” means a multiemployer plan (as defined in section 4001(a)(3) of ERISA) to which Borrower or any ERISA Affiliate contributes or is obligated to contribute.
     “Net Income” means, for any period, the net after tax income (or loss) attributable to Borrower for such period determined in accordance with GAAP; provided that there shall be excluded from such calculation any extraordinary gains or extraordinary losses.
     “Net Worth” means the total assets of Borrower (as determined in accordance with GAAP) minus the total liabilities of Borrower (as determined in accordance with GAAP).
     “Non-Consenting Lender” has the meaning set forth in Section 14.28.
     “Note” or “Notes” has the meaning set forth in Section 2.4.
     “Obligations” means (a) each and every debt, liability and other obligation of every type and description arising under or in connection with any of the Loan Documents which Borrower may now or at any time hereafter owe to any Lender, the Overnight Lender or the Administrative Agent, whether such debt, liability or obligation now exists or is hereafter created or incurred, whether it is direct or indirect, due or to become due, absolute or contingent, primary or secondary, liquidated or unliquidated, or sole, joint, several or joint and several, and including specifically (but not limited to) due and owing to a Lender from Borrower, all indebtedness, liabilities and obligations of Borrower arising under or evidenced by the Notes and Borrower’s obligations to purchase CoBank Equities and (b) Banking Services Obligations.
     “Operating Lease” means any lease of property (whether real, personal or mixed) by a Person under which such Person is lessee, other than a Capital Lease.
     “Organization Documents” means (a) with respect to any corporation, the articles or certificate of incorporation and bylaws of such corporation, (b) with respect to any partnership, the partnership agreement and certificate of limited partnership, if applicable, of such partnership, (c) with respect to any limited liability company, the articles of organization and operating agreement of such company, and (d) with respect to any entity, any and all other shareholder, partner or member control agreements and similar organizational documents relating to such entity.
     “Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

     “Overnight Advance” has the meaning set forth in Section 2.5.
     “Overnight Advance Request” has the meaning set forth in Section 2.5.
     “Overnight Funding Commitment” means $5,000,000.
     “Overnight Lender” means CoBank, ACB.
     “Overnight Maturity Date” has the meaning set forth in Section 2.5.
     “Overnight Rate” has the meaning set forth in Section 2.5.
     “Patronage Refunds” means the “Patronage Refunds” as so identified, and as determined from time to time, by a resolution of Borrower’s Board of Directors pursuant to the provisions and limitations of Borrower’s Organization Documents.
     “Payment Account” has the meaning set forth in Section 14.9.
     “Payment Distribution” has the meaning set forth in Section 14.9.
     “PBGC” means the Pension Benefit Guaranty Corporation.
     “Percentage” means, with respect to any Lender, the ratio of the Individual Commitment of such Lender to the Aggregate Revolving Commitment.
     “Permitted Encumbrances” has the meaning set forth in Section 8.12.
     “Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, cooperative association, institution, or government or governmental agency (whether national, federal, state, provincial, country, city, municipal or otherwise, including without limitation, and instrumentality, division, agency, body or department thereof), or other entity.
     “Prime Rate” means a rate of interest per annum equal to the “prime rate” as published from time to time in the Eastern Edition of the Wall Street Journal as the average prime lending rate for seventy-five percent (75%) of the United States’ thirty (30) largest commercial banks, or if the Wall Street Journal shall cease publication or cease publishing the ‘prime rate” on a regular basis, such other regularly published average prime rate applicable to such commercial banks as is acceptable to the Administrative Agent in its reasonable discretion.
     “Prior Credit Agreement” has the meaning set forth in the recitals hereto.
     “Prohibited Transaction” means any transaction prohibited under Section 406 of ERISA or Section 4975 of the Code.
     “Quarter” means the quarters of the calendar year commencing as of January 1, April 1, July 1 and October 1.

     “Required Lenders” means one or more Lenders (including Voting Participants in accordance with Section 14.26) having an aggregate Percentage in excess of fifty percent (50%); provided, however, the Percentage of any Delinquent Lender shall be excluded from any determination of Required Lenders; provided, further, that at any time during which only one Lender that is not a Delinquent Lender exists, “Required Lenders” means the Lender.
     “Regulatory Change” has the meaning set forth in Section 4.3.
     “Reportable Event” means a reportable event (as defined in section 4043 of ERISA), other than an event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.
     “Required Licenses” has the meaning set forth in Section 8.9.
     “Restricted Payments” means any dividend or other distribution (whether in cash, securities or other property), including any cash patronage refunds to patrons or Members, with respect to any shares of any class of capital stock or other equity interests of, or cooperative membership interest or accounts with, Borrower or any Subsidiary of Borrower, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, revolvement, acquisition, cancellation or termination of any such shares of capital stock, other equity interest or cooperative membership interest of Borrower or any Subsidiary of Borrower, or any option, warrant or other right to acquire any such shares of capital stock, other equity interest or cooperative membership interest of Borrower or any Subsidiary of Borrower.
     “Subordinated Member Loans” means loans from any Member to Borrower so long as payment thereof is subordinated to payment of the Obligations pursuant to an agreement (in form and substance) satisfactory to the Administrative Agent, executed and delivered by such Member in favor of the Administrative Agent
     “Subsidiary” means, with respect to any Person, (a) any corporation in which such Person, directly or indirectly, (i) owns more than fifty percent (50%) of the outstanding stock or other equity interests thereof, or (ii) has the power under ordinary circumstances to elect at least a majority of the directors thereof, or (b) any partnership, association, joint venture, limited liability company, or other unincorporated organization or entity with respect to which such Person, directly or indirectly, (i) owns more than fifty percent (50%) of the equity interest thereof, or (ii) directly or indirectly owns an equity interest in an amount sufficient to control the management thereof. All of Borrower’s Subsidiaries owned as of the Closing Date are set forth on Exhibit 1.76 hereto.
     “Successor Agent” has the meaning set forth in Section 14.21.
     “Syndication Interest” has the meaning set forth in Section 14.1.

     “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
     “Transfer” has the meaning set forth in Section 14.25.
     “Voting Participant” has the meaning set forth in Section 14.26.
     “Voting Participant Notification” has the meaning set forth in Section 14.26.
     “Wire Instructions” has the meaning set forth in Section 14.27.
     “Working Capital” means current assets (determined in accordance with GAAP) minus current liabilities (determined in accordance with GAAP).
     1.2 Rules of Construction. For all purposes of this Credit Agreement, except as otherwise expressly provided or unless the context otherwise requires: (a) the terms defined in the preamble have the meanings therein assigned to them; (b) the terms defined in this Credit Agreement include the plural as well as the singular; (c) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP; (d) references to documents (including this Credit Agreement) shall be deemed to include all subsequent amendments and other modifications thereto and restatements thereof, but only to the extent such amendments, modifications and restatements are not prohibited by the terms of any Loan Document; and (e) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.
ARTICLE 2. LOAN
     2.1 Loan. On the terms and conditions set forth in this Credit Agreement, including specifically satisfaction of all conditions set forth in Section 9.2, each of the Lenders severally agrees to make Advances to Borrower from time to time during the Availability Period, in an aggregate principal amount outstanding at any time not to exceed the Aggregate Revolving Commitment, subject to the following limits:
     (a) Individual Lending Capacity. No Lender shall be required to make Advances which would exceed its Individual Lending Capacity as in effect at the time of the Administrative Agent’s receipt of the Borrowing Notice requesting such Advance.
     (b) Individual Pro Rata Share. No Lender shall be required to make Advances under the Loan in excess of an amount equal to its Individual Pro Rata Share multiplied by the amount of the requested Advance. Each Lender severally agrees to fund its Individual Pro Rata Share of each Advance, except as provided in Section 2.5 hereof regarding Overnight Advances.
     2.2 Available Amount. Borrower shall not be entitled to request an Advance under the Loan in an amount which would exceed the Available Amount.

     2.3 Borrowing Notice. Borrower shall give the Administrative Agent prior written notice (“Borrowing Notice”) by facsimile or email transmission (effective upon receipt) of each request for a Borrowing on or before 12:00 noon (Eastern Time) at least one Banking Day (for Base Rate Loans) or three Banking Days (for LIBO Rate Loans) prior to the date of making such Borrowing (subject to the minimum amount requirements set forth in this Section 2.3). Each Borrowing Notice must be in substantially the form of Exhibit 2.3 hereto and must specify (a) the amount of such Borrowing, (b) the proposed date of such Borrowing, (c) whether the Borrowing is to include Base Rate Loans, LIBO Rate Loans or both, and (d) in the case of a LIBO Rate Loan, the initial LIBO Rate Period applicable thereto. The principal amount of any Loan must be a minimum of $1,000,000 or a higher integral multiple of $1,000,000. The Administrative Agent shall, on or before 1:00 P.M. (Eastern Time) of the same Banking Day, notify each Lender (“Funding Notice”) of its receipt of each such Borrowing Notice and the amount of such Lender’s Funding Share thereunder. Not later than 2:00 P.M. (Eastern Time) on the date of the proposed Borrowing, each Lender will make available to the Administrative Agent at the Administrative Agent’s Office, in immediately available funds, an Advance equal to such Lender’s Funding Share of such Borrowing. After the Administrative Agent’s receipt of such funds, but not later than 3.:00 P.M. (Eastern Time), and upon fulfillment of the applicable conditions set forth in Article 9 hereof, the Administrative Agent will make the Borrowing available to Borrower, in immediately available funds.
     2.4 Promissory Notes. Borrower’s obligation to repay the principal of and interest on the Advances made by each Lender and all Overnight Advances made by the Overnight Lender shall be evidenced by a promissory note of Borrower, in substantially the form of Exhibit 2.4 hereto, duly completed, in the stated maximum principal amount equal to such Lender’s Individual Commitment, dated the date such Lender becomes a Lender, payable to such Lender for the account of its Applicable Lending Office, and maturing as to principal on the Maturity Date (each a “Note” and collectively, the “Notes”).
     2.5 Overnight Advances. In addition to Borrower’s right to request Advances under Section 2.1 hereof, Borrower may, subject to the terms and conditions of this Section, at any time before 3:00 P.M. (Eastern Time) on a Banking Day, request the Overnight Lender to make an Advance to Borrower under the Facility on the same Banking Day (“Overnight Advance”) in accordance with the provisions of this Section 2.5. On each Banking Day by 11:30 A.M. (Eastern Time), the Overnight Lender shall notify Borrower of the interest rate (“Overnight Rate”) that it will charge on all Overnight Advances made that Banking Day, which rate may not be in excess of the Base Rate. Borrower’s request for an Overnight Advance (“Overnight Advance Request”) may be made telephonically or in writing by facsimile or email transmission (and if telephonically, shall be confirmed in writing on the same Banking Day), must be directed to the Overnight Lender, and must specify (a) the amount of such Advance, and (b) the date when such Overnight Advance will be due and payable (“Overnight Maturity Date”), which may not be later than the fifth Banking Day thereafter. If Borrower submits an Overnight Advance Request, the Overnight Lender shall promptly, but not later than 3:30 P.M. (Eastern Time) on the same Banking Day, fund such Overnight Advance. Each Overnight Advance shall bear interest at the applicable Overnight Rate and shall be payable in full, including interest, on the Overnight Maturity Date applicable to such Overnight Advance. Such payment may, at Borrower’s discretion, and subject to the conditions of this Credit Agreement, be made by a Borrowing under the Facility (in which case, for the purpose of such Advance, the amount of such Overnight Advance shall not be considered in determining the Available Amount or the Individual Obligations of the Overnight Lender). Overnight Advances shall be made only by the Overnight Lender. Borrower’s entitlement to receive, and the Overnight Lender’s obligation to fund, any Overnight Advance shall be subject to the conditions and limitations set forth in Sections 2.1 and 9.2, and the other conditions and limitations applicable to Advances generally, and, in addition, the aggregate outstanding principal amount of all such Overnight Advances shall not at any time exceed the Overnight Funding Commitment.
     2.6 Lender Records. Each Lender shall record on its books and records the amount of each Advance (including Overnight Advances with respect to those Lenders which are also Overnight Lenders) made by such Lender, the rate and interest period applicable thereto, all payments of principal and interest, and the principal balance from time to time outstanding. The Lender’s record thereof shall be prima facie evidence as to all such amounts and shall be binding on Borrower absent manifest error.
     2.7 Use of Proceeds. The proceeds of the Facility will be used by Borrower to (a) refinance Borrower’s obligations under the Prior Credit Agreement, (b) provide for Borrower’s purchases of crude oil and other working capital requirements, (c) issue the Letters of Credit and (d) pay fees and expenses in connection with the negotiation, execution and delivery of the Loan Documents and all other matters related thereto. Borrower agrees not to request or use such proceeds for any other purpose. Borrower will not, directly or indirectly, use any part of such proceeds for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or to extend credit to any Person for the purpose of purchasing or carrying any such margin stock.
     2.8 Lender Funding Failure. The failure of any Lender to make its Funding Share of any requested Borrowing under the Facility on the date specified for such Borrowing shall not relieve any other Lender of its obligation to make its Funding Share of any such Borrowing on such date. No Lender shall be responsible for the failure of any other Lender to make any Advance to be made by such other Lender.
     2.9 Overnight Lender Funding Failure. In the event the Overnight Lender fails to make any requested Overnight Advance to be made by it on the date specified for such Advance, and, except where the Overnight Lender and the Administrative Agent are the same Person, the Administrative Agent will, in its role and capacity of the Administrative Agent, advance such funds to Borrower on behalf of such Overnight Lender, notwithstanding limitations, if any, contained herein relating to the Administrative Agent in its role as a Lender, including its Individual Commitment or Individual Lending Capacity, as applicable. In the event of any such Advance by the Administrative Agent, the Overnight Lender will be treated as a Delinquent Lender under Section 14.3 hereof, and the Administrative Agent will be treated as a Contributing Lender under such Section.
     2.10 Reduction of Aggregate Revolving Commitment; Voluntary Increases. Borrower may, from time to time, reduce or increase the Aggregate Revolving Commitment as follows:
     (a) Reduction. Borrower may, by written facsimile notice to the Administrative Agent on or before 10:00 A.M. (Eastern time) on any Banking Day, make a one-time irrevocable reduction in the Aggregate Revolving Commitment; provided that (i) such reduction must be in multiples of five million dollars ($5,000,000), and (ii) Borrower must simultaneously make any principal payment necessary (along with any applicable Funding Losses on account of such principal payment) so that (x) the Available Amount does not exceed the reduced Aggregate Revolving Commitment on the date of such reduction, and (y) the Individual Outstanding Obligations owing to any Lender do not exceed the Individual Commitment of such Lender (after reduction thereof in accordance with the following sentence). In the event the Aggregate Revolving Commitment is reduced as provided in the preceding sentence, the Individual Commitment of each Lender shall be reduced in accordance with the Percentage of such Lender, as determined before giving effect to the reduction in the Aggregate Revolving Commitment.
     (b) Request to Increase. Provided that no Event of Default has occurred and is continuing, Borrower may from time to time, but in no event more than two times prior to the Maturity Date, propose to increase the Aggregate Revolving Commitment in accordance with this Section 2.10. The aggregate principal amount of the increase to the Aggregate Revolving Commitment made pursuant to this Section 2.10 (the amount of any such increase, the “Increased Facility Amount”) shall not exceed $35,000,000, which for the avoidance of doubt shall increase the Aggregate Revolving Commitment to an amount not to exceed $50,000,000, and each increase shall be at least $10,000,000. Borrower shall provide notice to the Administrative Agent (which shall promptly provide a copy of such notice to the Lenders) of any requested Increased Facility Amount. The Administrative Agent may, in its sole discretion, offer one or more Lenders the opportunity (but not the obligation), for a period of thirty days following receipt of such notice, to elect by notice to Borrower and the Administrative Agent to subscribe to participate in the Increased Facility Amount. Lenders that fail to respond to such notice shall be deemed to have elected not to participate in the Increased Facility Amount.
     (c) Allocation of Unsubscribed Amounts. If any Lender elects not to increase its Individual Commitment pursuant to this Section 2.10, the Administrative Agent may place such unsubscribed amount with one or more other financial institutions selected by the Administrative Agent and mutually agreed upon by Borrower and the Administrative Agent (each, an “Additional Lender”), which may (but need not) be existing Lenders (in which case, such Lender may subscribe to participate in the Increased Facility Amount in excess of its Percentage, as determined before giving effect to the increase in the Aggregate Revolving Commitment). The sum of the portion of the Increased Facility Amount subscribed under this Section 2.10 and the amount placed pursuant to the preceding sentence shall not exceed the Increased Facility Amount.
     (d) Conditions Precedent. Any increase in the Aggregate Revolving Commitment under this Section 2.10 shall become effective upon receipt by the Administrative Agent of:
     (i) an amendment to this Credit Agreement, duly signed by Borrower, the Administrative Agent, each Lender whose Individual Commitment will be increased and each Additional Lender (if any), which amendment modifies the definition of “Aggregate Revolving Commitment Amount”, sets forth any other agreements of Borrower, the Administrative Agent, such Lenders and any Additional Lender including without limitation pricing affecting the Increased Facility Amount, and incorporates the agreement of each Additional Lender to become a Lender under this Credit Agreement and the other Loan Documents and bound by all the terms and provisions hereof and thereof;
     (ii) amendments to any other Loan Documents reasonably requested by the Administrative Agent in relation to the Increased Facility Amount, which amendments the Administrative Agent is hereby authorized to execute and deliver on behalf of the Lenders;
     (iii) Notes, duly executed by Borrower, as any Lender or any Additional Lender may require;
     (iv) evidence of appropriate corporate authorization on the part of Borrower with respect to the Increased Facility Amount and the execution and delivery of the documents described in this subsection 2.10(d);
     (v) such opinions of counsel to Borrower and other assurances as the Administrative Agent may reasonably request; and
     (vi) reimbursement of the Administrative Agent’s out-of-pocket costs and expenses (including reasonable attorney’s fees) incurred in connection therewith.
     2.11 Treatment of Existing Advances. All amounts outstanding under the Prior Credit Agreement and the other loan documents (as defined therein) shall, as of the Closing Date, be treated as outstanding Advances under the Facility and constitute Obligations hereunder.
ARTICLE 3. LETTER OF CREDIT FACILITY
     3.1 Letters of Credit. On the terms and conditions set forth in this Credit Agreement, including without limitation satisfaction of all conditions set forth in Section 9.2, Borrower may request the issuance of one or more standby letters of credit (each a “Letter of Credit”) by the Letter of Credit Bank pursuant to the conditions and limitations set forth below.
     (a) Request for Letter of Credit. Borrower may request issuance of a Letter of Credit by sending, not later than 11:00 A.M. (Eastern time) on a Banking Day, a written request therefore (“LC Request”) to the Letter of Credit Bank. The LC Request shall set forth (i) the face amount and expiry date, (ii) the beneficiary, (iii) the terms thereof, and (iv) such other information as the Letter of Credit Bank shall request. Letters of Credit shall be issued under the Facility. In no event may the expiry date be later than three (3) Banking Days prior to the Maturity Date.
     (b) Notification of the Administrative Agent. If the Letter of Credit Bank is different than the Administrative Agent, Borrower shall, no later than 3:00 P.M. (Eastern Time) on the date of issuance, notify the Administrative Agent by facsimile or email transmission of the face amount, beneficiary and expiry date with respect to each Letter of Credit issued. The Letter of Credit Bank shall also, no later than 3:00 P.M. (Eastern Time) on the date of issuance, notify the Administrative Agent by facsimile or email transmission of the face amount, beneficiary and expiry date with respect to each Letter of Credit issued by such Letter of Credit Bank.
     (c) Letter of Credit Documents. Each Letter of Credit will be issued under and pursuant to the terms and conditions of such letter of credit documents as the Letter of Credit Bank may reasonably require. If any of the terms of any such letter of credit document are inconsistent with the terms and provisions of this Credit Agreement, the terms and provisions of this Credit Agreement shall govern.
     3.2 Issuance of Letters of Credit. No later than 12:00 noon (Eastern Time) on the Banking Day of the receipt by the Letter of Credit Bank of an LC Request, the Letter of Credit Bank shall issue the requested Letter of Credit for any expiry period from seven (7) days to the latest expiry date allowable under Subsection 3.1(a) hereof, subject to the following:
     (a) Available Amount. The face amount of the requested Letter of Credit may not exceed the lesser of (i) an amount which, when added to the aggregate Individual Outstanding Obligations of all Lenders, would exceed the Aggregate Revolving Commitment, or (ii) an amount which, when added to the undrawn face amount of all Letters of Credit then outstanding, would exceed the Aggregate LC Commitment.
     (b) Availability. Letters of Credit may be requested for issuance at any time prior to the date thirty (30) days prior to the Maturity Date.
     (c) Fees. Borrower shall, on the date of issuance or reissuance of each Letter of Credit (i) pay to the Administrative Agent, for the benefit of all Lenders in accordance with their Individual Pro Rata Share in effect on the date of such issuance or reissuance, the Letter of Credit Fee and (ii) pay to the Letter of Credit Bank the Issuance Fee for such issuance or reissuance of each Letter of Credit.
     (d) Treatment of Draws. Each draw under a Letter of Credit shall be funded by the Lenders as a Borrowing under the Facility in accordance with each Lender’s Individual Pro Rata Share as of the date of issuance of such Letter of Credit. Whenever a draft submitted under a Letter of Credit is paid by the Letter of Credit Bank, the Letter of Credit Bank shall so notify the Administrative Agent, and the Administrative Agent shall so notify each Lender. The Lenders shall fund such Borrowing for purposes of reimbursing the Letter of Credit Bank for the amount of such draft so paid by the Letter of Credit Bank. If for any reason or under any circumstance (including the occurrence of a Default or Event of Default or the failure to satisfy any of the conditions set forth in Section 9.2) the Lenders do not make such Borrowing, Borrower shall nonetheless be obligated to reimburse the amount of the draft to the Letter of Credit Bank, with interest thereon from and after the date such draft is paid by the Letter of Credit Bank until the amount thereof is repaid to the Letter of Credit Bank in full.

     3.5 Reimbursement Obligation Unconditional. The obligation of Borrower under this Credit Agreement to reimburse the Letter of Credit Bank for a drawing under a Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Credit Agreement under all circumstances, notwithstanding:
     (a) any lack of validity or enforceability of this Credit Agreement, any Letter of Credit, any of the documents referenced in any Letter of Credit, or any other agreement or instrument related to any such documents;
     (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of Borrower in respect of any Letter of Credit or any other amendment or waiver of or any consent to departure from any agreement or instrument related to such Letter of Credit;
     (c) the existence of any claim, setoff, defense or other right which Borrower may have at any time against any beneficiary or any transferee of any Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Letter of Credit Bank, any Lender or any other Person, whether in connection with this Credit Agreement, the transactions contemplated hereby or any unrelated transaction;
     (d) any statement, draft, demand, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect, or any statement therein being untrue or inaccurate in any respect whatsoever or the draw certificate was otherwise unauthorized, it being expressly understood and agreed by Borrower that neither the Letter of Credit Bank nor any Lender shall have any liability on account of any lack of authorization or forgery and any recovery from third parties on account of such lack of authorization or such forgery shall be the sole responsibility of Borrower;
     (e) payment of a draw against presentation of a draft or certificate which does not strictly comply with the terms of that Letter of Credit, unless such payment is made as a result of the gross negligence or willful misconduct of the Letter of Credit Bank as determined by a final, non-appealable judgment of a court of competent jurisdiction, or any payment made under any Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of any Letter of Credit, including any arising in connection with any insolvency proceeding;
     (f) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, Borrower or any other Person.
     3.6 Cash Collateral Account. Upon the occurrence of an Event of Default, Borrower shall immediately (a) establish an account with the Administrative Agent or with such other financial institution as shall be approved by the Required Lenders and subject to the control of the Administrative Agent (“Cash Collateral Account”); (b) grant to the Administrative Agent a first-priority security interest in such Cash Collateral Account; (c) deposit by wire transfer funds into such Cash Collateral Account in an amount equal to 100% of the undrawn face amount of all Letters of Credit then outstanding; and (d) take such action, including the execution and delivery (and, where requested, obtaining the execution thereof by third parties) of security documents, account control agreements, financing statements, and/or such other documents as the Administrative Agent may require, in order to grant to the Administrative Agent, on behalf of the Lenders, a first priority security interest in and Lien on such Cash Collateral Account and the funds on deposit therein. Notwithstanding any other provision contained in this Credit Agreement or any of the other Loan Documents, draws made against any Letter of Credit on or after the date of funding of the Cash Collateral Account shall, at the sole discretion of the Letter of Credit Bank, be funded out of the funds on deposit in the Cash Collateral Account rather than out of Advances.
ARTICLE 4. INTEREST, FEES AND COSTS
     4.1 Interest. Interest on Advances under the Loan shall be calculated as follows:
     (a) Base Rate Loans. Unless Borrower requests and receives a LIBO Rate Loan pursuant to Subsection 4.1(b) hereof, each Borrowing shall be funded by the Lenders as Base Rate Advances.
     (b) LIBO Rate Loans. From time to time, and so long as no Event of Default has occurred and is continuing, Borrower may request in any Borrowing Notice that all or any part of any Borrowing be funded by the Lenders as LIBO Rate Advances. In addition, from time to time, and so long as no Event of Default has occurred and is continuing, Borrower may convert any Base Rate Loan to a LIBO Rate Loan, or continue a LIBO Rate Loan, by making a written request therefore (“LIBO Request”) to the Administrative Agent by facsimile or email transmission, not later than 12:00 noon (Eastern Time) on a Banking Day that is at least three Banking Days prior to the date of the requested conversion or continuation, specifying (i) the date of such conversion or continuation, which must be a Banking Date, (ii) the principal amount that is to bear interest at the LIBO Rate, which must be a minimum of $1,000,000 or a higher integral multiple of $1,000,000 and (iii) the requested LIBO Rate Period therefor. The Administrative Agent shall incur no liability in acting upon a request which it believed in good faith had been made by a properly authorized representative of Borrower. Following the expiration of the LIBO Rate Period for any LIBO Rate Loan, unless Borrower requests and receives another LIBOR Rate Loan as provided hereunder or prepays the principal of an outstanding LIBO Rate Loan at the end of such LIBO Rate Period, each Lender shall automatically and without request of Borrower convert each LIBO Rate Loan to a Base Rate Loan on the last day of the relevant LIBO Rate Period
     4.2 Additional Provisions for LIBO Rate.
     (a) Limitation on LIBO Rate. Anything herein to the contrary notwithstanding, if, on or prior to the determination of the LIBO Rate or the Base Rate LIBO Alternative:

     (i) the Administrative Agent or any Lender determines that deposits in U.S. dollars (in the applicable amounts) are not being offered in the London interbank eurodollar market;
     (ii) the Administrative Agent or any Lender otherwise determines that by reason of circumstances affecting the London interbank eurodollar market adequate and reasonable means do not exist for ascertaining a LIBO Rate or a Base Rate LIBO Alternative;
     (iii) any Lender determines (which determination shall be conclusive) that the relevant rates of interest referred to in the definition of LIBO Rate or Base Rate LIBO Alternative upon the basis of which the rate of interest is to be determined do not adequately and fairly cover the cost to that Lender of making or maintaining any Loan, or that the making or funding of any Loan has become impracticable as a result of an event occurring after the date of this Credit Agreement that in the opinion of that Lender materially affects any Loan; or
     (iv) any change in (including the adoption of any new) applicable laws or regulations, or any change in the interpretation of applicable laws or regulations by any governmental authority, central bank, comparable agency or any other regulatory body charged with the interpretation, implementation or administration thereof, or compliance by a Lender with any request or directive (whether or not having the force of law) of any such authority, central bank, comparable agency or other regulatory body, should make it or, in the good faith judgment of the affected Lender, shall raise a substantial question as to whether it is unlawful for such Lender to make, maintain or fund any Loan, then the Administrative Agent or the affected Lender shall give Borrower and (if applicable) the Administrative Agent prompt notice thereof, and so long as such condition remains in effect, the affected Lenders shall be under no obligation to make or continue any Loan as calculation by reference to the LIBO Rate or the Base Rate LIBO Alternative) or convert Base Rate Loans into LIBO Rate Loans, and Borrower shall either prepay such Loans or such Loans shall automatically be converted into a Base Rate Loan (as calculated without reference to the Base Rate LIBO Alternative) in accordance with Section 4.1 hereof.
     (b) LIBO Rate Unlawful. If any Change in Law shall make it unlawful for any Lender to (i) advance its Funding Share of any Loan or (ii) maintain its share of all or any portion of any Loan, such Lender shall promptly, by telephone (in which case it must be promptly followed by a writing) in writing by facsimile or email transmission, notify the Administrative Agent thereof, and of the reasons therefor and the Administrative Agent shall promptly notify Borrower thereof and shall provide a copy of such written notice to Borrower. In the former event, any obligation of any such Lender to make available its Funding Share of any future Loan shall immediately be canceled (and, in lieu thereof shall be made as a Base Rate Loan (as calculated without reference to the Base Rate LIBO Alternative), and in the latter event, any such unlawful Loans or portions thereof then outstanding shall be converted, at the option of such Lender, to a Base Rate Loan (as calculated without reference to the Base Rate LIBO Alternative); provided, however, that if any such Change in Law shall permit the LIBO Rate to remain in effect until the expiration of the LIBO Rate Period applicable to any such unlawful Loan, then such Loan shall continue in effect until the expiration of such LIBO Rate Period. Upon the occurrence of any of the foregoing events on account of any Change in Law, Borrower shall pay to the Administrative Agent immediately upon demand such amounts as may be necessary to compensate any such Lender for any fees, charges, or other costs incurred or payable by such Lender as a result thereof and which are attributable to any Loan made available to Borrower hereunder, and any reasonable allocation made by any such Lender among its operations shall be conclusive and binding upon Borrower absent manifest error.
     4.3 Additional Costs of Maintaining Loan. Borrower shall pay to the Administrative Agent from time to time such amounts as the Administrative Agent may determine to be necessary to compensate any Lender for any increase in costs to such Lender which the Administrative Agent determines, based on information presented to it by such Lender, are attributable to such Lender’s making or maintaining an Advance hereunder or its obligation to make such Advance, or any reduction in any amount receivable by such Lender under this Credit Agreement or the Notes payable to it in respect to such Advance or such obligation (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any Change in Law or by any court or governmental or monetary authority charged with the interpretation or administration thereof (“Regulatory Change”), which: (a) changes the basis of taxation of any amounts payable to such Lender under this Credit Agreement or the Notes payable to such Lender in respect of such Advance (other than taxes imposed on the overall net income of such Lender); or (b) imposes or modifies any reserve, special deposit, or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Lender; or (c) imposes any other condition affecting this Credit Agreement or the Notes payable to such Lender (or any of such extensions of credit or liabilities). The Administrative Agent will notify Borrower of any event occurring after the date of this Credit Agreement which will entitle such Lender to compensation pursuant to this Section as promptly as practicable after it obtains knowledge thereof and determines to request such compensation. The Administrative Agent shall include with such notice a certificate from such Lender setting forth in reasonable detail the calculation of the amount of such compensation. Determinations by the Administrative Agent for purposes of this Section of the effect of any Regulatory Change on the costs of such Lender of making or maintaining an Advance or on amounts receivable by such Lender in respect of Advances, and of the additional amounts required to compensate such Lender in respect of any Additional Costs, shall be conclusive absent manifest error, provided that such determinations are made on a reasonable basis.
     4.4 Capital Requirements. In the event of any Change in Law, Regulatory Change or compliance by any Lender or any corporation controlling any such Lender with any guideline or request from any Governmental Authority (whether or not having the force of law) has the effect of requiring an increase in the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender, and such Lender certifies that such increase is based in any part upon such Lender’s obligations hereunder with respect to the Facility, and other similar obligations, Borrower shall pay to such Lender such additional amount as shall be certified by such Lender to the Administrative Agent and to Borrower to be the net present value (discounted at the Base Rate) of (x) the amount by which such increase in capital reduces the rate of return on capital which such Lender could have achieved over the period remaining until the Maturity Date, but for such introduction or change, (y) multiplied by the product of such Lender’s Individual Pro Rata Share times the applicable Aggregate Commitment(s). The Administrative Agent will notify Borrower of any event occurring after the date of this Credit Agreement that will entitle any such Lender to compensation pursuant to this Section as promptly as practicable after it obtains knowledge thereof and of such Lender’s determination to request such compensation. The Administrative Agent shall include with such notice a certificate from such Lender setting forth in reasonable detail the calculation of the amount of such compensation. Determinations by any Lender for purposes of this Section of the effect of any increase in the amount of capital required to be maintained by any such Lender and of the amount of compensation owed to any such Lender under this Section shall be conclusive absent manifest error, provided that such determinations are made on a reasonable basis.
     4.5 Default Interest Rate. All past due payments on the Notes and all other Obligations not paid when due hereunder (whether as a result of nonpayment by Borrower when due, at maturity, or upon acceleration) shall bear interest at the Default Interest Rate from and after the due date for the payment, or from and after the date of maturity or acceleration, as the case may be. Notwithstanding anything in this Credit Agreement to the contrary, at no time shall Borrower be obligated or required to pay interest on any Obligation at a rate that could subject the Administrative Agent, any Lender or the Letter of Credit Bank to either civil or criminal liability as a result of being in excess of the maximum interest rate that Borrower is permitted to be charged by applicable law. If, under the terms of this Credit Agreement or any other Loan Document, Borrower is at any time required or obligated to pay interest on any Obligation at a rate in excess of such maximum rate, the applicable interest rate shall be deemed to be immediately reduced to such maximum rate and all previous payments in excess of the maximum rate shall be deemed to have been payments in reduction of principal and not on account of any interest thereon due hereunder. All sums paid or agreed to be paid to the Administrative Agent, a Lender or the Letter of Credit Bank for the use, forbearance or retention of any Obligation, shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full stated term of the Obligation to which such payment applies until payment in full so that the rate or amount of interest on account of any such Obligation does not exceed the maximum lawful rate of interest from time to time in effect and applicable to such Obligation for so long as the Obligation is outstanding.
     4.6 Interest Calculation. Interest on Base Rate Loans and LIBO Rate Loans shall be calculated on the actual number of days that the principal owing thereunder is outstanding with the daily rate calculated on the basis of a year consisting of 360 days.
     4.7 Fees. Borrower shall pay or cause to be paid the following fees:
     (a) Commitment Fee. A fee for each day during the Availability Period (“Commitment Fee”) for each Facility (i) payable in arrears by the tenth calendar day following the close of each Quarter, and (ii) determined for each day during such Quarter by (x) multiplying the Commitment Fee Factor (expressed as a daily rate on the basis of a year of 360 days) times (y) the difference between the Aggregate Revolving Commitment and the outstanding principal balance owing under the Loans as of the close of the Administrative Agent’s business on such day. The Commitment Fee shall be payable by Borrower to the Administrative Agent, and the Administrative Agent shall distribute the Commitment Fee to the Lenders based on their Individual Pro Rata Share.
     (b) Fee Letter. Borrower shall pay to the Administrative Agent all fees required to be paid pursuant to the Fee Letter.
ARTICLE 5. PAYMENTS; FUNDING LOSSES
     5.1 Principal Payments. The aggregate unpaid principal amount of all Overnight Advances shall be due and payable on the applicable Overnight Maturity Date and the aggregate unpaid principal amount of all other Advances and other Obligations shall be due and payable on the Maturity Date. Voluntary prepayments may be made only as provided in Section 5.5 hereof and Mandatory Prepayments must be made as provided in Section 5.6 hereof.
     5.2 Interest Payments. Interest shall be payable as follows: (a) interest on Base Rate Loans shall be payable monthly in arrears on the first Banking Day of the next month; (b) interest on LIBO Rate Loans shall be payable on the last day of the LIBO Rate Period therefor, but no less frequently than each three month anniversary of the first day of such LIBO Rate Period; (c) interest on all Loans then accrued and unpaid shall be payable on the Maturity Date; and (d) interest on Overnight Advances shall be payable on the applicable Overnight Maturity Date.
     5.3 Application of Principal Payments. Principal payments and prepayments shall be applied first to Overnight Advances, then to Base Rate Loans, and then to LIBO Rate Loans unless Borrower directs otherwise in writing. However, upon the occurrence and during the continuance of a Default or Event of Default, all principal payments shall be applied, in such order as the Administrative Agent in its sole discretion shall determine, to any fees, accrued and unpaid interest or principal indebtedness under the Notes, or any other Obligations.
     5.4 Manner of Payment. All payments, including prepayments, that Borrower is required or permitted to make under the terms of this Credit Agreement shall be made to the Administrative Agent (a) in immediately available federal funds, to be received no later than 1:00 P.M. Eastern Time of the date on which such payment is due (or the following Banking Day if such date is not a Banking Day) by wire transfer through Federal Reserve Bank, Kansas City, in accordance with the Wire Instructions (or to such other account as the Administrative Agent may designate by notice); and (b) without setoff or counterclaim and free and clear of and without deduction for any taxes, levies, impost, duties, charges, fees, deductions, withholding, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless Borrower is required by law to make such deduction or withholding.
     5.5 Voluntary Prepayments. Borrower shall have the right to prepay all or any part of the outstanding principal balance under the Loans at any time in integral multiples of $1,000,000 (or the entire outstanding balance, if less) and subject to a $1,000,000 minimum prepayment (or the entire outstanding balance, if less), on any Banking Day; provided that in the event of prepayment of any LIBO Rate Loan, (a) Borrower must provide three (3) Banking Days notice to the Administrative Agent prior to making such prepayment, and (b) Borrower must, at the time of making such prepayment, pay all accrued interest on such partial prepayment through the date of prepayment plus all Funding Losses applicable to such prepayment. Principal amounts paid or prepaid under the Loans may be reborrowed under the terms and conditions of this Credit Agreement.
     5.6 Mandatory Prepayments. In the event the sum of (a) the outstanding principal under all Loans; plus (b) the undrawn face amount of all outstanding Letters of Credit; plus (c) the amount of all Committed Advances; plus (d) without duplication, the amount of all outstanding Overnight Advances, exceeds the Aggregate Revolving Commitment, Borrower shall, within one (1) Banking Day make a prepayment in the amount of such excess.
     5.7 Funding Losses. In the event of any prepayment of any LIBOR Loans, whether voluntary or mandatory, and including on account of acceleration, Borrower must, at the time of making such prepayment, pay all Funding Losses applicable to such prepayment. “Funding Losses” shall be determined on an individual Lender basis as the amount which would result in such Lender being made whole (on a present value basis) for the actual or imputed funding losses (including, without limitation, any loss, cost or expense incurred by reason of obtaining, liquidating or employing deposits or other funds acquired by such Lender to fund or maintain such LIBO Rate Loan) incurred by such Lender as a result of such prepayment (regardless of whether the Lender actually funded with such deposits). In the event of any such prepayment, each Lender which had funded the Loan being prepaid shall, promptly after being notified of such prepayment, send written notice (“Funding Loss Notice”) to the Administrative Agent by facsimile or email transmission setting forth the amount of attributable Funding Losses and the method of calculating the same. The Administrative Agent shall notify Borrower orally or in writing of the amount of such Funding Losses. A determination by a Lender as to the amounts payable pursuant to this Section shall be conclusive absent manifest error.
     5.8 Distribution of Principal and Interest Payments. The Administrative Agent shall distribute payments of principal and interest among the Lenders in accordance with their respective Individual Pro Rata Shares, provided that principal and interest payments on Overnight Advances shall be remitted only to the Overnight Lender.
ARTICLE 6. COBANK EQUITIES
     6.1 CoBank Equities.
     (a) So long as CoBank is a Lender hereunder, Borrower will acquire equity in CoBank in such amounts and at such times as CoBank may require in accordance with CoBank’s Bylaws and Capital Plan (as each may be amended from time to time), except that the maximum amount of equity that Borrower may be required to purchase in CoBank in connection with the Loans made by CoBank may not exceed the maximum amount permitted by the Bylaws and the Capital Plan at the time this Agreement is entered into. Borrower acknowledges receipt of a copy of (i) CoBank’s most recent annual report, and if more recent, CoBank’s latest quarterly report, (ii) CoBank’s Notice to Prospective Stockholders and (iii) CoBank’s Bylaws and Capital Plan, which describe the nature of all of Borrower’s stock and other equities in CoBank acquired in connection with its patronage loan from CoBank (the “CoBank Equities”) as well as capitalization requirements, and agrees to be bound by the terms thereof.
     (b) Each party hereto acknowledges that CoBank’s Bylaws and Capital Plan (as each may be amended from time to time) shall govern (i) the rights and obligations of the parties with respect to the CoBank Equities and any patronage refunds or other distributions made on account thereof or on account of Borrower’s patronage with CoBank, (ii) Borrower’s eligibility for patronage distributions from CoBank (in the form of CoBank Equities and cash) and (iii) patronage distributions, if any, in the event of a sale of a participation interest. CoBank reserves the right to assign or sell participations in all or any part of its Individual Commitments or outstanding Loans hereunder on a non-patronage basis.
     (c) Each party hereto acknowledges that CoBank has a statutory first lien pursuant to the Farm Credit Act of 1971 (as amended from time to time) on all CoBank Equities that Borrower may now own or hereafter acquire, which statutory lien shall be for CoBank’s sole and exclusive benefit. The CoBank Equities shall not constitute security for the Obligations due to any other Lender. To the extent that any of the Loan Documents create a Lien on the CoBank Equities or on patronage accrued by CoBank for the account of Borrower (including, in each case, proceeds thereof), such Lien shall be for CoBank’s sole and exclusive benefit and shall not be subject to pro rata sharing hereunder. Neither the CoBank Equities nor any accrued patronage shall be offset against the Obligations except that, upon the occurrence of an Event of Default, CoBank may elect, solely at its discretion, to apply the cash portion of any patronage distribution or retirement of equity to amounts due under this Agreement. Borrower acknowledges that any corresponding tax liability associated with such application is the sole responsibility of Borrower. CoBank shall have no obligation to retire the CoBank Equities upon any Event of Default, Default or any other default by Borrower, or at any other time, either for application to the Obligations or otherwise.
     6.2 CoBank Capital Plan. Borrower shall retain eligibility to make such investments in CoBank as may from time to time be required in accordance with the Farm Credit Act of 1971, as amended, the regulations of the Farm Credit Administration and the Bylaws and Capital Plan of CoBank, all as may be amended from time to time.
ARTICLE 7. SECURITY
     7.1 Security Interest. The Advances made under this Credit Agreement are being made on an unsecured basis, except (a) with respect to the Cash Collateral Account as provided in Section 3.6, and (b) the statutory first lien in favor of CoBank, but not in favor of any other Lender, in the CoBank Equities.
ARTICLE 8. REPRESENTATIONS AND WARRANTIES
     Borrower represents and warrants to the Administrative Agent, each Lender and the Letter of Credit Bank as follows:

     8.1 Organization, Good Standing, Etc. Borrower: (a) is duly organized, validly existing, and in good standing as a cooperative marketing association under the laws of its state of incorporation, which is Kansas; (b) is duly qualified to do business and is in good standing in each jurisdiction in which the transaction of its business makes such qualification necessary, except to the extent that the failure to so qualify has not resulted in, and could not reasonably be expected to cause, a Material Adverse Effect; and (c) has all authority and all requisite corporate and legal power to own and operate its assets and to carry on its business, and to enter into and perform the Loan Documents to which it is a party.
     8.2 Corporate Authority, Due Authorization; Consents. The execution, delivery and performance by Borrower of the Loan Documents to which it is a party, and the Letters of Credit and Advances from time to time obtained hereunder, have been duly authorized by all necessary corporate action and do not and will not (a) require any consent or approval which has not been obtained prior to the date hereof; (b) require any authorization, consent or approval by, or registration, declaration or filing (other than filing of financing statements and recording of mortgages as contemplated hereunder) with, or notice to, any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or, any third party, except such authorization, consent, approval, registration, declaration, filing or notice as has been obtained, accomplished or given prior to the date hereof; or (c) result in, or require, the creation or imposition of any Lien of any nature upon or with respect to any of the properties now owned or hereafter acquired by Borrower (other than as required hereunder in favor of the Administrative Agent or as otherwise permitted by this Credit Agreement).
     8.3 Litigation. Except as described on Exhibit 8.3 hereto, there are no pending legal or governmental actions, suits, claims, proceedings or investigations to which Borrower is a party or to which any property of Borrower is subject which might reasonably be expected to result in any Material Adverse Effect and, to Borrower’s knowledge, no such actions, suits, claims, proceedings or investigations are threatened or contemplated by any Governmental Authority or any other Person.
     8.4 No Violations. The execution, delivery and performance of its obligations under the Loan Documents will not: (a) violate any provision of Borrower’s Organization Documents, or any law, rule, regulation (including, without limitation, Regulations T, U, and X of the Board of Governors of the Federal Reserve System), or any judgment, order or ruling of any court or governmental agency; (b) violate, require consent under (except such consent as has been obtained), conflict with, result in a breach of or, with the giving of notice or the expiration of time or both, constitute a default under, any existing real estate mortgage, indenture, loan or credit agreement, lease, security agreement, contract, note, instrument or any other agreements or documents binding on Borrower or affecting its property; or (c) violate, conflict with, result in a breach of, constitute a default under, or result in the loss of, or restriction of rights under, any Required License or any order, law, rule, or regulation under or pursuant to which any Required License was issued or is maintained (“Licensing Laws”).
     8.5 Binding Agreement. Each of the Loan Documents to which Borrower is a party is, or when executed and delivered, will be, the legal, valid and binding obligation of Borrower, enforceable in accordance with its terms, subject only to limitations on enforceability imposed by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally and by general principles of equity.
     8.6 Compliance with Laws. Borrower is in compliance with all federal, state, and local laws, rules, regulations, ordinances, codes and orders, including without limitation all Environmental Laws and all Licensing Laws, with respect to which noncompliance would result in a Material Adverse Effect.
     8.7 Principal Place of Business. Borrower’s place of business, or chief executive office if it has more than one place of business, and the place where the records required by Section 10.1 hereof are kept, is located at 1391 Iron Horse Road, McPherson, Kansas 67460.
     8.8 Payment of Taxes. Borrower has filed all required federal, state and local tax returns and has paid all taxes as shown on such returns as they have become due, and has paid when due all other taxes, assessments or impositions levied or assessed against Borrower or its business or properties, except where the failure to make such filing or payment could not reasonably be expected to result in a Material Adverse Effect. Proper and accurate amounts have been withheld by Borrower from its respective employees for all periods in compliance with the tax, social security and any employment withholding provisions of applicable federal and state law, and proper and accurate federal and state returns have been filed by Borrower for all periods for which returns were due with respect to employee income tax withholding, social security and unemployment taxes, and the amounts shown thereon to be due and payable have been paid in full or provision therefor included on the books of Borrower in accordance with and to the extent required by GAAP. Borrower is unaware of any pending investigation by any taxing authority.
     8.9 Licenses and Approvals. Borrower has ownership of, or license to use, or has been issued, all franchises, certificates, approvals, permits, authorities, agreements, and licenses which are used or necessary to permit it to own its properties and to conduct the business as presently being conducted as to which the termination or revocation thereof could reasonably be expected to have a Material Adverse Effect (“Required Licenses”). Each Required License is identified on Exhibit 8.9 hereto and is in full force and effect, and there is no outstanding notice of cancellation or termination or, to Borrower’s knowledge, any threatened cancellation or termination in connection therewith, nor has an event occurred with respect to any Required License which, with the giving of notice or passage of time or both, could result in the revocation or termination thereof or otherwise impair Borrower’s rights with respect thereto, which impairment could reasonably be expected to have a Material Adverse Effect.
     8.10 Employee Benefit Plans. Exhibit 8.10 sets forth as of the Closing Date a true and complete list of each Borrower Benefit Plan, Borrower Pension Plan, and Multiemployer Plan that is maintained by Borrower or any of its Subsidiaries or ERISA Affiliates or in which Borrower or any of its Subsidiaries or ERISA Affiliates participates or to which Borrower or any of its Subsidiaries or ERISA Affiliates is obligated to contribute, in each case as of the Closing Date. Except as disclosed on Exhibit 8.10, neither Borrower nor any of its ERISA Affiliates (i) maintains (or contributes to) or has maintained (or contributed to) any Borrower Pension Plan that is subject to Title IV of ERISA or Section 412 of the Code, (ii) contributes or has contributed to any Multiemployer Plan or (iii) provides or has provided post-retirement medical or insurance benefits or has any post-retirement medical or insurance liabilities with respect to employees or former employees (other than benefits required under Section 601 of ERISA, Section 4980B of the Code or comparable state law). Borrower has not nor, except as could not reasonably be expected to have a Material Adverse Effect, has any of its ERISA Affiliates, received any notice or has any knowledge to the effect that it is not in substantial compliance with any of the requirements of ERISA, the Code or applicable state law. Except as could not reasonably be expected to have a Material Adverse Effect, no Reportable Event has occurred in connection with any Borrower Pension Plan subject to Title IV of ERISA. Each Borrower Pension Plan that is intended to be a tax-qualified plan under Section 401(a) of the Code is so qualified, and no fact or circumstance exists that may have an adverse effect on the Borrower Pension Plan’s tax-qualified status. Borrower has not nor, except as could not reasonably be expected to have a Material Adverse Effect, has any of its ERISA Affiliates, with respect to any Borrower Pension Plan (i) failed to satisfy the minimum funding standard specified in Section 302(a)(2) of ERISA or Section 412(a)(2) of the Code with respect to any plan year, or (ii) incurred any material liability under Section 4201 or 4243 of ERISA for any withdrawal, partial withdrawal, reorganization or other event under any Multiemployer Plan. Borrower does not have nor, except as could not reasonably be expected to have a Material Adverse Effect, do any of its ERISA Affiliates have any knowledge of any facts or circumstances that could be reasonably likely to result in any material liability to the PBGC, the Internal Revenue Service, the Department of Labor or any participant in connection with any Borrower Benefit Plan (other than routine claims for benefits under the Borrower Benefit Plan). With respect to each Borrower Pension Plan subject to Section 430 of the Code, as of the most recent determination made for purposes of Section 430 of the Code, the “funding shortfall” (as defined in Section 430(c)(4) of the Code, without reduction of assets under Section 430(f)(4)(B) of the Code) of the Borrower Benefit Plan, if paid to the Borrower Benefit Plan in a lump-sum payment, could not reasonably be expected to have a Material Adverse Effect, and the funding target attainment percentage (as defined in Section 430(d)(2) of the Code, without reduction of assets under Section 430(f)(4)(B) of the Code) of the Borrower Benefit Plan equals at least 80%. There is no Lien on assets of Borrower or any ERISA Affiliate that has arisen under Section 430(k) of the Code. Except as could not reasonably be expected to have a Material Adverse Effect, other than claims for benefits in the ordinary course of business, there are no actions, suits, disputes, arbitrations or other material claims pending or, to Borrower’s knowledge, threatened with respect to any Borrower Benefit Plan.
     8.11 Equity Investments. Borrower does not now own any stock or other voting or equity interest, directly or indirectly, in any Person valued at the greater of book value or market value at $5,000,000 or more, other than: (a) the CoBank Equities, and (b) as set forth on Exhibit 8.11 hereto.
     8.12 Title to Real and Personal Property. Borrower has good and marketable fee or leasehold title, as the case may be, to all of its properties and assets, real and personal, including the properties and assets and leasehold interests reflected in the financial statements of Borrower referred to in Section 8.13 hereof, except (a) any properties or assets disposed of in the ordinary course of business, and (b) for defects in title and encumbrances which could not reasonably be expected to result in a Material Adverse Effect. None of the properties of Borrower are subject to any Lien, except as permitted by Section 11.3 hereof (“Permitted Encumbrances”). All such property is in good operating condition and repair, reasonable wear and tear excepted, and suitable in all material respects for the purposes for which it is being utilized except where its failure to be in good operating condition could not reasonably be expected to result in a Material Adverse Effect. All of the leases of Borrower which constitute Material Agreements are in full force and effect and afford Borrower peaceful and undisturbed possession of the subject matter thereof.
     8.13 Financial Statements. The consolidated balance sheet of Borrower and its Subsidiaries as of August 31, 2010, and the related consolidated statements of operations, cash flows and consolidated statements of capital shares and equities for the Fiscal Year then ended, and the accompanying footnotes, together with the unqualified opinion thereon, dated August 31, 2010 of Pricewaterhouse Coopers LLP, independent certified public accountants, copies of which have been furnished to the Administrative Agent and the Lenders, fairly present in all material respects the financial condition of Borrower and its Subsidiaries as at such dates and the results of the operations of Borrower and its Subsidiaries for the periods covered by such statements, all in accordance with GAAP consistently applied. Since August 31, 2010, there has been no material adverse change in the financial condition, results of operations, business or prospects of Borrower or any of its Subsidiaries. As of the Closing Date, there are no liabilities of Borrower or any of its Subsidiaries, fixed or contingent, which are material but are not reflected in the financial statements of Borrower and its Subsidiaries referred to above or referred to in the notes thereto, other than liabilities arising in the ordinary course of business since August 31, 2010. This Agreement, together with each other Loan Document and the exhibits, schedules, attachments, written or oral statements, documents, certificates and other items prepared or supplied to the Administrative Agent, the Letter of Credit Bank or any Lender by or on behalf of Borrower or any of its Subsidiaries with respect to the transactions contemplated hereby or thereby, does not contain any untrue statement of a material fact or omit a material fact necessary to make each statement contained herein or therein not misleading (and, as to projections, valuations or pro forma financial statements, all of such information presents a good faith opinion based on reasonable assumptions as of the date made as to such projections, valuations and pro forma condition and results). There is no fact that Borrower has not disclosed to the Administrative Agent, the Letter of Credit Bank and the Lenders in writing and of which any of Borrower’s officers, directors or executive employees is aware and that has had or could reasonably be expected to have a Material Adverse Effect. Notwithstanding the foregoing, the Administrative Agent, the Letter of Credit Bank and the Lenders acknowledge that the financial projections and pro forma information as to future periods contained therein are subject to general business conditions and economic factors that may be beyond Borrower’s or its Subsidiaries’ control or other unanticipated future events that could have an unforeseen impact on the performance or condition of Borrower and its Subsidiaries, it being understood that all such financial projections will be subject to uncertainties and contingencies and that no representation is given that any particular financial projection will ultimately be realized.
     8.14 Environmental Compliance. Borrower and its Subsidiaries have obtained all permits, licenses and other authorizations which are required under all applicable Environmental Laws, except to the extent failure to have any such permit, license or authorization could not reasonably be expected to result in a Material Adverse Effect (with respect to Borrower or any such Subsidiary). Borrower and its Subsidiaries, and all activities of Borrower and each of its Subsidiaries, are in compliance with all Environmental Laws and the terms and conditions of the required permits, licenses and authorizations, and are also in compliance with all other limitations, restrictions, obligations, schedules and timetables contained in those Environmental

Laws or contained in any plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, except to the extent, in each case, failure to comply has not resulted in, and could not reasonably be expected to result in, a Material Adverse Effect (with respect to Borrower or any such Subsidiary).
     8.15 Fiscal Year. Each fiscal year of Borrower begins on September 1 of each calendar year and ends on August 31 of each calendar year.
     8.16 Material Agreements. Neither Borrower nor, to Borrower’s knowledge, any other party to any Material Agreement, is in default thereunder, and no facts exist which with the giving of notice or the passage of time, or both, would constitute such a default.
     8.17 Regulations U and X. No portion of any Advance will be used for the purpose of purchasing, carrying, or making loans to finance the purchase of any “margin security” or “margin stock” as such terms are used in Regulations U or X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224.
     8.18 Intellectual Property. Set forth on Exhibit 8.18 hereto is a complete and accurate list of all patents, trademarks, trade names, service marks and copyrights, and all applications for any of the foregoing that are owned or licensed by Borrower (collectively, “Intellectual Property”) and are registered with any federal or state Governmental Authority and all licenses thereof, showing as of the date hereof the jurisdiction in which registered, the registration number, the date of registration and the expiration date or, if registration is not yet complete, the date of the application therefor and the application number and title, if any, and indicating whether Borrower owns or licenses each such item of Intellectual Property. Borrower owns or licenses all Intellectual Property that it utilizes in its business as presently being conducted and as anticipated to be conducted, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. The Intellectual Property is in full force and effect, and Borrower has taken or caused to be taken all action necessary to maintain the Intellectual Property in full force and effect and has not taken or failed to take or cause to be taken any action which, with the giving of notice, or the expiration of time, or both, could result in any such Intellectual Property being revoked, invalidated, modified, or limited.
     8.19 No Default on Outstanding Judgments or Orders. Borrower has satisfied all judgments and Borrower is not in default with respect to any judgment, writ, injunction, decree, rule or regulation of any court, arbitrator or federal, state, municipal or other Governmental Authority, commission, board, bureau, agency or instrumentality, domestic or foreign, except to the extent such failure to satisfy any or all such judgments or to be in such a default has not resulted in, and could not reasonably be expected to result in, a Material Adverse Effect.
     8.20 No Default in Other Agreements. Borrower is not a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any certificate of incorporation or corporate restriction which has resulted in, or could reasonably be expected to result in, a Material Adverse Effect. Borrower is not in default in any respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument where such failure to perform, observe or fulfill has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

     8.21 Labor Disputes and Acts of God. Neither the business nor the properties of Borrower are currently affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) which has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.
     8.22 Governmental Regulation. Borrower is not subject to regulation under the Public Utility Holding Company Act of 1935, the Investment Company Act of 1940, the Interstate Commerce Act, the Federal Power Act or any statute or regulation, in each case, limiting its ability to incur indebtedness for money borrowed as contemplated hereby, and neither Borrower nor any company controlling Borrower is required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940.
     8.23 Solvency. Both before and after giving effect to all of the loans, guaranties and other financial accommodations contemplated herein, Borrower (a) will be able to pay its debts as they become due, (b) will have funds and capital sufficient to carry on its business and all businesses and transactions in which it is about to engage, (c) will own property in the aggregate having a value both at fair valuation and at fair saleable value in the ordinary course of Borrower’s business greater than the amount required to pay its Indebtedness, including for this purpose unliquidated, contingent, and disputed claims; (d) was not and will not be insolvent, as that term is used and defined in Section 101(32) of the United States Bankruptcy Code and Section 2 of the Uniform Fraudulent Transfer Act; (e) does not, by executing, delivering or performing its obligations under the Loan Documents to which it is a party or by taking any action with respect thereto, intend to hinder, delay or defraud either its present or future creditors; and (f) does not contemplate filing a petition in bankruptcy or for an arrangement or reorganization or similar proceeding under any law any jurisdiction or country, and, to the best knowledge of Borrower, is not the subject of any bankruptcy or insolvency proceedings or similar proceedings under any law of any jurisdiction or country threatened or pending against Borrower.
ARTICLE 9. CONDITIONS TO ADVANCES
     9.1 Conditions to Closing. The obligation of the Lenders and the Letter of Credit Bank to make any Advances or issue any Letters of Credit hereunder is subject to satisfaction, in the sole discretion of the Administrative Agent, the Letter of Credit Bank and the Lenders, of each of the following conditions precedent:
     (a) Loan Documents. The Administrative Agent shall have received this Credit Agreement and the Notes, duly executed by Borrower.
     (b) Approvals. The Administrative Agent shall have received evidence satisfactory to it that all consents and approvals of governmental authorities and third parties which are with respect to Borrower, necessary for, or required as a condition of the validity and enforceability of the Loan Documents to which it is a party.
     (c) Certificate of Good Standing. The Administrative Agent shall have received a good standing certificate (or equivalent), dated no more than thirty (30) days prior to the Closing Date, for Borrower from the Secretary of State (or the appropriate official) of its state of formation.
     (d) Certificate of Assistant Secretary. The Administrative Agent shall have received certificates of the assistant secretary or other appropriate officer of Borrower (i) certifying that the execution, delivery and performance of the Loan Documents and other documents contemplated hereunder to which Borrower is a party have been duly approved by all necessary action of the governing board of Borrower, and attaching true and correct copies of the applicable resolutions granting such approval, (ii) certifying that attached to such certificate are true and correct copies of the Organization Documents of Borrower, together with such copies, and (iii) certifying the names of the officers of Borrower that are authorized to sign the Loan Documents and other documents contemplated hereunder (each an “Authorized Officer”), together with the true signatures of such Authorized Officers. The Administrative Agent, the Letter of Credit Bank and the Lenders may conclusively rely on such certificate until the Administrative Agent receives a further certificate of the assistant secretary or other appropriate officer of Borrower canceling or amending the prior certificate and submitting the signatures of the officers named in such further certificate.
     (e) Evidence of Insurance. Borrower shall have provided the Administrative Agent with insurance certificates and such other evidence, in form and substance satisfactory to the Administrative Agent, of all property insurance required to be maintained by it under the Loan Documents, together with endorsements showing the Administrative Agent as lender loss payee thereunder; provided, however, that insurance certificates and such other evidence, in form and substance satisfactory to the Administrative Agent, of all liability insurance required to be maintained by it under the Loan Documents, together with endorsements showing the Administrative Agent as additional insured thereunder, shall be provided to the Administrative Agent not later than two Banking Days after the date hereof.
     (f) Appointment of Agent for Service. The Administrative Agent shall have received evidence satisfactory to the Administrative Agent that Borrower has appointed National Registered Agents, Inc. (or other Person reasonably acceptable to the Administrative Agent) to serve as its agent for service of process at such agent’s Denver, Colorado office, and that National Registered Agents, Inc. (or other acceptable Person) has executed its written acceptance of such appointment by Borrower.
     (g) No Material Change. No change shall have occurred in the condition, financial or otherwise, or operations or prospects of Borrower since August 31, 2010, which could reasonably be expected to result in a Material Adverse Effect.
     (h) Fees and Expenses. Borrower shall have paid the Administrative Agent, by wire transfer of immediately available federal funds all fees and expenses then due and payable pursuant to the Fee Letter and Sections 4.7 and 15.1 hereof.
     (i) Opinion of Counsel. Borrower shall have provided a favorable opinion of its counsel addressed to the Administrative Agent, the Letter of Credit Bank and each of the present and future Lenders, covering such matters as the Administrative Agent may reasonably require.
     (j) Compliance Certificate. Borrower shall have provided to the Administrative Agent a Compliance Certificate effective as of November 30, 2010.
     (k) Further Assurances. Borrower shall have provided and/or executed and delivered to the Administrative Agent such further assignments, documents or financing statements, in form and substance satisfactory to the Administrative Agent, that Borrower is to execute and/or deliver pursuant to the terms of the Loan Documents or as the Administrative Agent may reasonably request.
     9.2 Conditions to Advance. The Lenders’ obligation to fund each Advance is subject to receipt by the Administrative Agent of a properly completed Borrowing Notice; and the Lenders’ obligation to fund each Advance and the obligation of the Letter of Credit Bank to issue a Letter of Credit is subject to the satisfaction, in the sole discretion of the Administrative Agent or Letter of Credit Bank, as applicable, of each of the following conditions precedent, as well as those set forth in Section 9.1 hereof, and each Borrowing Request and each LC Request by Borrower shall constitute a representation by Borrower, upon which the Administrative Agent, Lenders, and Letter of Credit Bank, as applicable, may rely, that the conditions set forth in this Section have been satisfied and that the amount of the Advance does not exceed the limits set forth in this Credit Agreement (including without limitation Sections 2.1, 2.2 and 2.5 hereof) or that the amount of the requested Letter of Credit does not exceed the limits set forth in this Credit Agreement (including without limitation Section 3.1 and 3.2 hereof), as applicable:
     (a) Member Loans. As of the Advance Date, there shall be no outstanding Member Loans.
     (b) Default. As of the Advance Date, no Default or Event of Default shall have occurred and be continuing or would result from the disbursing of the amount of the requested Advance or requested Letter of Credit.
     (c) Representations and Warranties. The representations and warranties of Borrower herein shall be true and correct in all material respects on and as of the date on which the Advance is to be made or a Letter of Credit is issued as though made on and as of such date. Borrower shall have paid the Administrative Agent, by wire transfer of immediately available U.S. funds all fees and expenses then due and payable pursuant to the Fee Letter and Sections 4.7 and 15.1 hereof.

ARTICLE 10. AFFIRMATIVE COVENANTS
     From and after the date of this Credit Agreement and until the Obligations are indefeasibly paid in full, all Letters of Credit have expired or been fully drawn, the Letter of Credit Bank has no obligation to issue further Letters of Credit, and the Lenders have no obligation to make any Advance, Borrower agrees that it will observe and comply with the following covenants for the benefit of the Administrative Agent, the Letter of Credit Bank and the Lenders:
     10.1 Books and Records. Borrower shall at all times keep proper books of record and account, in which correct and complete entries shall be made of all its dealings, in accordance with GAAP.
     10.2 Reports and Notices. Borrower shall provide to the Administrative Agent the following reports, information and notices:
     (a) Annual Financial Statements. As soon as available, but in no event later than ninety (90) days after the end of each Fiscal Year of Borrower occurring during the term hereof, one copy of the audit report for such year and the following accompanying financial statements prepared on a consolidated and consolidating basis (including all footnotes thereto), including a consolidated balance sheet, a consolidated statement of earnings, a consolidated statement of capital, and a consolidated statement of cash flow for Borrower and its Subsidiaries, showing in comparative form the figures for the previous Fiscal Year, all in reasonable detail, prepared in conformance with GAAP consistently applied and certified without qualification by PricewaterhouseCoopers LLP, or other independent public accountants of nationally recognized standing selected by Borrower and satisfactory to the Administrative Agent, and to be accompanied by a copy of the management letter of such accountants addressed to the board of directors of Borrower related to such annual audit. Such annual financial statements required pursuant to this Subsection shall be accompanied by a Compliance Certificate signed by Borrower’s Vice President of Finance, corporate treasurer, or other officer of Borrower acceptable to the Administrative Agent.
     (b) Quarterly Financial Statements. As soon as available but in no event more than forty-five (45) days after the end of each Fiscal Quarter (except the last Fiscal Quarter of Borrower’s Fiscal Year) the following financial statements prepared on a consolidated and consolidating basis or other information concerning the operations of Borrower and its Subsidiaries for such Fiscal Quarter, the Fiscal Year to date, and for the corresponding periods of the preceding Fiscal Year, all prepared in accordance with GAAP consistently applied: (i) a balance sheet, (ii) a summary of earnings, (iii) a statement of cash flows, and (iv) such other statements as the Administrative Agent may reasonably request. Such quarterly financial statements required pursuant to this Subsection shall be accompanied by a Compliance Certificate signed by Borrower’s Vice President of Finance, corporate treasurer, or other officer of Borrower acceptable to the Administrative Agent (subject to normal year-end adjustments).

     (c) Notice of Default. As soon as the existence of any Default or Event of Default becomes known to any officer of Borrower, prompt written notice of such Default or Event of Default, the nature and status thereof, and the action being taken or proposed to be taken with respect thereto.
     (d) ERISA Reports. As soon as possible and in any event within ten (10) days after Borrower or any Subsidiary knows or has reason to know that (i) any Reportable Event or Prohibited Transaction has occurred with respect to any Borrower Benefit Plan, (ii) any event or circumstance has occurred that has resulted or could reasonably be expected to result in liability to Borrower or any of its ERISA Affiliates under Title IV of ERISA to a Borrower Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount that could reasonably be expected to have a Material Adverse Effect, (iii) the PBGC or Borrower or any Subsidiary has instituted or will institute proceedings under Title IV of ERISA to terminate any Borrower Benefit Plan, or (iv) Borrower, any Subsidiary or any ERISA Affiliate has completely or partially withdrawn from a Multiemployer Plan, or that a Borrower Benefit Plan which is a Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA), is insolvent (within the meaning of Section 4245 of ERISA) or is terminating, a certificate of the Vice President of Finance or corporate treasurer of Borrower or such Subsidiary or ERISA Affiliate setting forth details as to such Reportable Event or Prohibited Transaction or Borrower Benefit Plan termination or withdrawal or reorganization or insolvency and the action Borrower or such Subsidiary or ERISA Affiliate proposes to take with respect thereto, together with a copy of the notice of such Reportable Event to the PBGC; provided, however, that notwithstanding the foregoing, no reporting is required under this subsection unless the matter(s), individually or in the aggregate, result, or could be reasonably expected to result, in aggregate obligations or liabilities of Borrower and/or its Subsidiaries or ERISA Affiliates in excess of five million dollars ($5,000,000).
     (e) Pension Plans. As soon as possible and in any event within ten (10) days after Borrower fails to make any quarterly contribution required with respect to any Borrower Pension Plan under Section 430(j)(3) of the Code, or fails to make a contribution required (or seeks a waiver of any contribution required) with respect to any Borrower Pension Plan under Section 412 of the Code, a statement of Borrower’s Vice President of Finance or corporate treasurer setting forth details as to such failure and the action that Borrower proposes to take with respect thereto, together with a copy of any notice of such failure required to be provided to the PBGC, or contribution waiver request filed with the Internal Revenue Service.
     (f) Notice of Litigation. Promptly after the commencement thereof, notice of all actions, suits, arbitration and any other proceedings before any Governmental Authority, affecting Borrower which, if determined adversely to Borrower, could reasonably be expected to require Borrower to have to pay or deliver assets having a value of five million dollars ($5,000,000) or more (whether or not the claim is covered by insurance) or, independent of the amount to be paid or the value of the assets to be delivered, could reasonably be expected to result in a Material Adverse Effect.

     (g) Notice of Material Adverse Effect. Promptly after Borrower obtains knowledge thereof, notice of any matter which, alone or when considered together with other matters, has resulted, or could reasonably be expected to result, in a Material Adverse Effect.
     (h) Notice of Environmental Proceedings. Without limiting the provisions of Section 10.2(f) hereof, promptly after Borrower’s receipt thereof, notice of the receipt of all pleadings, orders, complaints, indictments, or other communication alleging a condition that may require Borrower or any Subsidiary to undertake or to contribute to a cleanup or other response under Environmental Regulations, or which seeks penalties, damages, injunctive relief, or criminal sanctions related to alleged violations of such laws, or which claims personal injury or property damage to any person as a result of environmental factors or conditions or which, if adversely determined, could reasonably be expected to have a Material Adverse Effect.
     (i) Regulatory and Other Notices. Promptly after Borrower’s receipt thereof, copies of any notices or other communications received from any Governmental Authority with respect to any matter or proceeding the effect of which could reasonably be expected to have a Material Adverse Effect.
     (j) Adverse Action Regarding Required Licenses and Intellectual Property. As soon as Borrower learns that any petition, action, investigation, notice of violation or apparent liability, notice of forfeiture, order to show cause, complaint or proceeding is pending, or, to the best of Borrower’s knowledge, threatened, to seek to revoke, cancel, suspend, modify, or limit any of the Required Licenses or any of the Intellectual Property, prompt written notice thereof. Borrower shall contest any such action in a Good Faith Contest.
     (k) Annual Business Plan. No later than September 15 of each year, a copy of Borrower’s annual business plan (“Business Plan”) showing financial statement forecasts for the Fiscal Year commencing on September 1 of such year, and including a summary of capital expenditures, details of costs, yields and expenses, and other assumptions used in preparing the forecasts.
     (l) Evidence of Insurance. No later than 30 days after the end of each Fiscal Year of Borrower, updated certificates of insurance showing the Administrative Agent as additional insured and lender loss payee thereunder, and otherwise satisfying all requirements specified in the Loan Documents.
     (m) Additional Information. With reasonable promptness, such other information respecting the condition or operations, financial or otherwise, of Borrower or any Subsidiary as the Administrative Agent, the Letter of Credit Bank or any Lender may from time to time reasonably request.
     10.3 Eligibility. Borrower shall preserve and maintain its status as an entity eligible to borrow from CoBank.

     10.4 Maintenance of Existence and Qualification. Borrower shall maintain its corporate existence in good standing under the laws of its state of organization. Borrower will qualify and remain qualified as a foreign corporation in each jurisdiction in which such qualification is necessary in view of its business, operations and properties except where the failure to so qualify has not and could not reasonably be expected to result in a Material Adverse Effect.
     10.5 Compliance with Legal Requirements and Agreements. Borrower shall: (a) comply with all laws, rules, regulations and orders applicable to Borrower or its business unless such failure to comply is the subject of a Good Faith Contest; and (b) comply with all agreements, indentures, mortgages, and other instruments to which it is a party or by which it or any of its property is bound; provided, however, that the failure of Borrower to comply with this sentence in any instance not directly involving the Administrative Agent or a Lender shall not constitute an Event of Default unless such failure would have a Material Adverse Effect. In addition, Borrower shall (i) ensure that no Person who owns a controlling interest in or otherwise controls Borrower is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury or included in any Executive Orders, (ii) not use or permit the use of the proceeds of any Advance to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, and (iii) comply with all applicable Bank Secrecy Act laws and regulations, as amended.
     10.6 Compliance with Environmental Laws. Without limiting the provisions of Section 10.5 of this Credit Agreement, Borrower shall, and shall cause each Subsidiary to, comply in all material respects with, and take all reasonable steps necessary to cause all Persons occupying or present on any properties owned or leased by Borrower (or any Subsidiary, as applicable) to comply with, all Environmental Regulations, the failure to comply with which would have a Material Adverse Effect (with respect to Borrower or any such Subsidiary) or unless such failure to comply is the subject of a Good Faith Contest.
     10.7 Taxes. Borrower shall cause to be paid when due (a) all taxes, assessments, and other governmental charges upon it, its income, its sales, its properties, (b) federal and state taxes withheld from its employees’ earnings, and (c) all lawful claims for labor, materials and supplies that, if unpaid, might by law become a Lien or charge upon any properties of Borrower, in each case unless (i) the failure to pay such taxes, assessments, or other charges or claims could not reasonably be expected to result in a Material Adverse Effect, or (ii) such taxes, assessments, or other charges or claims are the subject of a Good Faith Contest and Borrower has established adequate reserves therefor in accordance with GAAP.
     10.8 Insurance. Borrower shall keep all of its insurable property insured at all times by an insurance carrier or carriers approved by the Administrative Agent, against all risks covered by a special form policy as well as liability, worker’s compensation, business interruption, boiler and machinery and such other insurance as the Administrative Agent may reasonably require, which insurance shall be primary and in amounts and with deductibles or maximum payouts customarily carried by entities in similar lines of business. Borrower shall also maintain fidelity coverage (including employee dishonesty) on such officers and employees and in such amounts as customarily carried by corporations engaged in comparable businesses and comparably situated. The policy or policies evidencing all insurance referred to in this Section and receipts for the payment of premiums thereon or certificates of such insurance satisfactory to the Administrative Agent shall be delivered to and held by the Administrative Agent. No later than forty (40) days prior to expiration, Borrower shall give the Administrative Agent (a) satisfactory written evidence of renewal of all such policies with premiums paid, or (b) a written report as to the steps being taken by Borrower to renew or replace all such policies, provided that notwithstanding the receipt of such written report, the Administrative Agent may at any time thereafter give Borrower written notice to provide the Administrative Agent with such evidence as described in clause (a), in which case Borrower must do so within ten (10) days of such notice. Borrower agrees to pay all premiums on such insurance as they become due, and will not permit any condition to exist which would wholly or partially invalidate any insurance thereon.
     10.9 Maintenance of Properties. Borrower shall maintain, keep and preserve all of its material properties (tangible and intangible) necessary or used in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and shall cause to be made all repairs, renewals, replacements, betterments and improvements thereof, all as in the sole judgment of Borrower may be reasonably necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times.
     10.10 Payment of Liabilities. Borrower shall pay all liabilities (including, without limitation: (a) any indebtedness for borrowed money or for the deferred purchase price of property or services; (b) any obligations under leases which have or should have been characterized as Capital Leases; and (c) any contingent liabilities, such as guaranties, for the obligations of others relating to indebtedness for borrowed money or for the deferred purchase price of property or services or relating to obligations under leases which have or should have been characterized as Capital Leases) as they become due beyond any period of grace under the instrument creating such liabilities, unless (with the exception of the Obligations) (x) the failure to pay such liabilities within such time period could not reasonably be expected to result in a Material Adverse Effect, or (y) they are subject to a Good Faith Contest, and such contesting will not result in a Material Adverse Effect.
     10.11 Inspection. Borrower shall permit the Administrative Agent, the Letter of Credit Bank or any Lender or their agents, during normal business hours or at such other times as the parties may agree, to examine, and make copies of or abstracts from, Borrower’s properties, books, and records, and to discuss Borrower’s affairs, finances, operations, and accounts with its respective officers, directors, employees, and independent certified public accountants; provided, that, in the case of each meeting with the independent accountants Borrower is given an opportunity to have a representative present at such meeting.
     10.12 Required Licenses; Intellectual Property. Borrower shall duly and lawfully obtain, protect and maintain in full force and effect all Required Licenses and Intellectual Property as appropriate for the business being conducted and properties owned by Borrower at any given time.
     10.13 ERISA. Borrower shall make or cause to be made, and cause each Subsidiary to make or cause to be made, all payments or contributions to all Borrower Benefit Plans covered by Title IV of ERISA, which are necessary to enable those Borrower Benefit Plans to continuously meet all minimum funding standards or requirements.
     10.14 Maintenance of Commodity Position. Borrower shall observe risk management policies, including protection of its commodity inventory holdings or commitments to buy or sell commodities against adverse price movements through hedge agreements or otherwise, to minimize losses and protect margins in commodity production, storage, processing and marketing, which policies shall be consistent with its existing risk management policies, shall be policies as are recognized as financially sound and reputable by prudent business persons in the commodity business, and shall be consistent with risk management policies observed in the petroleum refining and distribution industry in general.
     10.15 Financial Covenants. Borrower shall maintain the following financial covenants, measured as a consolidation of the results of Borrower and its Subsidiaries:
     (a) Funded Debt to EBITDA. As of each Covenant Compliance Date, a ratio of Funded Debt divided by EBITDA of not greater than 3.00 to 1.00 during the Covenant Computation Period ending on such date.
     (b) Minimum Net Worth. As of each Covenant Compliance Date, Net Worth of not less than $600,000,000.
     (c) Interest Coverage Ratio. As of each Covenant Compliance Date, the Interest Coverage Ratio of not less than 4.00 to 1.00 during the Covenant Computation Period ending on such date.
     (d) Minimum Working Capital. At all times, Working Capital of not less than $75,000,000.
ARTICLE 11. NEGATIVE COVENANTS
     From and after the date of this Credit Agreement until the Obligations are indefeasibly paid in full, all Letters of Credit have expired or been fully drawn, the Letter of Credit Bank has no obligation to issue further Letters of Credit, and the Lenders have no obligation to make any Advance, Borrower agrees that it will observe and comply with the following covenants:
     11.1 Borrowing. Borrower shall not create, incur, assume or permit to exist, directly or indirectly, any Indebtedness, except for: (a) Indebtedness of Borrower arising under this Credit Agreement and the other Loan Documents; (b) trade payables arising in the ordinary course of business; (c) current operating liabilities (other than for borrowed money) incurred in the ordinary course of business; (d) Indebtedness on the date hereof as set forth in Exhibit 11.1 attached hereto; (e) Indebtedness arising out of Subordinated Member Loans; (f) Indebtedness under the Bonds so long as Borrower is the sole owner and holder of all of the Bonds; and (g) other Indebtedness, including without limitation, Indebtedness arising under guarantees permitted under Section 11.5 hereof and Indebtedness arising under Capital leases, in an aggregate maximum amount of principal outstanding at any one time of $40,000,000.

     11.2 No Other Businesses. Borrower shall not engage in any material respects in any business activity or operations other than operations or activities (a) in the petroleum refining and distribution industry, or (b) which are not substantially different from or are related to its present business activities or operations.
     11.3 Liens. Borrower shall not create, incur, assume, or suffer to exist any Lien on any of its real or personal properties (including, without limitation, leasehold interests, leasehold improvements and any other interest in real property or fixtures, now owned or hereafter acquired), except:
     (a) Liens for taxes or assessments or other charges or levies of any Governmental Authority, that are not delinquent or if delinquent (i) are the subject of a Good Faith Contest but in no event past the time when a penalty would be incurred, and (ii) the aggregate amount of liabilities so secured (including interest and penalties) does not exceed $10,000,000 at any one time outstanding;
     (b) Liens imposed by law, such as mechanic’s, worker’s, repairman’s, miner’s, agister’s, attorney’s, materialmen’s, landlord’s, warehousemen’s and carrier’s Liens and other similar Liens which are securing obligations incurred in the ordinary course of business for sums not yet due and payable or if due and payable which are the subject of a Good Faith Contest;
     (c) Liens under workers’ compensation, unemployment insurance, social security or similar legislation (other than ERISA), or to secure payments of premiums for insurance purchased in the ordinary course of business, or to secure the performance of tenders, statutory obligations, surety and appearance bonds and bids, bonds for release of an attachment, stay of execution or injunction, leases, government contracts, performance and return-of-money bonds and other similar obligations, all of which are incurred in the ordinary course of business and not in connection with the borrowing of money;
     (d) Any attachment or judgment Lien, the time for appeal or petition for rehearing of which shall not have expired or in respect of which Borrower is protected in all material respects by insurance or for the payment of which adequate reserves have been provided, provided that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are the subject of a Good Faith Contest, and provided further that the aggregate amount of liabilities of Borrower so secured (including interest and penalties) shall not be in excess of $1,000,000 at any one time outstanding;
     (e) Easements, rights-of-way, restrictions, encroachments, covenants, servitudes, zoning and other similar encumbrances which, in the aggregate, do not materially interfere with the occupation, use and enjoyment by Borrower of the property or assets encumbered thereby in the normal course of its business or materially impair the value of the property subject thereto;
     (f) Liens on land, buildings and equipment existing at the time of their acquisition or Liens to secure the payment of all or any part of the purchase price of such land, buildings or equipment or to secure Funded Debt incurred prior to, at the time of, or within one-hundred eighty (180) days after the acquisition of such property for the purpose of financing all or any part of the purchase price thereof, provided that any such Liens shall not encumber any other property of Borrower;
     (g) Liens on assets acquired in a permitted merger and acquisition, but only to the extent that such Liens shall not encumber any other property of Borrower;
     (h) Liens on financed property created or incurred in connection with leases, mortgages, conditional sales contracts, security interests or arrangements for the retention of title entered into by Borrower to secure “industrial revenue bonds” as defined in Section 103(b)(2) of the Code and treated as obligations described in legislation similar to the provisions of said Sections of the Code enacted in any State of the United States or Puerto Rico, which are issued to finance property useful and intended to be used in carrying on the business of Borrower, provided that upon creation of any such Lien Borrower shall incur Indebtedness secured thereby only in conformity with the provisions of Section 11.1 hereof;
     (i) CoBank’s statutory Lien in the CoBank Equities, and (without limiting the foregoing) Liens of any cooperative on Investments by Borrower in the stock, participation certificates, or allocated reserves of such cooperative owned by Borrower;
     (j) All precautionary filings of financing statements under the Uniform Commercial Code which cover property that is made available to or used by Borrower pursuant to the terms of an Operating Lease or Capital Lease;
     (k) Liens securing its reimbursement obligations under any letter of credit issued in connection with the acquisition of an asset; provided that (i) the Lien attaches only to such asset, and (ii) the Lien is released upon satisfaction of such reimbursement obligation; and
     (l) Liens in existence on the date hereof as set forth in Exhibit 11.3 attached hereto.
     11.4 Sale of Assets. Borrower shall not sell, convey, assign, lease or otherwise transfer or dispose of, voluntarily, by operation of law or otherwise, any material part of its now owned or hereafter acquired assets, except: (a) the sale of inventory, equipment and fixtures disposed of in the ordinary course of business, (b) the sale or other disposition of assets no longer necessary or useful for the conduct of its business, and (c) the sale or other disposition of assets in an aggregate amount not to exceed $12,000,000 during any Fiscal Year (valued at the greater of book or market value).
     11.5 Liabilities of Others. Borrower shall not assume, guarantee, become liable as a surety, endorse, contingently agree to purchase, or otherwise be or become liable, directly or indirectly (including, but not limited to, by means of a maintenance agreement, an asset or stock purchase agreement, or any other agreement designed to ensure any creditor against loss), for or on account of the obligation of any Person, except (a) by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower’s business, and (b) subject to the limitations contained in Section 11.1 hereof, guarantees made from time to time by Borrower in the ordinary course of its business.
     11.6 Loans. Borrower shall not lend or advance money, credit, or property to any Person, except (a) trade credit extended in the ordinary course of business; (b) loans to Borrower’s wholly-owned Subsidiary Jayhawk Pipeline, L.L.C., provided that all such loans to Jayhawk Pipeline, L.L.C., when aggregated with all of the Investments in Jayhawk Pipeline, L.L.C. made pursuant to, and as permitted in, Section 11.8(i) hereof, do not exceed $75,000,000; and (c) loans to Borrower’s partially-owned Subsidiary Kaw Pipe Line Company in an aggregate amount not to exceed $5,000,000.
     11.7 Merger; Acquisitions; Business Form; Etc. Borrower shall not liquidate, dissolve, terminate or suspend its business operations or otherwise fail to operate its business in the ordinary course, or merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, lease, assign, transfer or otherwise dispose of all or substantially all of its assets, or acquire all or substantially all of the assets of any Person, or form or create any new Subsidiary or Affiliate, change its business form from a cooperative corporation, or commence operations under any other name, organization, or entity, including any joint venture; provided that Borrower may, so long as there is no Default or Event of Default which has occurred and is continuing, acquire all or substantially all of the assets of any Person so long as (a) the aggregate consideration for all such acquisitions does not exceed $5,000,000 during any Fiscal Year, and (b) Borrower has provided the Administrative Agent with pro-forma financial statements and calculations demonstrating to the Administrative Agent’s satisfaction that Borrower will be in compliance with all financial related covenants contained in this Credit Agreement after giving effect to each such acquisition.
     11.8 Investments. Except for the purchase of CoBank Equities, Borrower shall not own, purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any Person, except that Borrower may own, purchase or acquire:
     (a) commercial paper maturing not in excess of one year from the date of acquisition and rated PI by Moody’s Investors Service, Inc. or Al by Standard & Poor’s Corporation on the date of acquisition;
     (b) certificates of deposit in North American commercial banks rated C or better by Keefe, Bruyette & Woods, Inc. or 3 or better by Cates Consulting Analysts, maturing not in excess of one year from the date of acquisition;
     (c) obligations of the United States government or any agency thereof, the obligations of which are guaranteed by the United States government, maturing, in each case, not in excess of one year from the date of acquisition;
     (d) repurchase agreements of any bank or trust company incorporated under. the laws of the United States of America or any state thereof and fully secured by a pledge of obligations issued or fully and unconditionally guaranteed by the United States government;

     (e) registered investment funds which invest solely in one or more of the Investments described in subparts (a) through (d) of this Section 11.8;
     (f) Investments made prior to the Closing Date in Persons identified on Exhibit 11.8 hereto;
     (g) Investments in the form of non-cash patronage dividends in any Person;
     (h) the Bonds;
     (i) Investments made on and after October 25, 2007 in Borrower’s wholly owned Subsidiary Jayhawk Pipeline, L.L.C.; provided that all such Investments, when aggregated with the amount of all loans to Jayhawk Pipeline, L.L.C., do not exceed $75,000,000;
     (j) the CoBank Equities and any other stock or securities of, or Investments in, CoBank or its investment services or programs; and
     (k) Investments, in addition to those permitted by clauses (a) through (j) above, in an aggregate amount not exceeding $15,000,000.
     11.9 Transactions With Related Parties. Borrower shall not purchase, acquire, provide, or sell any equipment, other personal property, real property or services from or to any Affiliate or Subsidiary of Borrower, except in the ordinary course and pursuant to the reasonable requirements of Borrower’s business and upon fair and reasonable terms no less favorable than would be obtained by Borrower in a comparable arm’s-length transaction with an unrelated Person.
     11.10 Restricted Payments. Borrower shall not, in any Fiscal Year (a) make any Restricted Payment (other than revolvements and retirements of equity) (i) in an aggregate amount that would exceed Borrower’s Patronage Refunds from the current Fiscal Year, or (ii) if a Default or an Event of Default has occurred and is continuing at the time of such Restricted Payment or would result therefrom; or (b) make any revolvement or retirements of equity if a Default or an Event of Default has occurred and is continuing at the time of such Restricted Payment or would result therefrom; provided that regardless of whether a Default or an Event of Default has occurred and is continuing at the time of such Restricted Payment or would result therefrom, Borrower may (x) make cash payments to its Members in an aggregate amount in any Fiscal Year that does not exceed twenty-one percent (21%) of Borrower’s Patronage Refunds for the current Fiscal Year and (y) make age retirement, estate or similar payments.
     11.11 Change in Fiscal Year. Borrower shall not change its Fiscal Year from a year ending on August 31 unless required to do so by the Internal Revenue Service, in which case Borrower agrees to amend the terms Fiscal Quarter and Fiscal Year, as used herein, as the Administrative Agent reasonably deems necessary.
     11.12 ERISA. Borrower shall not: (a) engage in or permit any transaction which could result in a Prohibited Transaction or in the imposition of an excise tax pursuant to Section 4975 of the Code; (b) engage in or permit any transaction or other event which could result in a

Reportable Event for any Borrower Pension Plan; (c) fail to make full payment when due of all amounts which, under the provisions of any Borrower Benefit Plan, Borrower is required to pay as contributions thereto; (d) permit to exist any funding shortfall (as such term is defined in Section 430(c)(4) of the Code) in excess of $25,000 with respect to any Borrower Pension Plan; (e) fail to make any payments to any Multiemployer Plan that Borrower may be required to make under any agreement relating to such Multiemployer Plan or any law pertaining thereto; or (f) terminate any Borrower Pension Plan in a manner which could result in the imposition of a lien on any property of Borrower pursuant to Section 4068 of ERISA. Borrower shall not terminate any Borrower Pension Plan so as to result in any liability to the PBGC. Borrower’s failure to comply with any of the foregoing provisions of this Section shall not constitute a breach of this Credit Agreement or an Event of Default unless such failure has a Material Adverse Effect.
     11.13 Member Loans. Notwithstanding any provision in this Credit Agreement, including, without limitation, any restriction contained in Sections 11.6, 11.8, or 11.10 hereof, Borrower may, at any time so long as all Advances, including all Overnight Advances, have been repaid in full and there is no pending Borrowing Notice or Overnight Advance Request in existence, make Member Loans to its Members funded by Borrower’s cash on hand, subject to the following conditions and limitations:
     (a) Aggregate and Individual Amounts. The aggregate committed amount of all such Member Loans may not exceed Borrower’s Excess Working Capital; and the aggregate committed and (without duplication) outstanding amount of Member Loans to any individual Member may not, except as provided in Subsection 11.13(c) hereof, exceed the product of such individual Member’s Member Percentage multiplied by Borrower’s Excess Working Capital as measured at the time of making such commitment.
     (b) Member Loan Documentation and Maturity Date. Each Member Loan must be evidenced by a written credit and security agreement and revolving loan note in substantially the form of Exhibit 11.13(b) hereto, which must be dated no later than the date of the first advance thereunder, and, as to any advance thereunder, must be payable in full as to interest and principal within no more than thirty-one (31) days after the date of such advance; provided that, notwithstanding the provisions contained in the form attached hereto as Exhibit 11.13(b), Borrower may, at its discretion, make any Member Loan on an unsecured basis.
     (c) Additional Aggregate Individual Amounts. The aggregate committed and (without duplication) outstanding amount of Member Loans to any individual Member may exceed the product of such individual Member’s Member Percentage multiplied by Borrower’s Excess Working Capital; provided that the following conditions are satisfied: (i) such amount may not exceed the lesser of the following: (x) two times the product of such individual Member’s Member Percentage multiplied by Borrower’s Excess Working Capital as measured at the time of making such commitment, or (y) the sum of (A) the product of such individual Member’s Member Percentage multiplied by Borrower’s Excess Working Capital, plus (B) the amount of available credit such Member has under a credit facility satisfactory to Borrower (“Revolving Credit Facility”), in each case as measured at the time of (but without taking into effect the consequences of) making such commitment; (ii) such Member Loan is evidenced by a written credit and security agreement and revolving loan note in substantially the form of Exhibit 11.13(b) hereto which must contain (1) a representation by such Member that the amount of credit available to such Member under the Revolving Credit Facility is in excess of the difference between (A) the face amount of such note and (B) the product of such individual Member’s Member percentage multiplied by Borrower’s Excess Working Capital, (2) a covenant that such Member will at no time request an advance in an amount which would result in the outstanding balance under its Member Loan exceeding the limits set forth in clause (i) of this Subsection 11.13(c), and (3) a covenant that such Member will promptly upon discovery, advise Borrower of the fact and amount of any decrease in the amount of credit available to such Member under the Revolving Credit Facility; provided that notwithstanding the provisions contained in the form attached hereto as Exhibit 11.13(b), Borrower may, at its discretion, make any Member Loan on an unsecured basis.
ARTICLE 12. INDEMNIFICATION
     12.1 General; Stamp Taxes; Intangibles Tax. Borrower agrees to indemnify and hold the Administrative Agent, the Letter of Credit Bank and each Lender and their respective directors, officers, employees, agents, professional advisers and representatives (“Indemnified Parties”) harmless from and against any and all claims, damages, losses, liabilities, costs or expenses whatsoever which any Indemnified Party may incur (or which may be claimed against any such Indemnified Party by any Person), including attorneys’ fees incurred by any Indemnified Party, arising out of or resulting from: (a) the material inaccuracy of any representation or warranty of or with respect to Borrower in this Credit Agreement or the other Loan Documents; (b) the material failure of Borrower to perform or comply with any covenant or obligation of Borrower under this Credit Agreement or the other Loan Documents; (c) the exercise by any Indemnified Party of any right or remedy set forth in this Credit Agreement or the other Loan Documents; or (d) all acts or omissions of the beneficiary of any Letter of Credit, and for such purposes, such beneficiary shall be deemed Borrower’s agent; provided that Borrower shall have no obligation to indemnify any Indemnified Party against claims, damages, losses, liabilities, costs or expenses to the extent that a court of competent jurisdiction renders a final non-appealable determination that the foregoing are solely the result of the willful misconduct or gross negligence of such Indemnified Party. In addition, Borrower agrees to indemnify and hold the Indemnified Parties harmless from and against any and all claims, damages, losses, liabilities, costs or expenses whatsoever which the any Indemnified Party may incur (or which may be claimed against any such Indemnified Party by any Person), including attorneys’ fees incurred by any Indemnified Party, arising out of or resulting from the imposition or nonpayment by Borrower of any stamp tax, intangibles tax, or similar tax imposed by any state, including any amounts owing by virtue of the assertion that the property valuation used to calculate any such tax was understated. Borrower shall have the right to assume the defense of any claim as would give rise to Borrower’s indemnification obligation under this Section with counsel of Borrower’s choosing so long as such defense is being diligently and properly conducted and Borrower shall establish to the Indemnified Party’s satisfaction that the amount of such claims are not, and will not be, material in comparison to the liquid and unrestricted assets of Borrower available to respond to any award which may be granted on account of such claim. So long as the conditions of the preceding sentence are met, Indemnified Party shall have no further right to reimbursement of attorneys’ fees incurred thereafter. The obligation to indemnify set forth in this Section shall survive the termination of this Credit Agreement and the other Loan Documents.
     12.2 Indemnification Relating to Hazardous Substances. Borrower shall not locate, produce, treat, transport, incorporate, discharge, emit, release, deposit or dispose of any Hazardous Substance in, upon, under, over or from any property owned or held by Borrower, except in accordance with all Environmental Regulations; Borrower shall not permit any Hazardous Substance to be located, produced, treated, transported, incorporated, discharged, emitted, released, deposited, disposed of or to escape in, upon, under, over or from any property owned or held by Borrower, except in accordance with Environmental Regulations; and Borrower shall comply with all Environmental Regulations which are applicable to such property. Borrower shall indemnify the Indemnified Parties against, and shall reimburse the Indemnified Parties for, any and all claims, demands, judgments, penalties, liabilities, costs, damages and expenses, including court costs and attorneys’ fees incurred by the Indemnified Parties (prior to trial, at trial and on appeal) in any action against or involving the Indemnified Parties, resulting from any breach of the foregoing covenants in this Section or the covenants in Section 10.6 hereof, or from the discovery of any Hazardous Substance in, upon, under or over, or emanating from, such property, it being the intent of Borrower and the Indemnified Parties that the Indemnified Parties shall have no liability or responsibility for damage or injury to human health, the environmental or natural resources caused by, for abatement and/or clean-up of, or otherwise with respect to, Hazardous Substances as the result of any Indemnified Party exercising any of its rights or remedies with respect thereto, including but not limited to becoming the owner thereof by foreclosure or conveyance in lieu of foreclosure of a judgment lien; provided that such indemnification as it applies to the exercise by any Indemnified Party of its rights or remedies with respect to the Loan Documents shall not apply to claims arising solely with respect to Hazardous Substances brought onto such property by such Indemnified Party while engaged in activities other than operations substantially the same as the operations previously conducted on such property by Borrower. The foregoing covenants of this Section shall be deemed continuing covenants for the benefit of the Indemnified Parties, and any successors and assigns of the Indemnified Parties, including but not limited to any transferee of the title of the Administrative Agent, the Letter of Credit Bank or any Lender or any subsequent owner of the property, and shall survive the satisfaction or release of any Lien, any foreclosure of any Lien and/or any acquisition of title to the property or any part thereof by any Indemnified Party, or anyone claiming by, through or under any Indemnified Party or Borrower by deed in lieu of foreclosure or otherwise. Any amounts covered by the foregoing indemnification shall bear interest from the date incurred at the Default Interest Rate, which interest shall be payable on demand. The indemnification and covenants of this Section shall survive the termination of this Credit Agreement and the other Loan Documents.

ARTICLE 13. EVENTS OF DEFAULT; RIGHTS AND REMEDIES
     13.1 Events of Default. The occurrence of any of the following events (each, an “Event of Default”) shall, at the option of the Administrative Agent, make all Obligations immediately due and payable (provided, that in the case of an Event of Default under Subsection 13.1(f) all amounts owing under the Notes and the other Obligations shall automatically and immediately become due and payable without any action by or on behalf of the Administrative Agent), and the Administrative Agent may exercise all rights and remedies for the collection of any amounts outstanding hereunder and take whatever action it deems necessary to secure itself, all without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character:
     (a) Failure of Borrower to pay within five (5) days of the date when due, whether by acceleration or otherwise, any of the Obligations in accordance with this Credit Agreement or the other Loan Documents.
     (b) Any representation or warranty set forth in any Loan Document, any Borrowing Notice, any financial statements or reports or projections or forecasts, or in connection with any transaction contemplated by any such document, shall prove in any material respect to have been false or misleading when made or furnished by Borrower.
     (c) Any default by Borrower in the performance or compliance with the covenants, promises, conditions or provisions of Sections 10.3, 10.8, 10.11, 10.15, 11.1, 11.3, 11.4, 11.5, 11.7, 11.10, 11.12, or 11.13 of this Credit Agreement.
     (d) Any default by Borrower in the performance or compliance with the covenants, promises, conditions or provisions of Sections 10.12, 10.13, 11.6, 11.8, 11.9, or 11.11 of this Credit Agreement, and such default continues for fifteen (15) days after Borrower learns of such default, whether by Borrower’s own discovery or through notice from the Administrative Agent.
     (e) The failure of Borrower to pay when due, or failure to perform or observe any other obligation or condition with respect to any of the following obligations to any Person, beyond any period of grace under the instrument creating such obligation: (i) any indebtedness for borrowed money or for the deferred purchase price of property or services, (ii) any obligations under leases which have or should have been characterized as Capital Leases, or (iii) any contingent liabilities, such as guaranties and letters of credit, for the obligations of others relating to indebtedness for borrowed money or for the deferred purchase price of property or services or relating to obligations under leases which have or should have been characterized as Capital Leases; provided that no such failure will be deemed to be an Event of Default hereunder unless and until the aggregate amount owing under obligations with respect to which such failures have occurred and are continuing is at least $1,000,000.
     (f) (i) Borrower shall be or become insolvent, however defined; or admit in writing its inability to pay debts as they mature; or make a general assignment for the benefit of its creditors; or cease to do business in the ordinary course; or (ii) Borrower shall institute any bankruptcy, insolvency, reorganization, dissolution, liquidation or similar proceeding relating to itself under the laws of any jurisdiction; or Borrower shall take any action to authorize any such proceeding; or any such proceeding shall be instituted against Borrower and shall not be dismissed or discharged within 60 days after its commencement; or Borrower shall admit all of the material allegations with respect to any such proceeding; or an order for relief or similar order shall be entered in any such proceeding; or (iii) Borrower shall apply for the appointment of any receiver, trustee or similar officer for itself or for all or substantially all of its property; or Borrower shall take any action to authorize any such appointment; or an action for any such appointment shall be commenced by any other Person and such action shall not be dismissed or discharged within 60 days after its commencement; or Borrower shall admit all of the material allegations with respect to any such action; or any such appointment shall be made, with or without the consent of Borrower; or (iv) a warrant, writ of attachment, execution or similar process shall be issued or levied against any substantial part of the property of Borrower and shall not be fully released, stayed, vacated or bonded within 60 days after such issuance or levy; or (v) a petition shall be filed by Borrower under the United States Bankruptcy Code naming Borrower as debtor; or an involuntary petition shall be filed against Borrower under the United States Bankruptcy Code, and such petition shall not have been dismissed within 60 days after such filing; or an order for relief shall be entered in any case under the United States Bankruptcy Code naming Borrower as debtor.
     (g) Any default by Borrower in the performance or compliance with any other provision of this Credit Agreement or any other Loan Document not constituting an Event of Default under any of the preceding subparagraphs of this Section 13.1, and such default continues for thirty (30) days after Borrower learns of such default, whether by Borrower’s own discovery or through notice from the Administrative Agent.
     (h) The entry of one or more judgments in an aggregate amount in excess of $1,000,000 against Borrower not subject to a Good Faith Contest, or discharged or paid, in each case, within thirty (30) days after entry.
     (i) In the event (i) CHS, Inc. shall (A) cease to own more than sixty-seven percent (67%) of the total voting power generally entitled to vote in the election of directors, managers or trustees of Borrower or (B) cease to own more than sixty-seven percent (67%) of all non-voting classes of capital stock of Borrower, or (ii) the members or stockholders, as applicable, of Borrower shall approve any plan for the liquidation or dissolution of Borrower.
     (j) Any Loan Document or any provision thereof ceases to be in full force and effect for any reason other than as expressly permitted hereunder or thereunder; or Borrower attempts to reject, terminate or rescind any Loan Document to which it is a party or any provision thereof, or contests in any manner the validity, binding nature or enforceability of any Loan Document to which it is a party or any provision thereof.
     (k) Any Reportable Event that the Administrative Agent or the Required Lenders determine in good faith would reasonably be expected to constitute grounds for the termination of any Pension Plan under Section 4042 of ERISA or for the appointment by the appropriate United States District Court of a trustee to administer any Borrower Pension Plan, shall have occurred and be continuing 30 days after written notice to such effect shall have been given to Borrower by the Administrative Agent; or the PBGC shall have instituted proceedings to terminate any Borrower Pension Plan or to appoint a trustee to administer any Borrower Pension Plan; or Borrower or any of its ERISA Affiliates shall have filed for a distress termination of any Borrower Pension Plan under Title IV of ERISA; or there is imposed any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, on Borrower or any of its ERISA Affiliates; or there is a determination that any Borrower Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430 or 432 of the Code or Sections 303 or 305 of ERISA; or Borrower or any of its ERISA Affiliates, shall have failed to make any quarterly contribution required with respect to any Borrower Pension Plan under Section 430(j) of the Code or fails to make a contribution required (or seeks a waiver of any contribution required) with respect to any Borrower Pension Plan under Section 412 of the Code, that the Administrative Agent or the Required Lenders determine in good faith may by itself, or in combination with any such failures that the Administrative Agent or the Required Lenders may determine are likely to occur in the future, result in the imposition of a Lien on Borrower’s assets in favor of the Borrower Pension Plan; or any withdrawal, partial withdrawal, reorganization or other event occurs with respect to a Multiemployer Plan that results or would reasonably be expected to result in a material liability of Borrower to the Multiemployer Plan under Title IV of ERISA.
     13.2 No Advance. Upon the occurrence and during the continuance of a Default or an Event of Default, (a) the Lenders shall have no obligation to make any Advance, and (b) neither the Letter of Credit Bank nor the Lenders shall have any obligation to issue, reissue, or extend any Letters of Credit.
     13.3 Rights and Remedies. In addition to the remedies set forth in Section 13.1 and 13.2 hereof, upon the occurrence of an Event of Default, the Administrative Agent shall be entitled to exercise, subject to the provisions of Subsection 14.6(d) hereof, all the rights and remedies provided in the Loan Documents and by any applicable law. Each and every right or remedy granted to the Administrative Agent pursuant to this Credit Agreement and the other Loan Documents, or allowed the Administrative Agent by law or equity, shall be cumulative. Failure or delay on the part of the Administrative Agent to exercise any such right or remedy shall not operate as a waiver thereof. Any single or partial exercise by the Administrative Agent of any such right or remedy shall not preclude any future exercise thereof or the exercise of any other right or remedy.
ARTICLE 14. AGENCY AGREEMENT
     14.1 Funding of Syndication Interest. Each Lender, severally but not jointly, hereby irrevocably agrees to fund its Funding Share of the Advances (“Advance Payment”) as determined pursuant to the terms and conditions contained herein and in particular, Article 2 hereof. Each Lender’s interest (“Syndication Interest”) in each Advance hereunder shall be without recourse to the Administrative Agent or any other Lender and shall not be construed as a loan from any Lender to the Administrative Agent or any other Lender.
     14.2 Lenders’ Obligations to Remit Funds. Each Lender agrees to remit its Funding Share to the Administrative Agent as, and within the time deadlines (“Lender Advance Date”), required in this Credit Agreement. Unless the Administrative Agent shall have received notice from a Lender prior to the date on which such Lender is to provide funds to the Administrative Agent for an Advance to be made by such Lender that such Lender will not make available to the Administrative Agent such funds, the Administrative Agent may assume that such Lender has made such funds available to the Administrative Agent on the date of such Advance in accordance with the terms of this Credit Agreement and the Administrative Agent in its sole discretion may, but shall not be obligated to, in reliance upon such assumption, make available to Borrower on such date a corresponding amount. If and to the extent such Lender shall not have made such funds available to the Administrative Agent by 2:00 P.M. (Eastern Time) on the Banking Day due, such Lender agrees to repay the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to Borrower until the Banking Day such amount is repaid to the Administrative Agent (assuming payment is received by the Administrative Agent at or prior to 2:00 P.M. (Eastern Time), and until the next Banking Day if payment is not received until after 2:00 P.M.), at the customary rate set by the Administrative Agent for the correction of errors among banks for three (3) Banking Days and thereafter at the Base Rate. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Advance for purposes of this Credit Agreement. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify Borrower, and Borrower shall immediately pay such corresponding amount to the Administrative Agent with the interest thereon, for each day from the date such amount is made available to Borrower until the date such amount is repaid to the Administrative Agent, at the rate of interest applicable at the time to such Advance.
     14.3 Lender’s Failure to Remit Funds. If a Delinquent Lender fails to remit its Funding Share in full by the date and time required (the unpaid amount of any such payment being hereinafter referred to as the “Delinquent Amount”), in addition to any other remedies available hereunder, any other Lender or Lenders may, but shall not be obligated to, advance the Delinquent Amount (the Lender or Lenders which advance such Delinquent Amount are referred to as the “Contributing Lenders”), in which case (a) the Delinquent Amount which any Contributing Lender advances shall be treated as a loan to the Delinquent Lender and shall not be counted in determining the Individual Outstanding Obligations, as applicable, of any Contributing Lender, and (b) the Delinquent Lender shall be obligated to pay to the Administrative Agent, for the account of the Contributing Lenders, interest on the Delinquent Amount at a rate of interest equal to the rate of interest which Borrower is obligated to pay on the Delinquent Amount plus 200 basis points (“Delinquency Interest”) until the Delinquent Lender remits the full Delinquent Amount and remits all Delinquency Interest to the Administrative Agent, which will distribute such payments to the Contributing Lenders (pro rata based on the amount of the Delinquent Amount which each of them (if more than one) advanced) on the same Banking Day as such payments are received by the Administrative Agent if received no later than 11:00 A.M. (Eastern Time) or the next Banking Day if received by the Administrative Agent thereafter. In addition, the Contributing Lenders shall be entitled to share, on the same pro rata basis, and the Administrative Agent shall pay over to them, for application against Delinquency Interest and the Delinquent Amount, the Delinquent Lender’s Payment Distribution and any fee distributions or distributions made under Section 14.10 hereof until the Delinquent Amount and all Delinquency Interest have been paid in full. For voting purposes the Administrative Agent shall readjust the Individual Commitments of such Delinquent Lender and the Contributing Lenders from time to time first to reflect the advance of the Delinquent Amount by the Contributing Lenders, and then to reflect the full or partial reimbursement to the Contributing Lenders of such Delinquent Amount. As between the Delinquent Lender and the Contributing Lenders, the Delinquent Lender’s interest in its Note shall be deemed to have been partially assigned to the Contributing Lenders in the amount of the Delinquent Amount and Delinquency Interest owing to the Contributing Lenders from time to time. For the purposes of calculating interest owed by a Delinquent Lender, payments received on other than a Banking Day shall be deemed to have been received on the next Banking Day, and payments received after 2:00 P.M. (Eastern Time) shall be deemed to have been received on the next Banking Day. Notwithstanding the foregoing, if no Lender advances the Delinquent Amount, Borrower shall within two Banking Days following notice by the Administrative Agent (x) first, prepay all outstanding Overnight Advances, and (y) second, cash collateralize the undrawn face amount of all Letters of Credit then outstanding to the extent of such Delinquent Lender’s Individual Pro Rata Share. Further, the Overnight Lender shall not be required to fund any Overnight Advance and the Letter of Credit Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Individual Commitments of the non-Delinquent Lenders in a manner consistent with this Section 14.3 and/or cash collateral will be provided by Borrower in accordance with this Section 14.3.
     14.4 Agency Appointment. Each of the Lenders hereby designates and appoints the Administrative Agent to act as agent to service and collect the Loans, its respective Notes and the other Obligations and to take such action on behalf of such Lender with respect to the Loans, Notes and other Obligations, and to execute such powers and to perform such duties, as specifically delegated or required herein, as well as to exercise such powers and to perform such duties as are reasonably incident thereto, and to receive and benefit from such fees and indemnifications as are provided for or set forth herein, until such time as a successor is appointed and qualified to act as the Administrative Agent.
     14.5 Power and Authority of the Administrative Agent. Without limiting the generality of the power and authority vested in the Administrative Agent pursuant to Section 14.4 hereof, the power and authority vested in the Administrative Agent includes, but is not limited to, the following:
     (a) Advice. To solicit the advice and assistance of each of the Lenders, the Letter of Credit Bank and Voting Participants concerning the administration of the Facility and the exercise by the Administrative Agent of its various rights, remedies, powers, and discretions with respect thereto. As to any matters not expressly provided for by this Credit Agreement or any other Loan Document, the Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with instructions signed by all of the Lenders, the Letter of Credit Bank or the Required Lenders, as the case may be (and including in each such case, Voting Participants), and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders, the Letter of Credit Bank, the Voting Participants, and the Administrative Agent.
     (b) Documents. To execute, seal, acknowledge, and deliver as the Administrative Agent, all such instruments as may be appropriate in connection with the administration of the Facility and the exercise by the Administrative Agent of its various rights with respect thereto.
     (c) Proceedings. To initiate, prosecute, defend, and to participate in, actions and proceedings in its name as the Administrative Agent for the ratable benefit of the Lenders and the Letter of Credit Bank.
     (d) Retain Professionals. To retain attorneys, accountants, and other professionals to provide advice and professional services to the. Administrative Agent, with their fees and expenses reimbursable to the Administrative Agent by Lenders pursuant to Section 14.17 hereof.
     (e) Incidental Powers. To exercise powers reasonably incident to the Administrative Agent’s discharge of its duties enumerated in Section 14.6 hereof.
     14.6 Duties of the Administrative Agent. The duties of the Administrative Agent hereunder shall consist of the following:
     (a) Possession of Documents. To safekeep one original of each of the Loan Documents other than the Notes (which will be in the possession of the Lender named as payee therein).
     (b) Distribute Payments. To receive and distribute to the Lenders payments made by Borrower pursuant to the Loan Documents, as provided in Article 5 hereof. Unless the Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to any Lender hereunder that Borrower will not make such payment in full, the Administrative Agent may assume that Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent in its sole discretion may, but shall not be obligated to, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrower shall not have so made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent at the customary rate set by the Administrative Agent for the correction of errors among banks for three (3) Banking Days and thereafter at the Base Rate.
     (c) Loan Administration. Subject to the provisions of Section 14.8 hereof, to, on behalf of and for the ratable benefit of all Lenders, in accordance with customary banking practices, exercise all rights, powers, privileges, and discretion to which the Administrative Agent is entitled to administer the Loans, including, without limitation: (i) monitor all borrowing activity, Individual Commitment balances, and maturity dates of all LIBO Rate Loans; (ii) monitor and report Credit Agreement and covenant compliance, and coordinate required credit actions by the Lenders; (iii) manage the process for future waivers and amendments if modifications to the Credit Agreement are required; and (iv) administer, record, and process all assignments to be made for the current and future Lenders.
     (d) Action Upon Default. Each Lender agrees that upon its learning of any facts which would constitute a Default or Event of Default, it shall promptly notify the Administrative Agent by a writing designated as a notice of default specifying in detail the nature of such facts and default, and the Administrative Agent shall promptly send a copy of such notice to all other Lenders. The Administrative Agent shall be entitled to assume that no Event of Default or Default has occurred or is continuing unless an officer thereof primarily responsible for the Administrative Agent’s duties as such with respect to the Loans or primarily responsible for the credit relationship between the Administrative Agent and Borrower has actual knowledge of facts which would result in or constitute a Default or Event of Default, or has received written notice from Borrower of such fact, or has received written notice of default from a Lender. In the event the Administrative Agent has obtained actual knowledge (in the manner described above) or received written notice of the occurrence of a Default or Event of Default as provided in the preceding sentences, the Administrative Agent may, but is not required to exercise or refrain from exercising any rights which may be available under the Loan Documents or at law on account of such occurrence and shall be entitled to use its discretion with respect to exercising or refraining from exercising any such rights, unless and until the Administrative Agent has received specific written instruction from the Required Lenders to refrain from exercising such rights or to take specific designated action, in which case it shall follow such instruction; provided that the Administrative Agent shall not be required to take any action which will subject it to personal liability, or which is or may be contrary to any provision of the Loan Documents or applicable law. The Administrative Agent shall not be subject to any liability by reason of its acting or refraining from acting pursuant to any such instruction.
     (e) Forwarding of Information. The Administrative Agent shall, within a reasonable time after receipt thereof, forward to the Lenders and the Voting Participants notices and reports provided to the Administrative Agent by Borrower pursuant to Section 10.2 hereof.
     14.7 Indemnification as Condition to Action. Except for action expressly required of the Administrative Agent hereunder, the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall have received further assurances (which may include cash collateral) of the indemnification obligations of the Lenders under Section 14.18 hereof in respect of any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.
     14.8 Consent Required for Certain Actions. Except as provided in Section 14.3 hereof, and notwithstanding the fact that this Credit Agreement may otherwise provide that the Administrative Agent may act at its discretion, the Administrative Agent may not take any of the following actions (nor may the Lenders or the Voting Participants take the action described in

Subsection 14.8(a)(iii)) with respect to, or under, the Loan Documents without the prior written consent, given after notification by the Administrative Agent of its intention to take any such action (or notification by such Lenders as are proposing the action described in Subsection 14.8(a)(iii) of their intention to do so), of:
     (a) Unanimous. Each of the Lenders and Voting Participants before:
     (i) Agreeing to an increase in the Aggregate Revolving Commitment or an extension of the Availability Period or the Maturity Date;
     (ii) Agreeing to a reduction in the amount, or to a delay in the due date, of any payment by Borrower of interest, principal, or fees with respect to the Loans; provided, however, this restriction shall not apply to a delay in payment of interest or fees granted by the Administrative Agent in the ordinary course of administration of the Loans and the exercise of reasonable judgment, so long as such payment delay does not exceed five (5) days; or
     (iii) Amending the definition of “Required Lenders” any provision set forth in this Subsection 14.8(a); or
     (iv) Agreeing to waive any material provisions of this Credit Agreement or any of the other Loan Documents.
     (b) Required Lenders. The Required Lenders before:
     (i) Consenting to any action, amendment, or granting any waiver with respect to the Loans or the other Obligations not covered in Subsection 14.8(a) or (c); or
     (ii) Agreeing to amend Article 14 of this Credit Agreement (other than Subsection 14.8(a)(iii)).
     (c) Action Without Vote. Notwithstanding any other provisions of this Section, the Administrative Agent may take the following action without obtaining the consent of the Lenders or the Voting Participants:
     (i) Determining (x) whether the conditions to an Advance have been met, and (y) the amount of such Advance;
     (ii) Determining (x) whether the conditions to the issuance of a Letter of Credit have been met, and (y) the amount of such Letter of Credit.
If no written consent or denial is received from a Lender within five (5) Banking Days after written notice of any proposed action as described in this Section is delivered to such Lender by the Administrative Agent, such Lender shall be conclusively deemed to have consented thereto for the purposes of this Section. Notwithstanding any other provision of this Section 14.8, any Fee Letter may be amended by the agreement of the parties thereto.

     14.9 Distribution of Principal and Interest. The Administrative Agent will receive and accept all payments (including prepayments) of principal and interest made by Borrower on the Loans and the Notes and will hold all such payments in trust for the benefit of all present and future Lenders, and, if requested in writing by the Required Lenders, in an account segregated from the Administrative Agent’s other funds and accounts (“Payment Account”). After the receipt by the Administrative Agent of any payment representing interest or principal on the Loans, the Administrative Agent shall remit to each Lender its share of such payment as provided in Article 5 hereof (“Payment Distribution”) no later than the same Banking Day as such payment is received by the Administrative Agent if received no later than 11:00 A.M. (Eastern Time) or the next Banking Day if received by the Administrative Agent thereafter. Any Lender’s rights to its Payment Distribution shall be subject to the rights of any Contributing Lenders to such amounts as set forth in Section 14.3 hereof.
     14.10 Distribution of Certain Amounts. The Administrative Agent shall (a) receive and hold in trust for the benefit of all present and future Lenders, in the Payment Account and, if requested in writing by the Required Lenders, segregated from the Administrative Agent’s other funds and accounts and (b) shall remit to each Lender the amount of any Funding Losses paid by Borrower to the Administrative Agent in connection with a prepayment of any portion of a LIBO Rate Loan, in accordance with the Funding Loss Notice such Lender provided to the Administrative Agent, no later than the same Banking Day that payment of such Funding Losses is received by the Administrative Agent, if received no later than 11:00 A.M. (Eastern Time), or the next Banking Day if received by the Administrative Agent thereafter.
     14.11 Possession of Loan Documents. The Loan Documents (other than the Notes) shall be held by the Administrative Agent in its name, for the ratable benefit of itself and the other Lenders without preference or priority.
     14.12 Collateral Application. The Lenders shall have no interest in any other loans made to Borrower by any other Lender other than the Loans, or in any property taken as security for any other loan or loans made to Borrower by any other Lender, or in any property now or hereinafter in the possession or control of any other Lender, which may be or become security for the Loans solely by reason of the provisions of a security instrument that would cause such security instrument and the property covered thereby to secure generally all indebtedness owing by Borrower to such other Lender. Notwithstanding the foregoing, to the extent such other Lender applies such funds or the proceeds of such property to reduction of the Loans, such other Lender shall share such funds or proceeds with all Lenders according to their respective Individual Pro Rata Shares. In the event that any Lender shall obtain payment, whether partial or full, from any source in respect of the Loans, including without limitation payment by reason of the exercise of a right of offset, banker’s lien, general lien, or counterclaim, such Lender shall promptly make such adjustments (which may include payment in cash or the purchase of further syndications or participations in the Loans) to the end that such excess payment shall be shared with all other Lenders in accordance with their respective Individual Commitments. Notwithstanding any of the foregoing provisions of this Section or Article 7 hereof, no Lender other than CoBank shall have any right to, or to the proceeds of, or any right to the application to any amount owing to such Lender hereunder of any the proceeds of, any CoBank Equities issued to Borrower by CoBank or on account of any statutory lien held by CoBank on such CoBank Equities.

     14.13 Amounts Required to be Returned. If the Administrative Agent makes any payment to a Lender in anticipation of the receipt of final funds from Borrower, and such funds are not received from Borrower, or if excess funds are paid by the Administrative Agent to any Lender as the result of a miscalculation by the Administrative Agent, then Lender shall, on demand of the Administrative Agent, forthwith return to the Administrative Agent any such amounts, plus interest thereon (from the day such amounts were transferred by the Administrative Agent to the Lender to, but not including, the day such amounts are returned by Lender) at a rate per annum equal to the customary rate set by the Administrative Agent for the correction of errors among banks for three (3) Banking Days and thereafter at the Base Rate. If the Administrative Agent is required at any time to return to Borrower or a trustee, receiver, liquidator, custodian, or similar official any portion of the payments made by Borrower to the Administrative Agent, whether pursuant to any bankruptcy or insolvency law or otherwise, then each Lender shall, on demand of the Administrative Agent, forthwith return to the Administrative Agent any such payments transferred to such Lender by the Administrative Agent but without interest or penalty (unless the Administrative Agent is required to pay interest or penalty on such amounts to the person recovering such payments).
     14.14 Reports and Information to Lenders. The Administrative Agent shall use reasonable efforts to provide to Lenders, as soon as practicable after actual knowledge thereof is acquired by an officer thereof primarily responsible for the Administrative Agent’s duties as such with respect to the Loans or primarily responsible for the credit relationship between the Administrative Agent and Borrower, any material factual information which has a material adverse effect on the creditworthiness of Borrower, and Borrower hereby authorizes such disclosure by the Administrative Agent to the Lenders (and by the Lenders to any of their participants). Failure of the Administrative Agent to provide the information referred to in this Section or in Subsection 14.6(d) hereof shall not result in any liability upon, or right to make a claim against, the Administrative Agent except where a court of competent jurisdiction renders a final non-appealable determination that such failure is a result of the willful misconduct or gross negligence of the Administrative Agent. Lenders acknowledge and agree that all information and reports received pursuant to this Credit Agreement will be received in confidence in connection with their Syndication Interest, and that such information and reports constitute confidential information and shall not, without the prior written consent of the Administrative Agent or Borrower, as applicable, be (x) disclosed to any third party (other than the Administrative Agent, another Lender or potential Lender, or a participant or potential participant in the interest of a Lender, which disclosure is hereby approved by Borrower), except pursuant to appropriate legal or regulatory process, or (y) used by the Lender except in connection with the Loans and its Syndication Interest.
     14.15 Standard of Care. The Administrative Agent shall not be liable to Lenders for any error in judgment or for any action taken or not taken by the Administrative Agent or its agents, except for its gross negligence or willful misconduct as determined by a final, non-appealable judgment of a court of competent jurisdiction. The Administrative Agent may rely on the advice of counsel concerning legal matters and on any written document it believes to be genuine and correct and to have been signed or sent by the proper Person or Persons.
     14.16 No Trust Relationship. Neither the execution of this Credit Agreement, nor the sharing in the Loans, nor the holding of the Loan Documents in its name by the Administrative

Agent, nor the management and administration of the Loans and Loan Documents by the Administrative Agent (including the obligation to hold certain payments and proceeds in the Payment Account in trust for the Lenders), nor any other right, duty or obligation of the Administrative Agent under or pursuant to this Credit Agreement is intended to be or create, and none of the foregoing shall be construed to be or create, any express, implied or constructive trust relationship between the Administrative Agent and any Lender. Each Lender hereby agrees and stipulates that the Administrative Agent is not acting as trustee for such Lender with respect to the Loans, this Credit Agreement, or any aspect of either, or in any other respect.
     14.17 Sharing of Costs and Expenses. To the extent not paid by Borrower, each Lender will promptly upon demand reimburse the Administrative Agent for its proportionate share (based on its Individual Pro Rata Share), for all reasonable costs, disbursements, and expenses incurred by the Administrative Agent on or after the date of this Credit Agreement for legal, accounting, consulting, and other services rendered to the Administrative Agent in its role as the Administrative Agent in the administration of the Loans, interpreting the Loan Documents, and protecting, enforcing, or otherwise exercising any rights, both before and after default by Borrower under the Loan Documents, and including, without limitation, all costs and expenses incurred in connection with any bankruptcy proceedings; provided, however, that the costs and expenses to be shared in accordance with this Section shall not include any costs or expenses incurred by the Administrative Agent solely as a Lender in connection with the Loans, nor to the Administrative Agent’s internal costs and expenses.
     14.18 Lenders’ Indemnification of the Administrative Agent. Each of the Lenders agree to indemnify the Administrative Agent, including any Successor Agent, and their respective directors, officers, employees, agents, professional advisers and representatives (“Indemnified Agency Parties”), to the extent not reimbursed by Borrower, and without in any way limiting the obligation of Borrower to do so, ratably based on its Individual Pro Rata Share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Loans and/or the expiration or termination of this Credit Agreement) be imposed on, incurred by or asserted against the Administrative Agent (or any of the Indemnified Agency Parties while acting for the Administrative Agent or for any Successor Agent) in any way relating to or arising out of this Credit Agreement or the Loan Documents, or the performance of the duties of the Administrative Agent hereunder or thereunder or any action taken or omitted while acting in the capacity of the Administrative Agent under or in connection with any of the foregoing; provided that the Lenders shall not be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of an Indemnified Agency Party to the extent that any of the forgoing result from the gross negligence or willful misconduct of that Indemnified Agency Party as determined by a final, non-appealable judgment of a court of competent jurisdiction. The agreements and obligations in this Section shall survive the payment of the Loans and the expiration or termination of this Credit Agreement.
     14.19 Books and Records. The Administrative Agent shall maintain such books of account and records relating to the Loans as it maintains with respect to other loans of similar type and amount, and which shall clearly and accurately reflect the Syndication Interest of each

Lender. Lenders, or their agents, may inspect such books of account and records at all reasonable times during the Administrative Agent’s regular business hours.
     14.20 Administrative Agent Fee. CoBank and any Successor Agent shall be entitled to the Administrative Agent Fee for acting as the Administrative Agent. In the event the Successor Agent is contractually entitled to an additional fee, each Lender will be responsible for its proportionate share (based on its Individual Pro Rata Share) thereof.
     14.21 The Administrative Agent’s Resignation or Removal. The Administrative Agent may resign at any time by giving at least sixty (60) days’ prior written notice of its intention to do so to each of the Lenders and Borrower. After the receipt of such notice, the Required Lenders shall appoint a successor (“Successor Agent”). If (a) no Successor Agent shall have been so appointed which is either (i) a Lender, or (ii) if not a Lender, which is a Person approved by Borrower, such approval not to be unreasonably withheld (provided that Borrower shall have no approval rights upon the occurrence and during the continuance of an Event of Default), or (b) if such Successor Agent has not accepted such appointment, in either case within forty-five (45) days after the retiring Administrative Agent’s giving of such notice of resignation, then the retiring Administrative Agent may, after consulting with, but without requiring the approval of, Borrower, appoint a Successor Agent which shall be a bank or a trust company organized under the laws of the United States of America or any state thereof and having a combined capital, surplus and undivided profit of at least $250,000,000. Any Administrative Agent may be removed upon the written demand of the Required Lenders, which demand shall also appoint a Successor Agent. Upon the appointment of a Successor Agent hereunder, (x) the term “Administrative Agent” shall for all purposes of this Credit Agreement thereafter mean such Successor Agent, and (y) the Successor Agent shall notify Borrower of its identity and of the information called for in Subsection 15.4(b) hereof. After any retiring Administrative Agent’s resignation hereunder as the Administrative Agent, or the removal hereunder of any Administrative Agent, the provisions of this Credit Agreement shall continue to inure to the benefit of such Administrative Agent as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Credit Agreement.
     14.22 Representations and Warranties of All Parties. The Administrative Agent and each Lender represents and warrants that: (a) the execution and delivery of, and performance of its obligations under, this Credit Agreement is within its power and has been duly authorized by all necessary corporate and other action by it; (b) this Credit Agreement is in compliance with all applicable laws and regulations promulgated under such laws and does not conflict with nor constitute a breach of its charter or bylaws nor any agreements by which it is bound, and does not violate any judgment, decree or governmental or administrative order, rule or regulation applicable to it; (c) no approval, authorization or other action by, or declaration to or filing with, any governmental or administrative authority or any other Person is required to be obtained or made by it in connection with the execution and delivery of, and performance of its obligations under, this Credit Agreement; and (d) this Credit Agreement has been duly executed by it, and constitutes the legal, valid, and binding obligation of such Person, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally and general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity). Each Lender that is a state or national bank represents and warrants that the act of entering into and performing its obligations under this Credit Agreement has been approved by its board of directors or its loan committee and such action was duly noted in the written minutes of the meeting of such board or committee, and that it will furnish the Administrative Agent with a certified copy of such minutes or an excerpt therefrom reflecting such approval.
     14.23 Lenders’ Independent Credit Analysis. Each Lender acknowledges receipt of true and correct copies of all Loan Documents (other than any Note payable to another Lender) from the Administrative Agent. Each Lender agrees and represents that it has relied upon its independent review (a) of the Loan Documents, and (b) any information independently acquired by such Lender from Borrower or otherwise in making its decision to acquire an interest in the Loans independently and without reliance on the Administrative Agent. Each Lender represents and warrants that it has obtained such information as it deems necessary (including any information such Lender independently obtained from Borrower or others) prior to making its decision to acquire an interest in the Loans. Each Lender further agrees and represents that it has made its own independent analysis and appraisal of an investigation into each Borrower’s authority, business, operations, financial and other condition, creditworthiness, and ability to perform its obligations under the Loan Documents and has relied on such review in making its decision to acquire an interest in the Loans. Each Lender agrees that it will continue to rely solely upon its independent review of the facts and circumstances related to Borrower, and without reliance upon the Administrative Agent, in making future decisions with respect to all matters under or in connection with the Loan Documents and the Loans. The Administrative Agent assumes no responsibility for the financial condition of Borrower or for the performance of Borrower’s obligations under the Loan Documents. Except as otherwise expressly provided herein, no Lender shall have any duty or responsibility to furnish to any other Lenders any credit or other information concerning Borrower which may come into its possession.
     14.24 No Joint Venture or Partnership. Neither the execution of this Credit Agreement, the sharing in the Loans, nor any agreement to share in payments or losses arising as a result of this transaction is intended to be or to create, and the foregoing shall not be construed to be, any partnership, joint venture or other joint enterprise between the Administrative Agent and any Lender, nor between or among any of the Lenders.
     14.25 Purchase for Own Account; Restrictions on Transfer; Participations. Each Lender other than CoBank represents that it has acquired and is retaining its interest in the Loans for its own account in the ordinary course of its banking or financing business and not with a view toward the sale, distribution, further participation, or transfer thereof. Each Lender other than CoBank agrees that it will not sell, assign, convey or otherwise dispose of (“Transfer”) to any Person, or create or permit to exist any Lien on all or any part of its interest in the Loans, without the prior written consent of the Administrative Agent and Borrower, which consent will not be unreasonably withheld (provided that Borrower shall have no approval rights upon the occurrence and during the continuance of an Event of Default); provided that: (a) any such Transfer except a Transfer to another Lender or a Transfer by CoBank must be in a minimum amount of $5,000,000; (b) each Lender must maintain an Individual Commitment of no less than $5,000,000, unless it Transfers its entire Syndication Interest; (c) the transferee must execute an Assignment and Assumption and assume all of the transferor’s obligations hereunder and execute such documents as the Administrative Agent may reasonably require; and (d) the Lender making such Transfer must pay the Administrative Agent an assignment fee of $3,500. Any Lender may participate any part of its interest in the Loans to any Person with the prior written consent of the Administrative Agent and Borrower, which consent will not be unreasonably withheld (provided that Borrower shall have no approval rights upon the occurrence and during the continuance of an Event of Default), provided that no such consent shall be required where the participant is a Person at least fifty percent (50%) the equity interest in which is owned by such Lender or which owns at least fifty percent (50%) of the equity interest in such Lender or at least fifty percent (50%) of the equity interest of which is owned by the same Person which owns at least fifty percent (50%) of the equity interest of such Lender, and each Lender understands and agrees that in the event of any such participation: (x) its obligations hereunder will not change on account of such participation; (y) except as provided in Section 14.26 hereof, the participant will have no rights under this Credit Agreement, including, without limitation, voting rights or the right to receive payments or distributions; and (z) the Administrative Agent shall continue to deal directly with the Lender with respect to the Loans (including with respect to voting rights) as though no participation had been granted and will not be obligated to deal directly with any participant. Notwithstanding any provision contained herein to the contrary, any Lender may at any time pledge or assign all or any portion of its interest in the Loans to any Federal Reserve Bank or the Federal Farm Credit. Bank in accordance with applicable law. CoBank reserves the right to sell participations on a non-patronage basis.
     14.26 Certain Participants’ Voting Rights. Notwithstanding anything in Section 14.25 to the contrary, any Farm Credit Lender that (i) is the owner of a participation in an Individual Commitment (including Advances outstanding thereunder) initially in the amount of at least $5,000,000; (ii) is, by written notice to Borrower and the Administrative Agent (a “Voting Participant Notification”), designated by the selling Lender as being entitled to be accorded the rights of a voting participant hereunder (any Farm Credit Lender so designated being called a “Voting Participant”); and (iii) receives the prior written consent of Borrower (unless an Event of Default has occurred and is continuing) and the Administrative Agent to become a Voting Participant, shall be entitled to vote for so long as such Farm Credit Lender owns such participation and notwithstanding any subparticipation by such Farm Credit Lender (and the voting rights of the selling Lender shall be correspondingly reduced), on a dollar for dollar basis, as if such Voting Participant were a Lender, on any matter requiring or allowing a Lender to provide or withhold its consent, or to otherwise vote on any proposed action. To be effective, each Voting Participant Notification shall, with respect to any Voting Participant, (A) state the full name, as well as all contact information required for an assignee in the Assignment and Assumption; and (B) state the dollar amount of the participation purchased. The selling Lender and the Voting Participant shall notify the Administrative Agent and Borrower within three (3) Banking Days of any termination of, reduction or increase in the amount of, such participation. Borrower and the Administrative Agent shall be entitled to conclusively rely on information contained in notices delivered pursuant to this subsection 14.26. The voting rights hereunder are solely for the benefit of the Voting Participants and shall not inure to any assignee or participant of a Voting Participant.
     14.27 Method of Making Payments. Payment and transfer of all amounts owing or to be paid or remitted hereunder, including, without limitation, payment of the Advance Payment by Lenders, and distribution of principal or interest payments or fees or other amounts by the

Administrative Agent, shall be by wire transfer in accordance with the instructions contained on Exhibit 14.27 hereto (“Wire Instructions”).
     14.28 Replacement of Non-Consenting Lenders and Delinquent Lenders. If any Lender (a “Non-Consenting Lender”) refuses to consent to an amendment to or waiver of any Loan Document or provision thereof, which amendment or waiver requires unanimous consent of all the Lenders in order to be effective, or if any Lender is a Delinquent Lender, then the Administrative Agent may or Borrower may (but neither shall be obligated to), upon notice to the Non-Consenting Lender or Delinquent Lender (and the Administrative Agent, if applicable), require the Non-Consenting Lender or Delinquent Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 14.25) all of its interests, rights, duties and obligations under this Agreement and the Loan Documents to another Person that shall assume such obligations (which assignee may be a Lender, if a Lender accepts such assignment); provided that:
     (i) if it is an assignment at the request of Borrower, Borrower shall have received the prior written consent of the Administrative Agent and the Letter of Credit Bank, which consents shall not be unreasonably withheld,
     (j) if it is an assignment at the request of the Administrative Agent and there is no Event of Default, Borrower and the Letter of Credit Bank shall have consented to such assignment, which consents shall not be unreasonably withheld,
     (k) in the case of a Non-Consenting Lender, the interests, rights, duties and obligations of all Non-Consenting Lenders are similarly assigned to other Persons, and
     (l) the Non-Consenting Lender or Delinquent Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents, from its assignee (to the extent of such outstanding principal, accrued interest and accrued fees) or Borrower (in the case of all other amounts).
     14.29 Withholding Taxes.
     (m) Payments Free of Taxes. Any and all payments by or on account of any obligation of Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Lender entitled thereto receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions, and (iii) Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

     (n) Payment of Other Taxes by Borrower. Without limiting the provisions of paragraph (m) above, Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
     (o) Indemnification by Borrower. Borrower shall indemnify each Lender within 10 Banking Days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by such Lender, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to the Administrative Agent) shall be conclusive absent manifest error.
     (p) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by Borrower to a Governmental Authority, Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
     (q) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or the Administrative Agent as will enable Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.
     (r) Treatment of Certain Refunds. If any Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section, it shall pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that Borrower, upon the request of a Lender will repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Lender in the event such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrower or any other Person.
     14.30 Amendments Concerning Agency Function. The Administrative Agent shall not be bound by any waiver, amendment, supplement or modification of this Credit Agreement or any other Loan Document which affects its duties hereunder or thereunder unless it shall have given its prior written consent thereto.
     14.31 Further Assurances. The Administrative Agent and each Lender agree to take whatever steps and execute such documents as may be reasonable and necessary to implement this Article 14 and to carry out fully the intent thereof.
ARTICLE 15. MISCELLANEOUS
     15.1 Costs and Expenses. To the extent permitted by law, Borrower agrees to pay to the Administrative Agent, the Letter of Credit Bank and the Lenders, on demand, all reasonable out-of-pocket costs and expenses (a) incurred by the Administrative Agent (including, without limitation, the reasonable fees and expenses of counsel retained by the Administrative Agent, and including fees and expenses incurred for consulting, appraisal, engineering, inspection, and environmental assessment services) in connection with the preparation, negotiation, execution, delivery and administration (including without limitation processing the Borrowing Notices) of this Credit Agreement and the other Loan Documents and the transactions contemplated hereby and thereby, and any amendments, modifications or waivers of the provisions hereof or thereof; and (b) incurred by the Administrative Agent, the Letter of Credit bank or any Lender (including, without limitation, the reasonable fees and expenses of counsel retained by the Administrative Agent, the Letter of Credit Bank and the Lenders) in connection with the enforcement or protection of the its rights under the Loan Documents upon the occurrence of an Event of Default, upon the commencement of an action by Borrower against the Administrative Agent, the Letter of Credit Bank or any Lender, including without limitation collection of the Loans (regardless of whether such enforcement or collection is by court action or otherwise), and in connection with any workout, restructuring or negotiations in respect of the Obligations. Borrower shall not be obligated to pay the costs or expenses of any Person whose only interest in the Loans is as a holder of a participation interest.
     15.2 Service of Process and Consent to Jurisdiction. Borrower hereby agrees that any litigation with respect to this Credit Agreement or the other Loan Documents or to enforce any judgment obtained against Borrower for breach of any Loan Document shall be brought in a state or federal court sitting in Denver, Colorado, as the Administrative Agent may elect; and, by execution and delivery of this Credit Agreement, Borrower irrevocably submits to such jurisdiction. With respect to litigation concerning this Credit Agreement or under the Notes or other Loan Documents within the jurisdiction of a state or federal court sitting in Denver, Colorado, Borrower hereby irrevocably appoints, until six (6) months after the expiration of the Maturity Date (as it may be extended at anytime), a Person, such as The Corporation Company, with offices in Denver, Colorado and otherwise reasonably acceptable to the Administrative Agent to serve as the agent of Borrower to receive for and on behalf of Borrower at such agent’s Denver, Colorado office, service of process, which service may be made by mailing a copy of any summons or other legal process to Borrower in care of such agent. Borrower agrees that

Borrower shall maintain a duly appointed agent in Colorado for service of summons and other legal process as long as Borrower remains obligated under this Credit Agreement and shall keep the Administrative Agent advised in writing of the identity and location of such agent. The receipt by such agent and/or by Borrower of such summons or other legal process in any such litigation shall be deemed personal service and acceptance by Borrower for all purposes of such litigation.
     15.3 Jury Waiver. IT IS MUTUALLY AGREED BY AND AMONG THE ADMINISTRATIVE AGENT, THE LETTER OF CREDIT BANK, EACH LENDER AND BORROWER THAT THEY EACH IRREVOCABLY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS CREDIT AGREEMENT, THE OTHER LOAN DOCUMENTS OR ANY INSTRUMENTS OR DOCUMENTS DELIVERED THEREUNDER.
     15.4 Notices. All notices, requests and demands required or permitted under the terms of this Credit Agreement or any other Loan Document shall be in writing and (a) shall be addressed as set forth below or at such other address as either party shall designate in writing, (b) shall be effective (i) when received, if sent by facsimile, email transmission, hand delivery or overnight courier; or (ii) three Banking Days after the date when sent by registered or certified mail, postage prepaid.
     (a) Borrower:
National Cooperative Refinery Association
2000 Main Street
McPherson, Kansas 67460
Attention: Kent Stos
Phone: (620) 241-9221
Fax: (620) 241-9130
Email: kstos@ncra.coop
     (b) Administrative Agent:
CoBank, ACB
5500 South Quebec Street
Greenwood Village, Colorado 80111
Attention: Syndications
Phone: (303) 740-6504
Fax: (303) 740-1021
Email: Agencybank@cobank.com
     (c) Lenders:
See Schedule 1 hereto.
     15.5 Liability of Administrative Agent. The Administrative Agent shall not have any liabilities or responsibilities to Borrower or any Subsidiary on account of the failure of the Letter of Credit Bank or any Lender to perform its obligations hereunder or to the Letter of Credit Bank or any Lender on account of the failure of Borrower or any Subsidiary to perform their respective obligations hereunder or under any other Loan Document.
     15.6 Successors and Assigns. This Credit Agreement shall be binding upon and inure to the benefit of Borrower, the Administrative Agent, the Letter of Credit Bank and the Lenders, and their respective successors and assigns, except that Borrower may not assign or transfer its rights or obligations hereunder without the prior written consent of all of the Lenders.
     15.7 Severability. The invalidity or unenforceability of any provision of this Credit Agreement or the other Loan Documents shall not affect the remaining portions of such documents or instruments; in case of such invalidity or unenforceability, such documents or instruments shall be construed as if such invalid or unenforceable provisions had not been included therein.
     15.8 Entire Agreement. This Credit Agreement, together with the other Loan Documents, comprise the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to such subject matter, superseding all prior oral or written understandings. If any provision of a Loan Document is inconsistent with or conflicts with a comparable or similar provision appearing in this Credit Agreement, the comparable or similar provision in this Credit Agreement shall govern.
     15.9 Applicable Law. The Loan Documents shall be governed by, and construed in accordance with, the laws of the State of Colorado (other than its conflicts of laws rules), except to the extent the law of any other jurisdiction applies to the extent expressly provided to the contrary in any Loan Document.
     15.10 Captions. The captions or headings in this Credit Agreement and any table of contents hereof are for convenience only and in no way define, limit or describe the scope or intent of any provision of this Credit Agreement.
     15.11 Amendments. This Credit Agreement may not be modified or amended unless such modification or amendment is in writing and is signed by Borrower and the Administrative Agent (with the written concurrence of the applicable Lenders pursuant to Section 14.8 hereof).
     15.12 Replacement Notes. Upon receipt by Borrower of evidence satisfactory to it of: (a) the loss, theft, destruction or mutilation of any Note, and (in case of loss, theft or destruction) of the agreement of the Lender to which the Note was payable to indemnify Borrower, and upon surrender and cancellation of such Note, if mutilated; or (b) the assignment by any Lender of its interest hereunder and the Notes relating thereto, or any portion thereof, pursuant to this Credit Agreement, then Borrower will pay any unpaid principal and interest (and Funding Losses, if applicable) then or previously due and payable on such Notes and will (upon delivery of such Notes for cancellation, unless covered by subparagraph (a) of this Section) deliver in lieu of each such Note a new Note or, in the case of an assignment of a portion of any such Lender’s Interest, new Notes, for any remaining balance. The Lenders shall, as soon as practical after receipt of such new executed Notes, return to Borrower the Note, if any, which has been replaced by such new Note or Notes.

     15.13 Liberal Construction. This Credit Agreement constitutes a fully negotiated agreement between commercially sophisticated parties, each assisted by legal counsel, and shall not be construed and interpreted for or against any party hereto.
     15.14 Counterparts. This Credit Agreement may be executed by the parties hereto in separate counterparts, each of which, when so executed and delivered, shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all of the parties hereto.
     15.15 Confidentiality. Each Lender shall maintain the confidential nature of, and shall not use or disclose, any of Borrower’s financial information, confidential information or trade secrets without first obtaining Borrower’s written consent. Nothing in this Section shall require any Lender to obtain such consent after there is an Event of Default. The obligations of the Lenders shall in no event apply to: (a) providing information about Borrower to any financial institution contemplated in Sections 14.6, 14.14, and 14.19 hereof, or to such Lender’s parent holding company or any of such Lender’s Affiliates; (b) any situation in which any Lender is required by Law or required by any Governmental Authority to disclose information; (c) providing information to counsel to any Lender in connection with the transactions contemplated by the Loan Documents; (d) providing information to independent auditors retained by the such Lender; (e) any information that is in or becomes part of the public domain otherwise than through a wrongful act of such Lender or any of its employees or agents thereof; (f) any information that is in the possession of any Lender prior to receipt thereof from Borrower or any other Person known to such Lender to be acting on behalf of Borrower; (g) any information that is independently developed by any Lender; and (h) any information that is disclosed to any Lender by a third party that has no obligation of confidentiality with respect to the information disclosed. A Lender’s confidentiality requirements continue after it is no longer a Lender under this Credit Agreement.
     15.16 Prior Credit Agreement. Upon satisfaction of the conditions precedent set forth in Article 9 hereof, the Prior Credit Agreement shall be and hereby is amended, superseded and restated in its entirety by the terms and provisions of this Agreement. This Agreement shall not constitute a novation of the Prior Credit Agreement or the indebtedness created thereunder. Borrower shall have the obligation to pay any fees and interest under the Prior Credit Agreement accruing through the Closing Date of this Credit Agreement.
     15.17 Release. BORROWER HEREBY RELEASES, WAIVES AND FOREVER DISCHARGES THE ADMINISTRATIVE AGENT, THE LETTER OF CREDIT BANK AND EACH LENDER AND EACH OF THEIR RESPECTIVE SHAREHOLDERS, DIRECTORS, OFFICERS, EMPLOYEES, AND AGENTS FROM ALL KNOWN AND UNKNOWN, ABSOLUTE AND CONTINGENT, CLAIMS, DEFENSES, SETOFFS, COUNTERCLAIMS, CAUSES OF ACTION, ACTIONS, SUITS OR OTHER LEGAL PROCEEDINGS OF ANY KIND EXISTING OR ACCRUED AS OF THE DATE OF THIS CREDIT AGREEMENT IN FAVOR OF BORROWER
Signature Pages Follow

     IN WITNESS WHEREOF, the parties have executed this Credit Agreement as of the date first above written.

NATIONAL COOPERATIVE REFINERY ASSOCIATION
By:	/s/ Kent S. Stos
	Name:	Kent Stos
	Title:	Vice President Finance
Signature Page to Amended and Restated Credit Agreement

COBANK, ACB, as Administrative Agent, Letter of Credit Bank and a Lender
By:	/s/ Michael Tousignant
	Name:	Michael Tousignant
	Title:	Vice President
Signature Page to Amended and Restated Credit Agreement

U.S. AGBANK, FCB, as a Lender
By:	/s/ Travis W. Ball
	Name:	Travis W. Ball
	Title:	Vice President
Signature Page to Amended and Restated Credit Agreement

Exhibit 1.21
COMPLIANCE CERTIFICATE
CoBank, ACB, as Administrative Agent
5500 South Quebec Street
Greenwood Village, Colorado 801 11
ATTN: Syndications
     As required by Section *[10.2(a)]* / *[10.2(b)]* of that certain Amended and Restated Credit Agreement dated as of January 31, 2011 by and among National Cooperative Refinery Association (the “Company”), the Lenders (as defined therein), and CoBank, ACB, in its capacity as administrative agent for the Lenders (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), a review of the activities of the Company for the *[Fiscal Year]* / *[Fiscal Quarter]* ending *[______________, 20__]* (the “Fiscal Period”) has been made under my supervision with a view to determine whether the Company has kept, observed, performed and fulfilled all of its obligations under the Credit Agreement, the other Loan Documents and all other agreements and undertakings contemplated thereby. To the best of my knowledge, and based upon such review, I certify, in my capacity as *[Vice President of Finance]* / *[corporate treasurer]* of the Company, that no event has occurred which constitutes a Default or an Event of Default, each as defined in the Credit Agreement.
     I further certify that attached are the required financial statements as of and for the Fiscal Period. Such financial statements have been prepared in accordance with GAAP, fairly present the financial condition of the Company as of such date and the results of the Company’s operations for the period then ended, prepared on a consolidated and consolidating basis, and conform to the applicable requirements of Section *[10.2(a)]* / *[10.2(b)]* of the Credit Agreement.
     I further certify that (a) to the best of my knowledge the amounts set forth on the attachment accurately present amounts required to be calculated in accordance with the financial covenants contained in the Credit Agreement as of the last day of the Fiscal Period (unless expressly specified herein); and (b) also attached as Schedule A are detailed calculations showing how such amounts were determined. All capitalized terms used but not defined herein have the meanings given in the Credit Agreement.

Very truly yours, National Cooperative Refinery Association
By:
Name:
	Title:	Vice President of Finance/Treasurer

Ex. 1.21 - 1

Capitalized terms used herein shall have the definitions set forth in the Credit Agreement.
SUBSECTION 10.16(a): FUNDED DEBT TO EBITDA RATIO
Test:	Measured as of each Covenant Compliance Date for the Covenant Computation Period ending on such date: (a) Funded Debt divided by (b) EBITDA.

Target:	Not in excess of 3.00 to 1.00.

Funded Debt to EBITDA Ratio (Actual) As of Fiscal Quarter ended _________: _________________
SUBSECTION 10.16(b): MINIMUM NET WORTH
Test:	Measured as of each Covenant Compliance Date: Net Worth.

Target:	Not less than $600,000,000.

Net Worth As of Fiscal Quarter ended __________: $__________________
SUBSECTION 10.16(c): INTEREST COVERAGE RATIO
Test:	Measured as of each Covenant Compliance Date for the Covenant Computation Period ending on such date: (a) EBIT divided by (b) Interest Expense.

Target:	Not less than 4.00 to 1.00.

Interest Coverage Ratio (actual) As of Fiscal Quarter ended ____________: _____________________
SUBSECTION 10.16(d): MINIMUM WORKING CAPITAL
Test:	Current assets minus current liabilities.

Target:	Not less than $75,000,000

Current assets minus current liabilities (Actual) As of Fiscal Quarter ended _____________: $_________________

Ex. 1.21 - 2

SCHEDULE A
DETAILED CALCULATIONS
FUNDED DEBT TO EBITDA (000’s)
Funded Debt (current measurement period)
Current Portion Long Term Debt
Capital Leases
Facility
Other
          Total Funded Debt
EBITDA (rolling 4 quarters)
Net Income
Interest Expense
Federal and State Income Taxes
Extraordinary Losses
Depreciation
Amortization
Less:
Extraordinary Gains
Non-cash Patronage Income
          Total EBITDA
                    Funded Debt to EBITDA Ratio
                    Maximum Ratio Permitted 3.00 to 1.00
MINIMUM NET WORTH (000’s)
Total Assets
Less Total Liabilities
          Net Worth
INTEREST COVERAGE RATIO (000’s)
EBIT (rolling 4 quarters)
Net Income
Interest Expense
Federal and State Income Taxes
Extraordinary Losses
Less:
Extraordinary Gains
Non-cash Patronage Income
          Total EBIT
Interest Expense (rolling 4 quarters)
                    EBIT to Interest
                    Minimum Ratio Permitted 4.00 to 1.00
WORKING CAPITAL
Current Assets
Less Current Liabilities
          Working Capital

Sch. 1.21 - 3

EXHIBIT 1.76
SUBSIDIARIES

Kaw Pipe Line Company	66.667%
Osage Pipeline Company, LLC	50.00%
Jayhawk Pipeline, L.L.C.	100%
McPherson Agricultural Products, LLC	100%

Ex. 1.76 - 1

EXHIBIT 2.3
BORROWING NOTICE
                                        , 20__

To:	The Administrative Agent

From:	National Cooperative Refinery Association (“Borrower”)

Re:	Amended and Restated Credit Agreement dated as of January 31, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Borrower, the Lenders (as defined therein), and CoBank, ACB, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”)
           Pursuant to Section 2.3 of the Credit Agreement, Borrower hereby gives notice of its desire to receive an Advance in accordance with the terms set forth below (all capitalized terms used herein and not defined herein shall have the meaning given them in the Credit Agreement):
(a)	The Advance requested pursuant to this Borrowing Notice shall be made on , 20_ [the date inserted must be a Banking Day and [the same Banking Day as][1] [not less than three (3) Banking Days from][2] the date hereof].

(b)	The aggregate principal amount of the Advance requested hereunder shall be Dollars ($ ).

(c)	The Advance requested hereunder shall initially bear interest at the [select one]:

[ ] Base Rate and be treated as a Base Rate Loan;

[ ] LIBO Rate and be treated as a LIBO Rate Loan.

(d)	If the LIBO Rate is selected, the initial LIBO Rate Period shall be a ________________ month period [select one, two, three, or six month period].

(e)	No Default or Event of Default exists, or will result from the making of the Advance.

(f)	The conditions precedent set forth in Section 9.2 of the Credit Agreement are fully satisfied as of the date of the Advance.

NATIONAL COOPERATIVE REFINERY ASSOCIATION
By:
Name:
Title:

[1]	Applicable only to Base Rate Loans

[2]	Applicable only to LIBOR Loans
Ex. 2.3 - 1

EXHIBIT 2.4
NOTE

$	Date: ____________
     FOR VALUE RECEIVED, NATIONAL COOPERATIVE REFINERY ASSOCIATION, a Kansas cooperative marketing association (“Borrower”), promises to pay to the order of                                         (“Lender”) at the office of the Administrative Agent (as defined in the Credit Agreement), at 5500 South Quebec Street, Greenwood Village, Colorado 80111, or such other place as the Administrative Agent may direct in writing, in lawful money of the United States of America and in immediately available funds, the principal sum of                                          Dollars ( $                      ) or, if less, the aggregate unpaid principal amount of all Advances (including Overnight Advances if Lender is the Overnight Lender) made by Lender to Borrower under the Amended and Restated Credit Agreement dated as of January 31, 2011, by and among Borrower, the Lender, the other lenders from time to time party thereto, and CoBank, ACB, as Administrative Agent (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), together with interest on the unpaid principal balance hereof at such interest rates and payable at such times as are specified in the Credit Agreement
     This Note is a Note as defined in the Credit Agreement, and is issued subject, and pursuant, to the Credit Agreement, which among other things, provides for the amount and date of payments of principal and interest required hereunder, acceleration of the maturity hereof upon the occurrence of an Event of Default (as defined in the Credit Agreement), and prepayment hereof upon the occurrence of certain events.
     Borrower shall pay all costs of collection, including reasonable attorneys’ fees and legal expenses, if this Note is not paid when due, whether or not legal proceedings are commenced.
     Presentment or other demand for payment, notice of dishonor and protest are expressly waived.

NATIONAL COOPERATIVE REFINERY ASSOCIATION
By:
Name:
Title:

Ex. 2.4 - 1

EXHIBIT 8.3
LITIGATION
Rosie Mae Solze Rankin, et al. v. NCRA et al.:
This is a wrongful death suit filed by Rosie Mae Solze Rankin, the surviving spouse of Jack Rankin, deceased. It is alleged that, during his working career, Mr. Rankin was exposed to asbestos and asbestos fibers at various locations in Kansas, Illinois, Nebraska, Missouri, Iowa, California, Tennessee, West Virginia, New York, Ohio and Oklahoma. It is further alleged that, as a result of his exposure, Mr. Rankin developed mesothelioma and died of that form of cancer. Mrs. Rankin originally brought suit against 192 defendants. The plaintiff seeks unspecified actual damages in an amount in excess of $50,000.00 and unspecified punitive damages.
NCRA was served with summons and a copy of the petition filed in this case on February 9, 2009. NCRA responded to the petition by moving to dismiss. NCRA has likewise responded to the Third Amended Complaint by filing a motion to dismiss. NCRA’s answer is not due until twenty days after the court rules on the most recent motion to dismiss. No hearing on the motion to dismiss has been set. According to NCRA’s local counsel, cases of this nature are usually dismissed pursuant to stipulation if there is no testimony indicating exposure at NCRA’s premises.
SemCrude, L.P., et al., Bankruptcy Court for the District of Delaware:
On July 22, 2008, SemCrude, L.P. and various affiliates, including SemGroup, L.P. (collectively, “SemCrude”), as debtors-in-possession, each filed a voluntary petition for relief under Chapter 11 of the United States Code, 11 U.S.C. §§ 101-1532 (the “Bankruptcy Code”). NCRA and its affiliates, Jayhawk Pipeline, L.L.C. and Kaw Pipe Line Company, had in place various arrangements with SemCrude relating to the purchase, sale, exchange and transportation of crude oil and condensate, including, without limitation, a Net-Out Agreement that provided for amounts due and owing to and from SemCrude and NCRA to be “netted-out” on a monthly basis. Since that time, NCRA and SemCrude have cooperated in reconciling all amounts due under the Net-Out Agreement. After effecting the setoff as contemplated by the Net-Out Agreement, NCRA paid the incremental difference owed to SemCrude for both pre-petition and post-petition amounts. While there remains a possibility that either SemCrude or third parties could claim that additional amounts are due and owing by NCRA (See, Samson and Arrow cases below), it is NCRA’s position that the offset procedure is in compliance with the provisions of the Bankruptcy Code such that no additional amounts should be due to SemCrude, other than as incurred in the ordinary course of business pursuant to post-petition agreements.
Ex. 8.3 - 1

Samson Resources Company, et al. v. NCRA, et al.:
On July 13, 2009 and July 21, 2009, Samson Resources Company and various affiliates (collectively, “Samson”) filed petitions in thirteen (13) different district courts in the State of Oklahoma naming NCRA and seventeen (17) other defendants. All of these actions are ancillary to the SemCrude bankruptcy matter described above. Samson alleges that it had a perfected purchase money security interest in the proceeds of crude oil that was sold to SemCrude and then to NCRA and the other defendants. Samson apparently filed these actions after it was unsuccessful in obtaining the desired relief in the SemCrude bankruptcy case. On July 31, 2009, NCRA and the other defendants joined in removing each of these cases to the United States District Court for the Western District of Oklahoma. These cases were then transferred to the United States Bankruptcy Court for the District of Delaware. The plaintiffs filed motions requesting the Bankruptcy Court to retransfer the cases back to the Western District of Oklahoma for remand back to the original state courts in which they were filed. On December 13, 2010, the Bankruptcy Court issued its Opinion denying the motions, and ruling that the action should remain in the Delaware Bankruptcy Court. On December 27, 2010, Samson filed a motion requesting that the Bankruptcy Court reconsider and reverse its decision, or in the alternative, certify the Opinion for immediate appeal to the United States Third Circuit Court of Appeals. The parties are still in the process of briefing this motion.
Samson also filed two actions in New Mexico in State District Courts, and NCRA was served effective August 26, 2009. These actions involve essentially the same defendants and the same causes of action, except that the crude oil at issue was produced from New Mexico leases. The actions were removed to the United States District Court for the District of New Mexico on September 9, 2009. On September 15, 2009, the defendants filed motions to transfer these cases to the United States Bankruptcy Court in Delaware. On September 25, 2009, NCRA filed separate motions to dismiss alleging that the New Mexico Courts lack personal jurisdiction over NCRA. On September 25, 2009, Samson filed motions requesting that the action be remanded back to the New Mexico State District Courts in which they were originally filed. All of the motions are presently pending and awaiting rulings by the United States District Court.
Arrow Oil & Gas, Inc. v. NCRA, et al. / Anistine & Musgrove, Inc. v. NCRA, et al.:
On May 3, 2010, (i) fifty-four (54) oil producers joined together to file an action against NCRA and sixteen (16) other purchasers in Pratt County, Kansas, and (ii) thirty-three (33) oil producers joined together to file an action against NCRA and eighteen (18) other producers in Pottawotomie County, Oklahoma, all asserting the same type of claims as in the Samson matter described above, and alleging the same theories. NCRA and the other producers removed the cases to the United States District Courts for the States of Kansas and Oklahoma, respectively, and also filed motions to transfer the cases to the United States Bankruptcy Court in Delaware. The plaintiffs filed motions to remand the cases back to the original state courts in which they were filed. The motions to remand were
Ex. 8.3 - 2

denied and the cases have been transferred to the United States Bankruptcy Court in Delaware.
The plaintiffs filed a motion requesting the Bankruptcy Court to retransfer the Oklahoma action back to the District Court of Oklahoma for remand back to the Oklahoma state court in which it was filed. On December 13, 2010, the Bankruptcy Court issued its Opinion denying the plaintiffs’ motion, and ruling that the action should remain in the Delaware Bankruptcy Court. On December 27, 2010, the plaintiffs filed a “Motion in Aid of December 13, 2010 Order,” that requests the Bankruptcy Court to reconsider and reverse its Opinion. The parties are still in the process of briefing this motion.
For some unknown reason, although the Kansas District Court directed the Kansas action to be transferred to the United States Bankruptcy Court for the District of Delaware, the case went to the United States District Court for the District of Delaware. Typically, the District Court would automatically refer the action to the Delaware Bankruptcy Court. The plaintiffs and the defendants have filed a stipulation to have the action referred on to the Delaware Bankruptcy Court, but the District Court has not yet acted on the stipulation.
NCRA v. TransCanada Keystone Pipeline, et al.:
On October 9, 2009, NCRA filed a Statement of Claim in the Court of Queen’s Bench, Judicial District of Calgary, naming TransCanada Keystone Pipeline GP Ltd., TransCanada Keystone Pipeline Limited Partnership (collectively, “Keystone”) and certain unknown engineers and engineering firms as defendants. NCRA’s Statement of Claim alleges that Keystone made various misrepresentations to NCRA prior to NCRA entering into Transportation Service Agreements to ship oil on the Keystone pipeline. NCRA’s Statement of Claim alleges that the unknown engineers were negligent and/or made negligent misrepresentations in preparing the cost estimates relative to the project costs and/or pipeline tolls. As of September 23, 2010, NCRA’s local counsel in Calgary made arrangements with counsel for Keystone to accept service of process, with the understanding that NCRA will not require Keystone to file responsive pleadings while the parties endeavor to settle their differences. The parties have since reached an agreement in principle to dismiss the litigation, and counsel for NCRA and Keystone are negotiating the settlement documentation.
Ex. 8.3 - 3

EXHIBIT 8.9
REQUIRED LICENSES
1. Honeywell — OS Systems/Hardware License
2. Control Systems International (Scada) License
3. Allegro Development License
4. Oracle License
8. General Electric License
Ex. 8.9 - 1

EXHIBIT 8.10
EMPLOYEE BENEFIT PLANS
Employee Retirement Plan
Savings & Retirement Plan
Supplemental Retirement Plan
Thrift Plan (Non-Union)
Union Savings Plan
Union & Non-Union Medical & Dental Plans
Union & Non-Union Long Term Disability
Union & Non-Union Life Insurance
Cafeteria Plan (Union & Non-Union)
Postretirement Medical & Dental Plan for Bargained Employees
Postretirement Medical & Dental Plan for Non-Bargained Employees
Postretirement Split-Dollar Life Insurance
Ex. 8.10 - 1

EXHIBIT 8.11
EQUITY INVESTMENTS

Subsidiary	Investment
1. Jayhawk Pipeline, L.L.C.	$36,723,222
2. Kaw Pipe Line Company	$1,913,176
3. Osage Pipeline Company, LLC	$5,263,486
4. McPherson Agricultural Products, LLC	($6,769,151)
Ex. 8.11 - 1

EXHIBIT 8.18
INTELLECTUAL PROPERTY
TRADEMARKS AND TRADEMARK APPLICATIONS
United States — Federal

	Trademark
Trademark Serial	Registration
Number	Number	Date of Filing	Date of Registration
73594230	1435883	4/18/86	4/7/87
     Trademark for NCRA logo.
Ex. 8.18 - 1

EXHIBIT 11.1
EXISTING INDEBTEDNESS

Bonds	$1,000,000

CHS Private Placement	$56,250,000
5.25% 10-year unsecured term loan payable in equal semi-annual installments through 2015
Ex. 11.1 - 1

EXHIBIT 11.3
EXISTING LIENS

			Filing
Jurisdiction	Secured Party	Filing No.	Date
Kansas Secretary of State	Security Bank of Kansas City and City of McPherson, Kansas	95031000	12/27/06
Kansas Secretary of State	Deere Credit, Inc.	96367826	06/10/08
Kansas Secretary of State	Deere Credit, Inc.	96367834	06/10/08
Kansas Secretary of State	Deere Credit, Inc.	96367842	06/10/08
Kansas Secretary of State	Textron Financial Corporation	70614271	11/26/08
Kansas Secretary of State	Natural Gas Exchange Inc.	6606677	06/18/09
Ex. 11.3 - 1

EXHIBIT 11.8
EXISTING INVESTMENTS
None.
Ex. 11.8 - 1

EXHIBIT 11.13(b)
FORM OF MEMBER LOAN DOCUMENTATION
CREDIT AGREEMENT
     THIS CREDIT AGREEMENT (the “Agreement”) is made and entered into as of this _____ day of ________, 20___,

BY AND BETWEEN	NATIONAL COOPERATIVE REFINERY ASSOCIATION,
a Kansas cooperative marketing association, hereinafter referred to as

“NCRA”

AND	_____________________,
a ____________________, hereinafter referred to as

“Borrower”
     WHEREAS, NCRA is willing to loan from time to time, on a short-term basis, an amount of money to NCRA’s owners based upon NCRA’s Excess Working Capital (hereinafter defined), if any; and
     WHEREAS, Borrower and NCRA’s other owners from time to time have needs for short-term borrowings and may wish to borrow a portion of any Excess Working Capital NCRA may have.
     NOW, THEREFORE, in consideration of the covenants contained herein, the parties agree as follows:
1.	Revolving Loan.
(a)	Credit Amount. NCRA agrees, on the terms and conditions of this Agreement, to make short-term loans from time to time to Borrower in principal amounts not to exceed the amount available based upon NCRA’s Excess Working Capital multiplied by Borrower’s Percentage (such principal amount being hereinafter referred to as the “Standard Credit Amount”). For purposes of this Agreement, the term “Excess Working Capital” shall mean such amount, if any, that NCRA’s current assets (excluding from current assets all loans made to Borrower pursuant to this Agreement and all similar loans made to other Members, as hereinafter defined), determined in accordance with generally accepted accounting principles (“GAAP”), minus current liabilities, determined in accordance with GAAP,
Ex. 11.13(b) - 1

exceeds Twenty Million Dollars ($20,000,000). For purposes of this Agreement, the term “Borrower’s Percentage” shall mean the percentage of Borrower’s business conducted with NCRA, as calculated for patronage, as of the end of the immediately preceding fiscal year, namely _________________ percent (____%).

In the event one (1) or more of the owners of NCRA, namely Borrower, ______________ and ________________ (collectively, the “Members”) do not fully participate in this short-term loan program by not borrowing from NCRA all of its or their Standard Credit Amount (such unborrowed amount shall hereinafter be referred to as the “Excess Credit Amount”), then Borrower shall have the right to borrow all or a portion of the Excess Credit Amount in addition to Borrower’s Standard Credit Amount, subject to the limitations set forth below. The amount of the available Excess Credit Amount which Borrower can additionally borrow shall equal (i) Borrower’s Percentage divided by the sum of the percentages of those Members desiring to borrow the available Excess Credit Amount (i.e., excluding the percentages of all Members who do not participate), multiplied by (ii) the Excess Credit Amount (such principal amount being hereinafter referred to as “Borrower’s Share of Excess Credit Amount”). In the event any Member desiring to borrow the Excess Credit Amount does not borrow its share of the Excess Credit Amount to which it is entitled hereunder, any such unborrowered Excess Credit Amount shall then be made available to the other Members desiring to borrow the unused Excess Credit Amount using the same procedure set forth above and subject to the other limitations set forth below. For purposes of this Agreement, the term “Maximum Credit Amount” shall mean collectively the Standard Credit Amount and Borrower’s Share of Excess Credit Amount, if any; provided, however, in no event shall the Maximum Credit Amount exceed the lesser of the following: (i) an amount in excess of two (2) times the Standard Credit Amount; and (ii) the value of the NCRA Class B common stock held by Borrower from time to time. Borrower shall at no time request an advance in an amount which would result in the outstanding balance exceeding the Maximum Credit Amount and Member shall promptly upon discovery advise NCRA of the fact and amount of any decrease in the amount of credit available to Borrower under the limitations and requirements set forth above.

At no time during the life of the loan(s) may the outstanding total aggregate amount of the loan(s) exceed the value of the NCRA Class B common stock held by Borrower. In the event any part of the NCRA Class B common stock held by Borrower is redeemed, retired, or in any way decreases in value to an amount that is less than the total aggregate amount of the outstanding loan(s), Borrower must immediately repay all or part of the loan(s) that exceed the value of the NCRA Class B common stock held by Borrower.

Each loan requested by Borrower under this Agreement shall be an amount of not less than Ten Thousand Dollars ($10,000) and each loan amount shall be a multiple of Ten Thousand Dollars ($10,000). Determination of the daily amount available for loaning based upon NCRA’s Excess Working Capital shall be determined solely by NCRA. Upon determination of the daily amount available
Ex. 11.13(b) - 2

for loaning by NCRA, Borrower may borrow (subject to the Ten Thousand Dollar ($10,000) loan multiple) up to the Maximum Credit Amount less the principal balance of any other outstanding loans pursuant to this Agreement.
(b)	Term of Loan. NCRA shall have the right to limit the term of any specific loan. Subject to NCRA limiting the term for any specific loan, the maximum term of any loan shall be thirty-one (31) days. Borrower shall have the right for any loan to select the term thereof not in excess of thirty-one (31) days or such shorter term as NCRA shall have designated. In each case where Borrower elects to borrow all or part of its available Excess Credit Amount, the loans relative to the Standard Credit Amount and the related Excess Credit Amount shall be coterminous.
     2. Notes. The loan(s) made pursuant to this Agreement shall be evidenced by a note of the Borrower payable to NCRA in substantially the form of Exhibit A attached hereto.
     3. Notice and Method of Borrowing. NCRA shall provide each business day to Borrower the Maximum Credit Amount available to Borrower (the “Daily Notice”) except during the times when Borrower has outstanding loans totaling the Maximum Credit Amount. Whenever Borrower desires to obtain a loan hereunder, Borrower shall notify NCRA (which notice shall be irrevocable) by e-mail (addressed to kstos@ncra.coop and jvoth@ncra.coop or to such other e-mail addresses as NCRA shall designate from time to time) or by telefax received by NCRA no later than 10:00 a.m. (local time in McPherson, Kansas) on the same day of the Daily Notice, specifying (a) the amount of such borrowing and (b) the term of the loan. Upon receipt of such notices from Borrower and the other Members of NCRA, NCRA shall provide to Borrower notice of any Excess Credit Amount which Borrower has the right to borrow, and Borrower shall notify NCRA (which notice shall be irrevocable) by e-mail or telefax received by NCRA no later than 11:30 a.m. (local time in McPherson, Kansas) that same day, specifying the amount of the Excess Credit Amount which Borrower desires to borrow, it being understood that the term of the loan shall be for the same term as the loan relating to the Standard Credit Amount. NCRA shall then, not later than 2:59 p.m. (local time in McPherson, Kansas), initiate the wire transfer of the principal of the loan to an account designated in writing by Borrower. Prior to the first loan to Borrower hereunder, Borrower shall certify to NCRA the officer or officers of Borrower who are authorized to consummate transactions under this Agreement, and NCRA may conclusively rely on such certification until it shall receive notice in writing to the contrary.
4.	Interest Rates and Payment Dates.
(a)	Each loan shall bear interest at a rate equal to the greater of (i) the then applicable Federal short-term rate (semi-annual compounding) as determined under Section 7872(d) of the Internal Revenue Code of 1986, as amended, and (ii) the short- term investment rate then available to NCRA.

(b)	Principal and interest on each loan shall be paid in full by Borrower on the due date of the loan. Borrower shall, no later than 11:59 a.m. (local time in McPherson, Kansas) on the due date of the loan, wire transfer all principal and
Ex. 11.13(b) - 3

accrued interest due on the loan to such account of NCRA as shall be designated in writing by NCRA.

(c)	Upon the occurrence of an event of default, the unpaid balance of all amounts owing hereunder, whether for principal, interest, or otherwise, shall bear interest from the date of such event of default at a per annum rate equal to the Adjustable Short-Term Note Rate of the CoBank, ACB plus five (5) percentage points.

(d)	If any payment required to be made hereunder becomes due and payable on a day other than a business day, the due date thereof shall be extended to the next succeeding business day and additional interest thereon shall be payable.
     5. Term and Termination. The loan program hereunder shall be available from the date hereof until the earliest of (a) the occurrence of a default on the part of Borrower or (b) one (1) business day prior to nine (9) months from the date of this Agreement (i.e. October 3, 2008).
     6. Events of Defaults. Any one or more of the following events shall constitute a default under this Agreement:
(a)	Borrower shall default in the payment, when due, of any principal of or interest on the loan or any other sum payable by Borrower under this Agreement; or

(b)	Borrower fails or neglects to perform, keep or observe any term, provision, condition, covenant, or agreement contained in this Agreement.
     7. Rights and Powers. If a default on the part of Borrower under this Agreement shall have occurred and shall not have been cured or waived by NCRA within five (5) days from the date of default, NCRA shall have all of the rights and powers set forth in this Agreement, and may, in its sole discretion, without notice of election and without demand, do any one or more of the following, all of which are hereby authorized by Borrower:
(a)	Declare all obligations evidenced by this Agreement to be immediately due and payable;

(b)	Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or any other agreement between Borrower and NCRA; and

(c)	Terminate this Agreement as to any future liability or obligation of NCRA, but without affecting the obligations owing by Borrower to NCRA.
     8. Waivers. No delay on the part of NCRA in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of NCRA of any right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise or the exercise of any other right, power or privilege hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which NCRA may otherwise have at law or in equity.
Ex. 11.13(b) - 4

     9. Notices. Unless otherwise provided in this Agreement, all notices or demands by any party to this Agreement shall be in writing and sent by telefax or by certified United States mail, return receipt requested, postage pre-paid, and properly addressed, and shall be effective upon receipt by the party to which notice is given. For purposes of this Agreement, the addresses of the parties hereto for purposes of notification shall be as follows:

To Borrower:	________________________
________________________
________________________
Attn: __________________________

To NCRA:	National Cooperative Refinery Association
2000 South Main Street
McPherson, Kansas 67460
Attn: John G. Buehrle
     10. Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Kansas.
[Signatures follow on next page]
Ex. 11.13(b) - 5

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first hereinabove written.

NATIONAL COOPERATIVE REFINERY ASSOCIATION
By
Name:
Title:

“NCRA”
_________________________

By
Name:
Title:

“Borrower”
Ex. 11.13(b) - 6

EXHIBIT A
REVOLVING LOAN NOTE

Lender:	National Cooperative Refinery Association
Borrower:	______________________	Date: ______ __, 20___
     FOR VALUE RECEIVED, Borrower hereby promises to pay to the order of Lender the total aggregate principal sum of all monetary obligations of Borrower to Lender remaining unpaid arising out of that certain Credit Agreement by and between Borrower and Lender and dated as of the ____ day of _______, 20___ (the “Agreement”), together with interest on the unpaid principal balance hereof from time to time outstanding from the date hereof until maturity at the times and rates set forth in the Agreement.
     The amounts and dates of all loans and the amounts and dates of all payments thereon shall be endorsed by Lender on the reverse hereof or on a grid in the form of the Schedule of Advances and Payments attached hereto, which is a part of this Note. Any failure by Lender to endorse the reverse hereof on such grid shall not negate the obligation of Borrower to repay amounts due and owing hereunder. The principal amount of this Note outstanding from time to time is the principal amount of all such loans made to Borrower by Lender less the amount of all principal payments made thereon. In the event the outstanding total aggregate amount of the loans exceed the value of the NCRA Class B common stock held by Borrower from time to time, Borrower promises to immediately repay all or part of the loans that exceed the value of the NCRA Class B common stock held by Borrower.
     No liability shall arise against any holder or holders hereof from any act, or the omission of any act, pertaining to the collection of, or failure to collect, any collateral which the holder or holders hereof may hold to secure this obligation.
     The maker, endorsers, and guarantors of this Note hereby waive demand for payment, notice of presentment, protest, notice of protest, and notice of dishonor.
     This Note is subject to such other rights as are provided in Lender’s Bylaws, as amended.
     This Note is referred to in, and governed by, the Agreement, and all of the conditions, terms, provisions, representations, and agreements contained in the Agreement (including, without limitation, the provisions for acceleration of the maturity hereof upon the happening of certain stated events) are hereby incorporated herein and made a part hereof.

By
Name:
Title

“Borrower”
Ex. 11.13(b) - 7

SCHEDULE OF ADVANCES AND PAYMENTS
This Note evidences advances made pursuant to the within described Credit Agreement, in the amounts and on the dates and subject to repayment of principal and interest all as set forth below:

Date of Issue	Amount of Loan	Maturity Date	Amount of Principal Paid or Prepaid	Amount of Interest Paid	Unpaid Principal Balance	Notation Made By
Ex. 11.13(b) - 8

EXHIBIT 14.25
ASSIGNMENT AND ASSUMPTION
          This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
          For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:	______________________

[1]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[2]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[3]	Select as appropriate.

[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

Ex. 14.25 - 1

____________________

2.	Assignee[s]:	____________________

____________________

3.	Borrower:	National Cooperative Refinery Association

4.	Administrative Agent:	CoBank, ACB, as the administrative agent under the Credit Agreement

5.	Credit Agreement:	Amended and Restated Credit Agreement dated as of January 31, 2011 among National Cooperative Refinery Association, the Lenders parties thereto, and CoBank, ACB, as Administrative Agent

6.	Assigned Interest[s]:

Assignor[s][5]	Assignee[s][6]	Aggregate Amount of Individual Commitment/ Loans for all Lenders[7]	Amount of Individual Commitment/ Loans Assigned[8]	CUSIP Number
		$	$
		$	$
		$	$

[7.	Trade Date:	______________][8]

[5]	List each Assignor, as appropriate.

[6]	List each Assignee, as appropriate.

[7]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[8]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Ex. 14.25 - 2

          Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
          The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S][9] [NAME OF ASSIGNOR]
By:
Title:

[NAME OF ASSIGNOR]
By:
Title:

ASSIGNEE[S][10] [NAME OF ASSIGNEE]
By:
Title:

[NAME OF ASSIGNEE]
By:
Title:

[9]	Add additional signature blocks as needed.

[10]	Add additional signature blocks as needed.

Ex. 14.25 - 3

[Consented to and]11 Accepted:
[NAME OF ADMINISTRATIVE AGENT], as
Administrative Agent

By
Title:

[Consented to:]12
[NAME OF RELEVANT PARTY]

By
Title:

[11]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

[12]	To be added only if the consent of Borrower and/or other parties (e.g. Letter of Credit Bank) is required by the terms of the Credit Agreement.

Ex. 14.25 - 4

ANNEX 1
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
          1. Representations and Warranties.
          1.1 Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
          1.2. Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under the Credit Agreement (subject to such consents, if any, as may be required under Section 14.25 of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to the Credit Agreement, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

Ex. 14.25 - 5

          2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.
          3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of Colorado.

Ex. 14.25 - 6

EXHIBIT 14.27
WIRE TRANSFER INSTRUCTIONS
When funds are to be wired to CoBank, including in its role as the Administrative Agent, by any Lender or by Borrower, the following wiring information must be used:

To:	CoBank, ACB
Greenwood Village, CO
ABA Routing No.: 307088754
Account No./ Account Name:
When funds are to be wired to U.S. AgBank, FCB, the following wiring information must be used:

On File with Administrative Agent.

Ex. 14.27 - 1

SCHEDULE 1
LENDERS AND INDIVIDUAL COMMITMENTS

Lender	Individual
Name/Address	Commitment
CoBank, ACB	$7,500,000
5500 So. Quebec Avenue
Greenwood Village, Co 80111

Attention: Syndications
Phone: (303) 740-6504
Fax: (303) 740-1021
Email: Agencybank@cobank.com

U.S. AgBank, FCB	$7,500,000
245 N. Waco Street
Wichita, KS 67201-2940

Attention: Travis Ball
Phone: (316) 266-5448
Email: Travis.Ball@USAgBank.com

Sch. 1 - 1